UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Tribune Media Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LETTER TO TRIBUNE SHAREHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Tribune Shareholder:

We cordially invite you to attend a special meeting of shareholders of Tribune Media Company, a Delaware corporation, which we refer to as “Tribune,” to be held on March 12, 2019, at 8:30 a.m., local time, at The Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017, which we refer to as the “special meeting.” As previously announced, on November 30, 2018, Tribune entered into a merger agreement (as it may be amended, the “merger agreement”) with Nexstar Media Group, Inc., a Delaware corporation (which we refer to as “Nexstar”), and Titan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Nexstar (which we refer to as “Merger Sub”), providing for the acquisition of Tribune by Nexstar. At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Tribune (which we refer to as the “merger”), with Tribune surviving the merger as a wholly-owned subsidiary of Nexstar.

If the merger is consummated, you will be entitled to receive, for each share of Tribune Class A common stock and Tribune Class B common stock you own immediately prior to the effective time of the merger, which we refer to as the “effective time,” other than as provided below, a cash payment of $46.50, which we refer to as the “base merger consideration,” plus, if the merger closes after August 31, 2019, an additional amount in cash equal to (a) (i) $0.009863 multiplied by (ii) the number of calendar days elapsed after August 31, 2019 to and including the date on which the merger closes, which we refer to as the “closing date,” minus (b) the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the closing date (which we refer to as the “additional per share consideration”, and together with the base merger consideration, the “merger consideration”), in each case, without interest and less any required withholding taxes, other than excluded shares (as defined in the accompanying proxy statement). The additional per share consideration will not be less than zero.

Immediately following the consummation of the merger, Nexstar will own all of Tribune’s issued and outstanding capital stock. As a result, Tribune Class A common stock will no longer be listed on the New York Stock Exchange and Tribune will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to the Tribune Class A common stock. After the merger, you will no longer have an equity interest in Tribune and will not participate in any potential future earnings of Tribune.

Holders of Tribune Class A common stock will also be asked to consider and vote on (i) a non-binding, advisory proposal to approve the compensation that may become payable to Tribune’s named executive officers in connection with the consummation of the merger and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

The merger cannot be consummated unless holders of Tribune Class A common stock and Tribune Class B common stock, which we refer to as the “Tribune shareholders,” holding at least a majority of the shares of Tribune common stock outstanding as of the close of business on February 4, 2019, the record date for the special meeting, which we refer to as the “record date,” voting together as a single class, vote in favor of the adoption of the merger agreement at the special meeting.

Your vote is very important, regardless of the number of shares you own. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Even if you plan to attend the special meeting in person, Tribune requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Tribune common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. Please see page 27 of the accompanying proxy statement for detailed information about your voting options.

Your proxy is being solicited by the board of directors of Tribune, which we refer to as the “Tribune board.” After careful consideration, the Tribune board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Tribune and its shareholders and approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Tribune shareholders. The Tribune board unanimously recommends that you vote “for” the adoption of the merger agreement and, if you are a Tribune Class A common stock holder, “for” the other proposals described in the accompanying proxy statement.

In considering the recommendation of the Tribune board, you should be aware that directors and executive officers of Tribune have certain interests in the transaction that may be different from, or in addition to, the interests of Tribune shareholders generally. See the sections entitled “The Special Meeting” and “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger” of the accompanying proxy statement for a more detailed description of these interests.

If you have any questions regarding the accompanying proxy statement, you may contact Tribune’s proxy solicitor, Innisfree M&A Incorporated, which we refer to as “Innisfree,” at the telephone numbers or address below.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(888) 750-5834

Shareholders Call Toll Free: (888) 750-5834

Banks and Brokerage Firms Call: (212) 750-5833

We urge you to read carefully and in its entirety the accompanying proxy statement, including the Annexes and the documents incorporated by reference.

On behalf of the Tribune board, thank you for your consideration and continued support.

By Order of the Tribune Board of Directors,

Peter M. Kern

Director and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement the accompanying proxy statement from time to time by filing amendments or supplements as required.

This proxy statement is dated February 5, 2019, and is first being mailed to Tribune shareholders on or about February 5, 2019.

NOTICE OF SPECIAL MEETING OF TRIBUNE SHAREHOLDERS

TO BE HELD ON MARCH 12, 2019

515 North State Street

Chicago, IL 60654

To Fellow Tribune Shareholders:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Tribune Media Company, which we refer to as the “special meeting,” will be held at 8:30 a.m., local time, on March 12, 2019 at The Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017.

ITEMS OF BUSINESS:

•

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 30, 2018, as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is attached as Annex A to the proxy statement accompanying this notice, by and among Tribune, Nexstar Media Group, Inc., a Delaware corporation, which we refer to as “Nexstar,” and Titan Merger Sub, Inc., a wholly-owned subsidiary of Nexstar, which we refer to as “Merger Sub,” which we refer to as the “merger proposal”;

•

To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Tribune’s named executive officers in connection with the consummation of the merger, which we refer to as the “compensation proposal”; and

•

To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the “adjournment proposal.”

The proxy statement, including the Annexes, contains further information with respect to the business to be transacted at the special meeting. We urge you to read the proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. Tribune will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof. Please refer to the proxy statement of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

BOARD OF DIRECTORS’ RECOMMENDATION:

The board of directors of Tribune Media Company, which we refer to as the “Tribune board,” has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Tribune and the Tribune shareholders, (ii) determined that it is in the best interests of Tribune and the Tribune shareholders and declared it advisable for Tribune to enter into the merger agreement and perform its obligations thereunder, (iii) approved the execution and delivery by Tribune of the merger agreement, the performance by Tribune of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) resolved to recommend that the Tribune shareholders adopt the merger agreement and (v) directed that the adoption of the merger agreement be submitted to a vote of the Tribune shareholders at a meeting of the Tribune shareholders in accordance with the Delaware General Corporation Law, which we refer to as the “DGCL.”

The Tribune board unanimously recommends that its shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

WHO MAY VOTE:

Only holders of record of Tribune Class A common stock, par value $0.001 per share, which we refer to as the “Tribune Class A common stock,” and Tribune Class B common stock, par value $0.001 per share, which we refer to as the “Tribune Class B common stock” and together with the Tribune Class A common stock, the “Tribune common stock,” as of the record date, are entitled to receive notice of the special meeting and to vote at the special meeting or any adjournments or postponements thereof. As of the record date, there were 87,751,365 and 5,557 shares of Tribune Class A common stock and Tribune Class B common stock outstanding, respectively. Each share of Tribune common stock is entitled to one vote on the approval of the merger proposal. Holders of Tribune Class A common stock are also entitled to one vote per share on the approval of the compensation proposal and the adjournment proposal. Holders of Tribune Class B common stock are entitled to vote on only the merger proposal. Tribune shareholders will vote as a single class on the merger proposal. A list of Tribune shareholders of record entitled to vote at the special meeting will be available at the executive offices of Tribune at 515 North State Street, Chicago, Illinois 60654 at least ten days prior to the special meeting and will also be available for inspection at the special meeting by any Tribune shareholder for purposes germane to the meeting.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot consummate the merger without the approval of the merger proposal. If the merger proposal is not approved by the holders of the requisite number of shares of Tribune common stock, then the transaction will not be consummated. Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares of Tribune common stock, voting as a single class, as of the record date and entitled to vote on such proposal is required to approve the merger proposal. Approval of each of the compensation proposal and the adjournment proposal require the affirmative vote of at least a majority of the shares of Tribune Class A common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposals.

To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

By Order of the Board of Directors,

Peter M. Kern
Director and Chief Executive Officer

Chicago, Illinois

February	5, 2019

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

i

ANNEXES

ii

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully and in its entirety, including the Annexes to, and the documents incorporated by reference in, this proxy statement. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page 128.

References to “Tribune,” “we” or “our” and other first person references in this proxy statement are references to Tribune Media Company. References to “Nexstar” are references to Nexstar Media Group, Inc. References to “Merger Sub” are references to Titan Merger Sub, Inc., a wholly-owned subsidiary of Nexstar. References to the “transaction,” unless the context requires otherwise, means the transactions contemplated by the merger agreement, taken as a whole.

Parties to the Transaction (Page 31)

Tribune Media Company

Tribune Media Company, a Delaware corporation, was founded in 1847 as a newspaper publisher and incorporated in Delaware in 1968. Tribune is a diversified media and entertainment business comprised of 42 television stations, that are either owned by Tribune or others, but to which Tribune provides certain services, along with a national general entertainment cable network, a radio station, a portfolio of real estate assets and investments in a variety of media, websites and other related assets.

Tribune is one of the largest independent station owner groups in the United States based on household reach, and owns or operates local television stations in each of the nation’s top five markets and seven of the top ten markets by population. Tribune has network affiliations with all of the major over-the-air networks, including American Broadcasting Company, which we refer to as “ABC,” CBS Corporation, which we refer to as “CBS,” Fox Broadcasting Company, which we refer to as “FOX,” National Broadcasting Company, which we refer to as “NBC,” and The CW Network, LLC, which we refer to as the “CW.” Tribune provides highly-valued programming, including the National Football League, which we refer to as the “NFL” and other live sports, on many of its stations and local news to approximately 49 million U.S. households in the aggregate, as measured by Nielsen Media Research, representing approximately 44% of all U.S. households. In addition, Tribune owns a national general entertainment cable network, WGN America, which we refer to as “WGNA,” which is available in over 75 million households nationally, as estimated by Nielsen Media Research. WGNA provides Tribune with a platform for launching high quality scripted programming.

Tribune also holds a variety of investments in cable and digital assets, including an equity investment in Television Food Network, G.P., which we refer to as “TVFN.”

Tribune Class A common stock, par value $0.001 per share, which we refer to as the “Tribune Class A common stock,” is listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the trading symbol “TRCO.” Tribune Class B common stock, par value $0.001 per share, which we refer to as the “Tribune Class B common stock,” is quoted on the OTC Pink market under the trading symbol “TRBAB.” The Tribune Class A common stock and Tribune Class B common stock are referred to together as the “Tribune common stock.” Tribune’s principal executive office is located at 515 North State Street, Chicago, Illinois 60654 (telephone number: (312) 222-3394).

This proxy statement incorporates important business and financial information about Tribune from other documents that are not included in or delivered with this proxy statement. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 128 of this proxy statement and “Incorporation of Certain Documents by Reference” beginning on page 126 of this proxy statement.

Nexstar Media Group, Inc.

Nexstar Media Group, Inc., a Delaware corporation, is a television broadcasting and digital media company focused on the acquisition, development and operation of television stations and interactive community websites and digital media services in medium-sized markets in the United States. As of September 30, 2018, Nexstar owned, operated, programmed or provided sales and other services to 171 full power television stations, including those owned by variable interest entities, in 100 markets in the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, West Virginia and Wisconsin. The stations are affiliates of ABC, NBC, FOX, CBS, The CW, MNTV and other broadcast television networks. As of September 30, 2018, through various local service agreements, Nexstar provided sales, programming, and other services to 38 full power television stations owned and/or operated by independent third parties.

Nexstar Class A common stock is listed on the NASDAQ under the symbol “NXST.” Nexstar’s principal offices are at 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062 and its telephone number is (972) 373-8800. Additional information about Nexstar is included on its website: http://www.nexstar.tv. The information contained on, or accessible through, the Nexstar website is not part of this proxy statement and is not incorporated herein by reference.

Titan Merger Sub, Inc.

Titan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Nexstar, was formed solely for the purpose of consummating the merger of Merger Sub with and into Tribune, with Tribune surviving the merger, as provided for in the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s office is located at 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062 and its telephone number is (972) 373-8800.

The Transaction (Page 32)

On November 30, 2018, Tribune, Nexstar and Merger Sub entered into the merger agreement, pursuant to which, at the effective time (as defined below), Merger Sub will be merged with and into Tribune, which we refer to as the “merger,” with Tribune surviving the merger as a wholly-owned subsidiary of Nexstar. Immediately following the consummation of the merger, Nexstar will own all of Tribune’s issued and outstanding capital stock. As a result, Tribune Class A common stock will no longer be listed on the NYSE and Tribune will no longer be required to file periodic and other reports with the Securities and Exchange Commission, which we refer to as the “SEC,” with respect to Tribune Class A common stock. After the merger, you will no longer have an equity interest in Tribune and will not participate in any potential future earnings of Tribune. After all of the conditions to the closing of the transaction are satisfied or, to the extent permitted by law, waived, in accordance with the terms of the merger agreement, the merger will be effective, at the time, which we refer to as the “effective time,” a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time and date designated jointly by Nexstar and Tribune in the certificate of merger.

As a result of the merger, each share of Tribune Class A common stock and Tribune Class B common stock issued and outstanding immediately prior to the effective time (other than shares held by (i)Tribune or any Tribune subsidiary or Nexstar or any Nexstar subsidiary or (ii) Tribune shareholders who have not voted in favor of adopting the merger agreement and who have demanded and perfected (and not validly withdrawn or waived) their appraisal rights in compliance with Section 262 of the DGCL, which we refer to as the “excluded shares”) will be converted into the right to receive a cash payment of $46.50, which we refer to as the “base merger consideration,” plus, if the merger closes after August 31, 2019, an additional amount in cash equal to (a) (i) $0.009863 multiplied by (ii) the number of calendar days elapsed after August 31, 2019 to and including the date on which the merger closes, minus (b) the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the date on which the merger closes (which we refer to as the “additional per share consideration,” and together with the base merger consideration, the “merger consideration”), in each case, without interest and less any required withholding taxes. The additional per share consideration will not be less than zero. We refer to the date on which the merger closes as the “closing date.”

Treatment of Equity Awards and Warrants (Page 88)

In connection with the merger, each award of Tribune stock options that is outstanding immediately prior to the effective time, whether vested or not vested or exercisable, will be immediately cancelled and converted into the right to receive, with respect to each share of Tribune common stock underlying each such stock option, a cash payment equal to the excess, if any, of the value of the merger consideration over the exercise price of such Tribune stock option. Any Tribune stock option with an exercise price as of the effective time that is greater than or equal to the merger consideration will be canceled for no consideration or payment.

Each award of Tribune restricted stock units, which we refer to as “Tribune RSUs,” outstanding as of immediately prior to the effective time of the merger, whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune RSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding, except with respect to each award of Tribune RSUs granted to an employee on or after December 1, 2018 (other than Tribune RSUs required to be granted pursuant to specified employment agreements or offer letters), which we refer to as “Annual Tribune RSUs.” Annual Tribune RSUs that have vested as of the effective time of the merger will be cancelled and converted into the right to receive the merger consideration and any Annual Tribune RSUs that remain unvested as of the effective time of the Merger will be cancelled for no consideration or payment.

Each award of Tribune performance stock units outstanding as of immediately prior to the effective time of the merger, which we refer to as “Tribune PSUs,” whether or not vested, will immediately vest (with performance conditions for each open performance period as of the closing date deemed achieved at the applicable “target” level performance for such Tribune PSUs) and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune PSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding.

Each outstanding award of Tribune deferred stock units outstanding as of immediately prior to the effective time of the merger, which we refer to as “Tribune DSUs,” will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune DSUs multiplied by the merger consideration, without interest and subject to all applicable withholding.

In accordance with the terms of Tribune’s outstanding warrants to purchase shares of Tribune common stock, which we refer to as the “warrants,” Nexstar will assume each outstanding warrant, and each outstanding warrant will thereafter be exercisable, at its current exercise price of $0.001, for the merger consideration in respect of each share of Tribune Class A common stock and/or Tribune Class B common stock subject to the warrant prior to the merger.

The Special Meeting (Page 26)

In order to consummate the merger, the Tribune shareholders holding a majority of the outstanding shares of Tribune common stock must vote to adopt the merger agreement at the special meeting. Tribune will hold for this purpose a special meeting of its shareholders, which we refer to as the “special meeting.”

At the special meeting, Tribune shareholders will be asked to consider and vote on a proposal to adopt the merger agreement, which we refer to as the “merger proposal.” Holders of Tribune Class A common stock will also be asked to consider and vote on (i) a non-binding, advisory proposal to approve the compensation that may become payable to Tribune’s named executive officers in connection with the consummation of the merger, which we refer to as the “compensation proposal,” and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal, which we refer to as the “adjournment proposal.”

For a description of the special meeting and applicable voting procedures, see “The Special Meeting” beginning on page 26.

Tribune Board Reasons for the Transaction and Recommendation (Page 42)

The Tribune board has unanimously (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Tribune and the Tribune shareholders, (ii) determined that it is in the best interests of Tribune and the Tribune shareholders and declared it advisable for Tribune to enter into the merger agreement and perform its obligations thereunder, (iii) approved the execution and delivery by Tribune of the merger agreement, the performance by Tribune of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) resolved to recommend that the Tribune shareholders adopt the merger agreement and (v) directed that the adoption of the merger agreement be submitted to a vote of the Tribune shareholders at a meeting of the Tribune shareholders in accordance with the Delaware General Corporation Law, which we refer to as the “DGCL.” The Tribune board unanimously recommends that its shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Certain factors considered by the Tribune board in making its determination that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Tribune and its shareholders can be found in “Proposal 1: Adoption of the Merger Agreement—The Merger—Tribune’s Reasons for the Transaction and Recommendation of the Tribune Board” beginning on page 42.

Opinions of Tribune’s Financial Advisors (Page 46)

Opinion of Moelis & Company LLC (See page 46)

At the meeting of the Tribune board on November 30, 2018 held to evaluate and approve the execution and delivery by Tribune of the merger agreement and the performance of its obligations thereunder, Moelis & Company LLC, which we refer to as “Moelis,” delivered an oral opinion (which was subsequently confirmed by delivery of a written opinion, dated November 30, 2018) addressed to the Tribune board that, based upon and subject to the qualifications, conditions, limitations and assumptions stated in its opinion, as of the date of the opinion, the base merger consideration of $46.50 in cash per share of Tribune common stock, to be received by the Tribune shareholders, other than Nexstar, Tribune, Merger Sub, Tribune shareholders who have demanded appraisal for such shares, and the respective affiliates of any of the foregoing, which we refer to collectively as the “Excluded Holders,” in the merger is fair, from a financial point of view, to such holders.

The full text of Moelis’s written opinion, dated November 30, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’s opinion was provided for the use and benefit of the Tribune board (solely in its capacity as such) in its evaluation of the merger. Moelis’s opinion is limited solely to the fairness, from a financial point of view, of the base merger consideration to be received by the Tribune shareholders, other than the Excluded Holders, and does not address any additional per share consideration, if any, that may be received in the merger by Tribune’s shareholders or Tribune’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Tribune. Moelis’s opinion does not constitute a recommendation to any shareholder of Tribune as to how such shareholder should vote or act with respect to the adoption of the merger agreement or any other matter.

For a description of the opinion that the Tribune board received from Moelis, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinions of Tribune’s Financial Advisors—Moelis & Company LLC” beginning on page 46.

Opinion of Guggenheim Securities, LLC (See page 56)

At the meeting of the Tribune board on November 30, 2018 to evaluate and approve the merger, Guggenheim Securities, LLC, which we refer to as “Guggenheim Securities,” delivered an oral opinion (which was subsequently confirmed by delivery of a written opinion, dated November 30, 2018) addressed to the Tribune board to the effect that, as of November 30, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the base merger consideration of $46.50 in cash per share of Tribune common stock was fair, from a financial point of view, to the Tribune shareholders (excluding Nexstar and its affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex C to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Tribune board (in its capacity as such) for its information and assistance in connection with its evaluation of the base merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Tribune board with respect to the merger nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any Tribune shareholder as to how to vote or act in connection with the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the base merger consideration to the Tribune shareholders (excluding Nexstar and its affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the merger (including, without limitation, the form or structure of the merger or the additional per share consideration), the merger agreement, any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or Nexstar’s debt commitment letter or any financing or other transactions related thereto.

For a description of the opinion that the Tribune board received from Guggenheim Securities, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinions of Tribune’s Financial Advisors—Guggenheim Securities, LLC” beginning on page 56.

Key Terms of the Merger Agreement (Page 87)

Conditions to the Closing of the Transaction (See page 109)

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both Tribune and Nexstar to consummate the transactions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Tribune common stock;

•

receipt of approval from the Federal Communications Commission, which we refer to as the “FCC,” and such approval, the “FCC approval,” and the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and such expiration or termination of the waiting period, the “HSR approval”; and

•	the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the merger.

In addition to the foregoing conditions, Nexstar’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction or waiver, in accordance with the terms of the merger agreement, of the following conditions:

•

the accuracy of the representations and warranties of Tribune (with certain exceptions for inaccuracies that are de minimis, that are not material or that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tribune and its subsidiaries, taken as a whole);

•	the performance in all material respects of Tribune with its covenants and agreements in the merger agreement required to be performed at or prior to the closing date; and

•

since November 30, 2018, there not having been any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate has had or would be reasonably likely to have a material adverse effect on Tribune and its subsidiaries, taken as a whole.

In addition to the foregoing conditions, Tribune’s obligations to consummate the merger are subject to the satisfaction or waiver, in accordance with the terms of the merger agreement, of the following conditions:

•

the accuracy of the representations and warranties of Nexstar and Merger Sub (with certain exceptions for inaccuracies that are de minimis, that are not material or that, individually or in the aggregate, would not prevent or materially delay the consummation of the merger or have an effect on the ability of either Nexstar or Merger Sub to perform its obligations under the merger agreement); and

•	the performance in all material respects of Nexstar with its covenants and agreements in the merger agreement required to be performed at or prior to the closing date.

No Solicitation (See page 97)

As more fully described in this proxy statement and as set forth in the merger agreement, Tribune has agreed, among other things, not to:

•

solicit, initiate or knowingly encourage or knowingly facilitate any offer, proposal or indication of interest (whether or not in writing) from any person or “group” of persons (as defined in Section 13(d)

of the Exchange Act), other than Nexstar and its subsidiaries, which constitutes, or would reasonably be expected to lead to, a proposal relating to or involving, whether in a single transaction or series of related transactions, (a) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of Tribune or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of Tribune or any of its subsidiaries that constitutes or accounts for 15% or more of the consolidated net revenues (plus, to the extent of Tribune’s interest therein, the net revenues of certain minority equity investments held by Tribune, which we refer to as “minority investment entities”), net income or net assets of Tribune and its subsidiaries, in each case on a consolidated basis; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Tribune or any of its subsidiaries and a person or “group” of persons pursuant to which the stockholders of Tribune immediately preceding such transaction hold less than 85% of the equity interests or voting power in the surviving or resulting entity of such transaction immediately following such transaction; or (c) any combination of the foregoing, which offer, proposal or indication of interest is referred to herein as an “alternative acquisition proposal”;

•

subject to certain exceptions, participate or continue in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to Tribune and its subsidiaries or afford access to its business, properties, assets, books or records to any person (in each case, other than Nexstar, its affiliates and their respective representatives), in connection with any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, any alternative acquisition proposal; and

•

approve, endorse or recommend, or make any public statement approving, endorsing or recommending, an alternative acquisition proposal or, subject to the exceptions described below, withdraw, rescind, amend, change, modify or qualify or otherwise propose publicly to withdraw, rescinds, amend, change, modify or qualify, in a manner adverse to Nexstar, its recommendation that the Tribune shareholders adopt the merger agreement or take certain other actions adverse to the Tribune shareholders’ approval of the merger proposal.

Prior to the time that Tribune receives shareholder approval of the merger proposal:

•

if, upon receipt of a bona fide written alternative acquisition proposal that has not resulted from a material breach of its non-solicitation obligations under the merger agreement, the Tribune board determines in good faith, after consultation with Tribune’s outside financial advisors and outside legal counsel, that such alternative acquisition proposal is or would reasonably be expected to lead to a superior proposal and that the failure to take certain actions would be reasonably expected to be inconsistent with the Tribune board’s fiduciary duties under applicable law, then Tribune may, in response to such alternative acquisition proposal, furnish non-public information relating to Tribune and its subsidiaries to the person or “group” of persons (or any of their representatives) making such alternative acquisition proposal and engage in discussions or negotiations with such person or “group” of persons and their representatives regarding such alternative acquisition proposal, subject to the terms of the merger agreement; and

•

Tribune may, subject to compliance with certain obligations set forth in the merger agreement, including the obligations to promptly (and in any event within one business day) notify Nexstar in writing of the receipt of any alternative acquisition proposal, keep Nexstar reasonably informed, on a prompt basis (and in any event within one business day) regarding any material changes to the status and material terms of any such proposal, request or offer (including any material amendments thereto or any material change to the scope of material terms or conditions thereof), to negotiate in good faith with Nexstar (to the extent Nexstar desires to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement in response to such superior proposal, request or offer and to pay a termination fee to Nexstar, terminate the merger agreement to enter into a definitive agreement agreeing to a bona fide written alternative acquisition proposal that constitutes a superior proposal in accordance with the merger agreement, subject to certain notice and matching rights in favor of Nexstar.

For additional detail of these provisions as well as information on the waiver by Tribune and its representatives of “standstill” obligations in confidentiality agreements between Tribune and certain third parties entered into in connection with the sale and divestiture processes, see “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Restrictions on Tribune’s Solicitation of Acquisition Proposals” beginning on page 97 and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99.

Termination of the Merger Agreement (See page 107)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of Nexstar and Tribune;

•	by either Nexstar or Tribune:

•

if the effective time has not occurred on or before November 30, 2019, subject to an automatic extension to February 29, 2020, if the only outstanding unfulfilled conditions relate to HSR approval or FCC approval, which we refer to as the “end date.” In addition, in the event the marketing period for the debt financing for the transaction has commenced but has not completed by the end date, the end date may be extended (or further extended) by Nexstar on one occasion in its sole discretion by providing written notice thereof to Tribune at least one business day prior to the end date until the date that is four business days after the last scheduled expiration date of the marketing period. Notwithstanding the foregoing, the right to terminate the merger agreement under this clause will not be available to a party if the failure of the effective time to occur before the end date was primarily due to such party’s breach of any of its obligations under the merger agreement;

•

if any governmental authority of competent jurisdiction has issued an order permanently prohibiting the consummation of the merger, and such order has become final and non-appealable; provided that the right to terminate the merger agreement pursuant to this paragraph will not be available to a party if such order was primarily attributable to such party’s breach of the merger agreement; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Tribune shareholders have not approved the merger proposal;

•	by Nexstar:

•

if the Tribune board or any committee thereof (i) withdraws, amends, changes, modifies or qualifies, or otherwise proposes publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Nexstar, its recommendation that the Tribune shareholders adopt the merger agreement, (ii) fails to make such recommendation in the proxy statement, (iii) adopts, approves or recommends, or otherwise proposes publicly to adopt, approve or recommend, an alternative acquisition proposal, (iv) fails to publicly recommend against an alternative acquisition proposal has been publicly disclosed within ten business days of Nexstar’s request and fails to reaffirm its recommendation within such ten business day period upon such request (provided that such a request may be delivered by Nexstar only once with respect to each alternative acquisition proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto) or (v) takes any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction other than the transactions contemplated by the merger agreement;

•

if Tribune or any of its subsidiaries enter into any agreement, other than a confidentiality agreement that contains provisions that in the aggregate are no less favorable to Tribune than those contained in the confidentiality agreement executed by Nexstar (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent Tribune from complying with its obligation to provide any disclosure to Nexstar required pursuant to the merger agreement, which we refer to as an “acceptable confidentiality agreement,” with respect to an alternative acquisition proposal; or

•

if Tribune breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to a failure of the applicable closing condition in the merger agreement and is incapable of being cured by Tribune within 30 days of written notice after written notice of such breach or failure to perform from Nexstar, or if capable of being cured within such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date; provided that Nexstar will not have the right to terminate the merger agreement pursuant to this paragraph if Nexstar or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that Tribune has the right to terminate the merger agreement;

•	by Tribune:

•

if Nexstar or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement that, which breach or failure to perform give rise to a failure of the applicable closing condition in the merger agreement and is incapable of being cured by Nexstar and Merger Sub within 30 days of written notice after written notice of such breach or failure to perform from Tribune, or if capable of being cured within such 30-day period, is not cured by the earlier of the end of such 30-day period and the end date; provided that Tribune will not have the right to terminate the merger agreement pursuant to this paragraph if Tribune is then in breach of any of its representations, warranties, covenants or agreements such that Nexstar has the right to terminate the merger agreement; or

•

if at any time prior to the approval of the merger proposal by the Tribune shareholders, (a) the Tribune board authorizes Tribune to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of, Tribune’s non-solicitation obligations under the merger agreement (including Nexstar’s matching rights thereunder), (b) substantially concurrently with the termination of the merger agreement, Tribune enters into an alternative acquisition agreement providing for a superior proposal and (c) prior to or concurrently with such termination, Tribune pays to Nexstar in immediately available funds the $135,000,000 termination fee, in each case, as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99, and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination Fee” beginning on page 109.

Termination Fee (See page 109)

Tribune must pay Nexstar a termination fee of $135,000,000 if:

•

Nexstar terminates the merger agreement due to (a) the Tribune board or any committee thereof (i) withdrawing, rescinding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, rescind, amend, change, modify or qualify in a manner adverse to Nexstar, its recommendation that the Tribune shareholders adopt the merger agreement, (ii) failing to make such recommendation in the proxy statement, (iii) adopting, approving or recommending, or otherwise proposing publicly to adopt, approve or recommend, such alternative acquisition proposal, (iv) failing to publicly recommend against an alternative acquisition proposal that has been publicly disclosed within ten business days of Nexstar’s request and failing to reaffirm its recommendation within such period upon such request (provided that such a request may be delivered by Nexstar only once with respect to each alternative acquisition proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto) or (v) taking any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction other than the transactions contemplated by the merger agreement or (b) Tribune or any of its subsidiaries having entered into any agreement, other than an acceptable confidentiality agreement, with respect to an alternative acquisition proposal; or

•

If at any time prior to the approval of the merger proposal by the Tribune shareholders, (a) the Tribune board authorizes Tribune to enter into an alternative acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms and conditions of, Tribune’s non-solicitation obligations under the merger agreement (including Nexstar’s matching rights thereunder), (b) substantially concurrently with the termination of the merger agreement, Tribune enters into an alternative acquisition agreement providing for a superior proposal and (c) Tribune terminates the merger agreement, as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99 and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination Fee” beginning on page 109.

Tribune must pay Nexstar a termination fee of $135,000,000 (except that the termination fee of $135,000,000 will be reduced by any previously paid amounts relating to the documented, out of pocket expenses of Nexstar in an amount not to exceed $15,000,000 as described below) if:

•

Nexstar or Tribune terminates the merger agreement if the effective time has not occurred prior to the end date of November 30, 2019, subject to an automatic extension to February 29, 2020, if the only outstanding unfulfilled conditions relate to HSR approval or FCC approval as described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination” beginning on page 107 (and an additional extension, at Nexstar’s election, if the marketing period for the debt financing for the transaction has not ended by the end date);

•

Nexstar or Tribune terminates the merger agreement if, after completion of the special meeting (including any adjournment or postponement thereof), the Tribune shareholders have not approved the merger proposal; or

•

Nexstar terminates the merger agreement in respect of a willful breach of Tribune’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within 30 days after Tribune receives written notice from Nexstar of such breach, or if capable of being cured in such 30-day period, is not so cured during the earlier of such 30-day period and the end date; and, in the case of each of the foregoing clauses, an alternative acquisition proposal has been made to Tribune and publicly announced or otherwise disclosed and has not been withdrawn prior to the termination of the merger agreement, the date of the special meeting (in the case of a termination for failure to obtain approval of the merger proposal by the Tribune shareholders) or the date of the applicable breach giving rise to the right of termination, as applicable, and within twelve months of such termination Tribune enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal. For purposes of this termination fee, references to “85%” and “15%” will be replaced by “50%” in the definition of “alternative acquisition proposal.”

Tribune must pay Nexstar the documented, out-of-pocket costs and expenses of Nexstar in an amount not to exceed $15,000,000 if Nexstar or Tribune terminates the merger agreement because the Tribune shareholders do not adopt the merger agreement.

Expenses (See page 111)

Other than as described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination” beginning on page 107, whether or not the transaction is consummated, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses, except that Nexstar will be responsible for 100% of the filing fees related to filings made under the HSR Act in connection with the merger.

Specific Performance (See page 111)

A party to the merger agreement may seek specific performance to require the other party to consummate the merger in the event that such party fails to perform its obligations to consummate the merger when required in accordance with the terms of the merger agreement. Each party will be entitled to injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Specific Performance” beginning on page 111.

Amendments (See page 111)

Subject to applicable law, prior to the effective time, the merger agreement may be amended, modified or supplemented at any time by written agreement of Nexstar, Tribune and Merger Sub, whether before or after approval by Tribune shareholders. Following the adoption of the merger agreement by the Tribune shareholders, the merger agreement cannot be amended without shareholder approval, if required under applicable law. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Amendment” beginning on page 111.

Financing of the Transaction (Page 85)

On November 30, 2018, in connection with the merger agreement, Nexstar entered into a debt commitment letter, which we refer to as the “debt commitment letter” (as further amended and restated) with Bank of America, N.A., which we refer to as “Bank of America,” Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as “MLPFS,” Credit Suisse AG, which we refer to as “CS,” Credit Suisse Loan Funding LLC, which we refer to as “CSLF,” Deutsche Bank AG New York Branch, which we refer to as “DBNY,” Deutsche Bank AG Cayman Islands Branch, which we refer to as “DBCI,” and Deutsche Bank Securities Inc., which we refer to as “DBSI,” for commitments with respect to the financing required by Nexstar to consummate the merger, to retire or redeem, or to back-stop any potential change of control offer in respect of, Tribune’s 5.875%

Senior Notes due 2022, which we refer to as the “Tribune notes,” and to refinance Tribune’s credit facilities. On December 21, 2018, the debt commitment letter was amended and restated to include the following financial institutions as additional commitment parties: MUFG Bank, Ltd., which we refer to as “MUFG Bank,” SunTrust Bank, which we refer to as “SunTrust,” SunTrust Robinson Humphrey, Inc., which we refer to as “STRH,” Fifth Third Bank, which we refer to as “Fifth Third,” Citizens Bank, National Association, which we refer to as “Citizens,” Goldman Sachs Bank USA, which we refer to as “GS,” Mizuho Bank, Ltd., which we refer to as “Mizuho Bank,” Mizuho Securities USA LLC, which we refer to as “Mizuho Securities,” Capital One, N.A., which we refer to as “Capital One,” Citibank, N.A. and its affiliates, which we collectively refer to as “Citi” and Regions Bank, which we refer to as “Regions.” Certain portions of the commitments under the debt commitment letter were allocated to certain new commitment parties referenced above. On January 29, 2019, the debt commitment letter was further amended and restated to include BNP Paribas, which we refer to as “BNP,” and BNP Paribas Securities Corp., which we refer to as “BNPSC,” as additional commitment parties. Certain portions of the commitments under the debt commitment letter were also re-allocated among the commitment parties.

In connection with the merger, the indebtedness outstanding under Tribune’s existing credit facility will be repaid and the commitments thereunder terminated at or prior to the closing of the transaction. However, the Tribune notes in the principal amount of $1,100,000,000 may remain outstanding after the consummation of the merger at the election of Nexstar, but Nexstar may be required to make a “change of control” offer thereunder.

The provision of debt financing under the debt commitment letter is not a condition to the consummation of the merger.

Regulatory Approvals Required for the Merger (Page 84)

The closing of the transaction is conditioned, among other things, upon obtaining receipt of the HSR approval and the FCC approval. Nexstar and Tribune filed the Notification and Report Forms pursuant to the HSR Act on January 8, 2019 with the U.S. Federal Trade Commission, which we refer to as the “FTC,” and with the Antitrust Division of the U.S. Department of Justice, which we refer to as the “DOJ.”

The applications for FCC approval of the transaction were filed on January 7, 2019. Upon a determination by the FCC that the applications are complete, the FCC will issue a public notice of the filing of the applications which will set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny. The timing or outcome of the FCC regulatory process and review under the HSR Act cannot be predicted.

In connection with obtaining the HSR approval and the FCC approval, Nexstar agreed to divest one or more television stations in certain specified Nielsen Designated Market Areas, which we refer to as “DMAs.”

For additional information relating to the regulatory approvals, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals” beginning on page 84, and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102.

Material U.S. Federal Income Tax Consequences of the Merger (Page 112)

The exchange of shares of Tribune common stock by a Tribune shareholder for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any Tribune shareholder that is a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the U.S. Holder’s adjusted tax basis in the shares of Tribune common stock exchanged in the merger.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Tribune common stock immediately prior to the merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Tribune common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States as described in “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders.” A Non-U.S. Holder may be subject to backup withholding with respect to payments made pursuant to the merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption.

Each Tribune shareholder should consult its own tax advisor to determine the particular tax consequences of the merger to such Tribune shareholder in light of such Tribune shareholder’s particular circumstances.

Interests of Tribune’s Directors and Executive Officers in the Merger (Page 76)

In considering the recommendation of the Tribune board that Tribune shareholders vote to approve the merger proposal, you should be aware that some of Tribune’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Tribune shareholders generally. Examples of interests of directors and officers that may be different from or in addition to the interests of Tribune shareholders include, but are not limited to:

•

all outstanding unvested equity awards granted to Tribune’s executive officers and directors will be subject to accelerated vesting on the terms and conditions specified below and converted in connection with the consummation of the merger into the right to receive an amount in cash equal to the merger consideration;

•

Tribune is party to employment agreements with each of its executive officers (other than Mr. Peter Kern, its Chief Executive Officer), which provide for severance payments and benefits in connection with a termination of employment by Tribune without cause or by the executive officer for good reason, as well as certain change in control enhancements and benefits in connection with such a termination following the consummation of the merger, but, except as described below, their entitlements to severance benefits are not affected by the merger. Tribune’s employment agreement with Mr. Edward Lazarus, Tribune’s former Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary, expired on December 31, 2018, at which time he resigned from employment. However, Tribune and Mr. Lazarus have entered into a consulting agreement that provides for him to act as a consultant to Tribune beginning January 1, 2019 and which provides for similar payments and benefits to him upon completion of his consulting role;

•

certain Tribune employees (including the executive officers), consultants and certain directors may be eligible to receive retention and transaction bonuses in connection with or following the consummation of the merger. As of the date of this proxy statement, Tribune has not yet implemented this retention and transaction bonus program, which under the terms of the merger agreement may provide for up to an aggregate of $20,000,000 of such bonuses, which we refer to as the “Retention Bonus Pool,” or granted any awards under it, and no determinations have been made as to (i) whether any executive officer, consultant or director will receive an award or (ii) the amounts of any such potential awards; and

•

Tribune’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement and their respective individual indemnification agreements with Tribune.

These interests are discussed in more detail in the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger” beginning on page 76 of this proxy statement.

The Tribune board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that the Tribune shareholders vote “FOR” the merger proposal.

Voting by Tribune’s Directors and Executive Officers (Page 84)

As of January 3, 2019, the directors and executive officers of Tribune (including Mr. Lazarus, who ceased to be an executive officer on December 31, 2018) beneficially owned, in the aggregate, 913,971 shares (or approximately 1%) of Tribune Class A common stock and no shares of Tribune Class B common stock. The directors and executive officers of Tribune have informed Tribune that they currently intend to vote all of their shares of Tribune Class A common stock for all of the proposals to be voted on at the special meeting.

When the Merger is Expected to be Consummated (Page 109)

The merger is expected to be consummated late in the third quarter of 2019. However, there can be no assurance of when or if the merger will occur, as the closing of the transaction is subject to the satisfaction of various conditions, including the adoption of the merger agreement by Tribune shareholders at the special meeting, as well as receipt of the FCC approval and the HSR approval and the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the merger, as further described further in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102 and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Conditions to the Closing of the Transaction” beginning on page 109.

Appraisal Rights (Page 120)

Tribune shareholders are entitled to appraisal rights under Section 262 of the DGCL, provided they follow procedures and satisfy the conditions set forth in Section 262 of the DGCL, including that they (a) have not voted in favor of the adoption of the merger agreement or consented to it in writing, (b) have continuously held shares of Tribune common stock through the effective time of the merger and (c) are entitled to demand and have demanded the appraisal of such shares in accordance with the procedures of Section 262 of the DGCL. See “Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following are brief answers to common questions that you may have regarding the merger agreement, the transaction, the consideration to be received in connection with the transaction and the special meeting (as discussed below). The questions and answers in this section may not address all questions that might be important to you as a Tribune shareholder. To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this proxy statement, including the Annexes to, and the documents incorporated by reference in, this proxy statement. See “Incorporation of Certain Documents by Reference” beginning on page 126 and “Where You Can Find More Information” beginning on page 128.

Q:	What is the transaction?

A:

On November 30, 2018, Nexstar, Tribune and Merger Sub entered into the merger agreement. The merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the acquisition of Tribune by Nexstar pursuant to the merger of Merger Sub with and into Tribune, with Tribune surviving the merger.

Q:	What will I receive in the merger?

A:

In the merger, each share of Tribune Class A common stock and Tribune Class B common stock, issued and outstanding immediately prior to the effective time, other than with respect to excluded shares, will be converted into the right to receive the base merger consideration of $46.50 in cash, plus, if the merger closes after August 31, 2019, an additional amount in cash equal to (a) (i) $0.009863 multiplied by (ii) the number of calendar days elapsed after August 31, 2019 to and including the closing date, minus (b) the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the closing date, in each case, without interest and less any required withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q:	Why am I receiving this document?

A:

In order to consummate the merger, the Tribune shareholders must vote to adopt the merger agreement at the special meeting. Tribune will hold for this purpose a special meeting of its shareholders. We are sending you these materials to help you decide how to vote your shares with respect to the matters to be considered at the special meeting. This proxy statement contains important information about the transaction and the special meeting. You should read carefully and in its entirety this proxy statement, including the Annexes to, and the documents incorporated by reference in, this proxy statement. The enclosed proxy or voting instruction cards allow you to authorize the voting of your shares without attending the special meeting.

Your vote is very important. We encourage you to submit a proxy or voting instructions as soon as possible.

Q:	How does the merger consideration compare to the market price of Tribune common stock prior to the date on which the transaction was announced?

A:

The merger consideration represents a premium to the stock price of Tribune Class A common stock, including representing premiums of approximately 15.5% to the closing stock price of Tribune Class A common stock on November 30, 2018, the last trading day prior to the announcement of the merger, and approximately 45% to the closing stock price of Tribune Class A common stock on July 16, 2018, the day the FCC Chairman issued a public statement regarding his intention to circulate a Hearing Designation Order for Tribune’s previously announced transaction with Sinclair Broadcast Group, Inc., which we refer to as “Sinclair.”

Q:	When do you expect the merger to be consummated?

A:

The merger is expected to be consummated late in the third quarter of 2019. However, the closing of the transaction is subject to the satisfaction of various conditions, including the adoption of the merger agreement at the special meeting, as well as receipt of the FCC approval and the HSR approval and the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the merger. No assurance can be provided as to when, or if, the transaction will be consummated, and it is possible that factors outside the control of Tribune and Nexstar could result in the transaction being consummated at a later time, or not at all. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102 and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Conditions to the Closing of the Transaction” beginning on page 109.

Q:	What are the conditions to the consummation of the merger?

A:

In addition to the adoption of the merger agreement by the Tribune shareholders, consummation of the merger is subject to the satisfaction of a number of other conditions, including receipt of the FCC approval and the HSR approval and the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the merger. For additional information on the regulatory approvals required to consummate the merger, see “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals,” beginning on page 84 and “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction,” beginning on page 102. For additional information on the conditions to consummation of the merger, see “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Conditions to the Closing of the Transaction,” beginning on page 109.

Q:	What effects will the merger have on Tribune?

A:

Upon consummation of the merger at the effective time, Merger Sub will be merged with and into Tribune, with Tribune surviving the merger, as a result of which Tribune will become a wholly-owned subsidiary of Nexstar. As a result, Tribune Class A common stock will no longer be listed on the NYSE and Tribune will no longer be required to file periodic and other reports with the SEC with respect to Tribune Class A common stock. After the merger, you will no longer have an equity interest in Tribune and will not participate in any potential future earnings of Tribune.

Q:	What if I hold Tribune warrants?

A:

In accordance with the terms of Tribune’s warrants, Nexstar will assume each outstanding warrant, and each outstanding warrant will thereafter be exercisable, at its current exercise price of $0.001, for the merger consideration in respect of each share of Tribune Class A common stock and/or Tribune Class B common stock subject to the warrant prior to the merger.

Q:	What if I hold Tribune stock options or other equity awards?

A:

Each award of Tribune stock options that is outstanding immediately prior to the effective time, whether vested or not vested or exercisable, will be immediately cancelled and converted into the right to receive, with respect to each share of Tribune common stock underlying each such stock option, a cash payment equal to the excess, if any, of the value of the merger consideration over the exercise price of such Tribune stock option. Any Tribune stock option with an exercise price as of the effective time that is greater than or equal to the merger consideration will be canceled for no consideration or payment.

Each award of Tribune RSUs outstanding as of immediately prior to the effective time of the merger, whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune RSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding, except with respect to each award of Tribune RSUs. Annual Tribune RSUs that have vested as of the effective time of the merger will be cancelled and converted into the right to receive the merger consideration and any Annual Tribune RSUs that remain unvested as of the effective time of the Merger will be cancelled for no consideration or payment.

Each award of Tribune PSUs, whether or not vested, will immediately vest (with performance conditions for each open performance period as of the closing date deemed achieved at the applicable “target” level performance for such Tribune PSUs) and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune PSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding.

Each outstanding award of Tribune DSUs will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune DSUs multiplied by the merger consideration, without interest and subject to all applicable withholding.

For more information concerning Tribune stock options and other equity compensation, see “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Treatment of Stock Options, Warrants and Other Stock-Based Awards” beginning on page 88.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:

The exchange of shares of Tribune common stock by a shareholder for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, any shareholder that is a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the U.S. Holder’s adjusted tax basis in the shares of Tribune common stock exchanged in the merger.

A shareholder that is a Non-U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Tribune common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States as described in “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders.”

Please carefully review the information set forth in the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger will depend on your own situation. Please consult your own tax advisors as to the specific tax consequences of the merger to you.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at The Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017, on March 12, 2019 at 8:30 a.m., local time.

Q:	What are the proposals on which I am being asked to vote and what is the recommendation of the board with respect to each proposal?

A:	At the special meeting, you will be asked to:

•	consider and vote on a proposal to adopt the merger agreement; a copy of the merger agreement is attached as Annex A to this proxy statement;

•

if you hold shares of Tribune Class A common stock, consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Tribune’s named executive officers in connection with the consummation of the merger. See “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger” beginning on page 76 of this proxy statement; and

•

if you hold shares of Tribune Class A common stock, consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

Tribune does not expect any other business to be conducted at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

Holders of record of a majority of the outstanding shares of Tribune Class A common stock and Tribune Class B common stock, counted as a single class, present in person or represented by proxy at the special meeting, will constitute a quorum for the merger proposal at the special meeting. Holders of record of a majority of the outstanding shares of Tribune Class A common stock, present in person or represented by proxy at the special meeting, will constitute a quorum for the compensation proposal and the adjournment proposal. Shares of Tribune Class A common stock and Tribune Class B common stock represented at the special meeting but not voted, including shares of Tribune Class A common stock and Tribune Class B common stock for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares of Tribune Class A common stock and Tribune Class B common stock held by banks, brokerage firms or nominees that are present in person or represented by proxy at the special meeting but with respect to which the broker or other shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum.

Q:	What vote is required to approve the proposals being presented at the special meeting?

A:

To be approved at the special meeting, the merger proposal will require the affirmative vote of the majority of the outstanding shares of Tribune common stock, voting as a single class, as of the record date and entitled to vote on the merger proposal. Abstentions and broker non-votes will have the effect of a vote against the merger proposal. The “record date” refers to the close of business on February 4, 2019, the date on which the Tribune board has fixed as the record date for the special meeting.

To be approved at the special meeting, the compensation proposal and the adjournment proposal (if necessary or appropriate) will each require the affirmative vote of the holders of a majority of the shares of Tribune Class A common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the compensation proposal and the adjournment proposal and broker non-votes will have no effect on the outcome of the vote on either proposal.

Q:	How does the Tribune board recommend that I vote at the special meeting?

A:

The Tribune board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. See “Proposal 1: Adoption of the Merger Agreement—The Merger—Tribune’s Reasons for the Transaction and Recommendation of the Tribune Board” beginning on page 42.

Q:	What is the effect if the merger proposal is not approved at the special meeting?

A:

If the merger proposal is not approved by the requisite vote at the special meeting or any adjournment thereof, then the transaction will not occur. Instead, Tribune would remain an independent public company, and the merger consideration would not be paid. Both Tribune and Nexstar have the right to terminate the merger agreement under certain circumstances, including in the event of a failure to obtain the required shareholder vote. Upon a termination for failure to obtain the approval of the merger proposal at the special meeting, Tribune would be required to reimburse Nexstar for its costs and expenses in connection with the transaction in an amount not to exceed $15,000,000. In addition, if the merger agreement is terminated for failure to obtain the required shareholder vote and an alternative acquisition proposal has been made to Tribune and publicly announced or otherwise disclosed, and has not been withdrawn, in each case, prior to the date of the special meeting in respect thereof, and within 12 months of such termination, Tribune (x) enters into any agreement with respect to an alternative acquisition proposal and such alternative acquisition proposal is subsequently consummated or (y) consummates an alternative acquisition proposal (provided, that for purposes of this termination fee, references to “85%” and “15%” will be replaced by “50%” in the definition of “alternative acquisition proposal”), then Tribune would be required to pay Nexstar the $135,000,000 termination fee. If paid, the amount of Nexstar’s expenses not to exceed $15,000,000 would be credited against any $135,000,000 termination fee that Tribune subsequently is required to pay Nexstar. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination” beginning on page 107.

Q:	Do I have appraisal or dissenters rights in connection with the transaction?

A:

Yes. Tribune shareholders are entitled to appraisal rights under Section 262 of the DGCL, provided they follow procedures and satisfy the conditions set forth in Section 262 of the DGCL, including that they (a) have not voted in favor of the adoption of the merger agreement or consented to it in writing, (b) have continuously held shares of Tribune common stock through the effective time of the merger and (c) are entitled to demand and have demanded the appraisal of such shares in accordance with the procedures of Section 262 of the DGCL. See “Appraisal Rights.” In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the transaction-related executive compensation?

A:

Under the rules of the SEC, Tribune is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to its named executive officers in connection with the transaction.

Q:	What will happen if the compensation proposal is not approved at the special meeting?

A:

Approval of the transaction-related executive compensation is not a condition to closing of the transaction. Accordingly, you may vote against the compensation proposal and vote in favor of the merger proposal. The compensation proposal vote is an advisory vote and will not be binding on Tribune or Nexstar. If the transaction is consummated, the compensation described in the compensation proposal will be paid to Tribune’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and contractual arrangements even if holders of the Tribune Class A common stock do not approve the compensation proposal.

Q:	Who is entitled to vote at the special meeting?

A:

The Tribune board has fixed the close of business on February 4, 2019 as the record date for the special meeting. You are entitled to receive notice of, and vote at, the special meeting if you owned shares of Tribune common stock as of the record date, provided that you are not entitled to vote your shares of Tribune Class B common stock on either the compensation proposal or the adjournment proposal.

Q:	How many votes do I have?

A:

You will be entitled to one vote for each share of Tribune Class A common stock that you owned on the record date on each of the proposals that will be voted upon at the special meeting. You will be entitled to one vote per share of Tribune Class B common stock that you owned as of the record date on the merger proposal and you are not entitled to vote shares of Tribune Class B common stock on either the compensation proposal or the adjournment proposal.

As of the record date, there were 87,751,365 shares of Tribune Class A common stock outstanding and 5,557 shares of Tribune Class B common stock outstanding. As of that date, approximately 1% of the outstanding shares of Tribune Class A common stock were held by Tribune’s directors and executive officers (including Mr. Lazarus, who ceased to be an executive officer on December 31, 2018) and no outstanding shares of Tribune Class B common stock were held by Tribune’s directors and executive officers.

Q:	Are any shareholders already committed to vote in favor of the merger proposal?

A:	No.

Q:	What if my broker, bank or other nominee holds my shares in “street name”?

A:

If a broker, bank or other nominee holds your shares for your benefit but not in your own name, such shares are in “street name.” In that case, your broker, bank or other nominee will send you a voting instruction form to use in order to instruct the vote of your shares. The availability of telephone and Internet voting depends on the voting procedures of your broker, bank or other nominee. In accordance with the rules of the NYSE, brokerage firms and other nominees who hold shares of Tribune common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by non-binding advisory vote, the transaction-related executive compensation and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. With respect to the merger proposal, a broker non-vote will have the effect of a vote against the proposal. With respect to the compensation proposal and the adjournment proposal, a broker non-vote will have no effect on such proposals.

Q:	How do I vote?

A:

After reading and carefully considering the information contained in this proxy statement, please submit a proxy or voting instructions for your shares of Tribune common stock as promptly as possible so that your shares will be represented at the special meeting. You may submit your proxy or voting instructions before the special meeting in one of the following ways:

By Internet. Use the Internet at www.proxyvote.com to submit your proxy or voting instructions and for the electronic delivery of information up until 11:59 p.m. Eastern Time on March 11, 2019. Have your proxy card or voting instructions in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. The availability of Internet voting for beneficial owners holding shares of Tribune common stock in “street name” will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner of shares of Tribune’s common stock held in “street name,” please follow the voting instructions in the materials you receive from your broker, bank or other nominee.

By Phone. Use any touch-tone telephone to dial 1-800-690-6903 to submit your proxy or voting instructions up until 11:59 p.m. Eastern Time on March 11, 2019. Have your proxy card or voting instructions in hand when you call and then follow the instructions. If you submit a proxy or voting instructions by telephone, do not return your proxy card or voting instructions. The availability of telephone voting for beneficial owners holding shares of Tribune common stock in “street name” will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner of shares of Tribune common stock held in “street name,” please follow the voting instructions in the materials you receive from your broker, bank or other nominee.

By Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive your proxy card no later than the close of business on March 11, 2019. If you are a beneficial owner of shares of Tribune common stock held in “street name,” please follow the voting instructions in the materials you receive from your broker, bank or other nominee.

In addition, all shareholders may vote in person at the special meeting. In order to attend the special meeting, you must (i) be a holder of shares of Tribune common stock as of the record date, (ii) present valid photo identification issued by a government agency, such as a driver’s license or passport and (iii) if you are a beneficial owner of shares of Tribune common stock held in “street name,” present a brokerage statement showing that you owned shares of Tribune common stock as of the record date. Note that if your shares are held in the name of your broker, bank or other nominee and you wish to attend or vote in person at the special meeting, you must contact your broker, bank or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person. For additional information on voting procedures, see “The Special Meeting” beginning on page 26.

After reading and carefully considering the information contained in this proxy statement, please submit your proxy or voting instructions as soon as possible even if you plan to attend the special meeting.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are held in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instructions you receive, or submit each proxy or voting instruction by telephone or Internet by following the instructions on your proxy cards or the voting instruction.

Q:	How will my proxy be voted?

A:

If you submit a proxy or voting instructions by completing, signing, dating and mailing your proxy card, or over the Internet or by telephone, your shares will be voted in accordance with your instructions. If you are a shareholder of record as of the record date and you sign, date, and return your proxy card but do not indicate how you want to vote on any particular proposal and do not indicate that you wish to abstain with respect to that particular proposal, the shares of Tribune common stock represented by your proxy will be voted in favor of any proposal on which the Tribune shareholder is entitled to vote. However, if you are a holder of Tribune Class A common stock and you sign, date and return your proxy card and indicate that you vote against the merger proposal, but do not indicate how you want to vote on the compensation proposal or the adjournment proposal, the shares of Tribune Class A common stock represented by your proxy will not be voted in favor of the compensation proposal or the adjournment proposal. If you are a beneficial owner, your broker, bank or other nominee will vote your shares on each of the merger proposal, the compensation proposal and the adjournment proposal only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee with this proxy statement.

Q:	Can I revoke or change my vote after I have submitted a proxy or voting instruction card?

A:	Yes. You can change your vote in one of three ways:

•

you can send a signed notice of revocation, which must be received prior to the beginning of the special meeting, to Tribune’s Corporate Secretary at 685 Third Avenue, 31st Floor, New York, New York 10017;

•

you can submit a revised proxy bearing a later date by mail, over the Internet or by telephone as described above, which revised proxy must be received prior to the deadlines set forth above for each method of voting; or

•

you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, though your attendance alone will not revoke any proxy that you have previously given.

If you are a beneficial owner of shares of Tribune common stock held in “street name,” you must contact your broker, bank or other nominee to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the applicable meeting.

Q:	How will I receive the merger consideration to which I am entitled?

A:

If you hold physical stock certificates of Tribune common stock, you will be sent a letter of transmittal shortly after the effective time, describing how you may exchange your shares of Tribune common stock for the merger consideration, and the paying agent will forward to you the cash to which you are entitled, with a record date and payment date after the effective time, after receiving the proper documentation from you. If you hold your shares of Tribune common stock in book-entry form, you are not required to take any specific actions to exchange your shares of Tribune common stock, and after the consummation of the transaction, such shares will be automatically exchanged for the merger consideration, with a record date and payment date after the effective time.

You should not send your stock certificate representing your Tribune common stock until the receipt from the paying agent of the letter of transmittal. Please do not send in your stock certificates now. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Payment Procedures in the Merger” beginning on page 89.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

If you transfer your shares of Tribune common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive any merger consideration for the shares that you transferred. You must hold your shares through the closing of the transaction in order to receive merger consideration for those shares.

Q:	Where can I find more information about the parties to the transaction?

A:

You can find more information about Tribune and Nexstar by reading the sections of the proxy statement titled “Proposal 1: Adoption of the Merger Agreement—The Merger—Parties to the Transaction” beginning on page 31 and “Where You Can Find More Information” beginning on page 128.

Q:	Who will count the votes?

A:	The votes will be counted by American Election Services, LLC, the appointed inspector for the special meeting.

Q:	Will a proxy solicitor be used?

A:

Tribune has engaged Innisfree to assist in the solicitation of proxies and provide related advice and informational support for a services fee of approximately $25,000, plus reasonable out-of-pocket fees and expenses for these services, as described under “The Special Meeting” beginning on page 26.

Q:	How do I obtain the voting results from the special meeting?

A:

Preliminary voting results will be announced at the special meeting and will be set forth in a press release that Tribune intends to issue after the special meeting. The press release will be available on Tribune’s website. Final voting results for the special meeting are required to be filed in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

Q:	What is “householding”?

A:

Some banks, brokers and similar institutions may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you write to us at the following address or call us at the following phone number:

Tribune Media Company

685 Third Avenue, 31st Floor

New York, New York 10017

Attn: Corporate Secretary

(312) 222-3394

To receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or similar institution or you may contact us at the above address or telephone number.

Q:	Whom should I contact if I have any questions about these materials or voting?

A:

If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting instructions or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares as set forth below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(888) 750-5834

Shareholders Call Toll Free: (888) 750-5834

Banks and Brokerage Firms Call: (212) 750-5833

If your shares are held “street name,” through a bank, broker or other nominee, you should contact such bank, broker or other nominee if you need to obtain voting instruction cards or have questions on how to vote your shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that are incorporated into this proxy by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “predicts,” “future,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “aim,” “seek,” “forecast” and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that are expected to be achieved as a result of the merger, including future financial and operating results, Tribune’s projections and other prospective financial information, as well as other statements that are not historical facts. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events including the operations of Nexstar after the closing of the transaction and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Tribune and Nexstar, and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Tribune’s annual report on Form 10-K for the year ended December 31, 2017, and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	those identified and disclosed in public filings with the SEC made by Tribune;

•	the timing of and any potential delay in consummating the proposed transaction;

•	the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close;

•	the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require Tribune to pay a termination fee to Nexstar;

•	the risk that Nexstar fails to obtain the necessary financing arrangements set forth in the debt commitment letter delivered pursuant to the merger agreement;

•	the ability to service and refinance our outstanding debt;

•	the inability to consummate the transaction due to the failure to obtain the requisite shareholder approval;

•

the effects of future regulatory or legislative actions on Nexstar and Tribune, including any future regulatory actions and conditions in the television stations’ operating areas and the effects of governmental regulation of broadcasting;

•	conduct and changing circumstances related to third-party relationships on which Tribune relies for its business;

•	the impact of changes in national and regional economies;

•	pricing fluctuations in local and national advertising;

•	competition from others in the broadcast television markets;

•	volatility in programming costs;

•	industry consolidation;

•	technological developments;

•	market risks from fluctuations in interest rates;

•

events that are outside of the control of Tribune and Nexstar, such as political unrest in international markets, terrorist attacks, malicious human attacks, natural disasters, pandemics and other similar events; and

•	other economic, business, regulatory and/or competitive factors affecting Tribune’s business generally.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement by Tribune or anyone acting on its behalf. Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, Tribune undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the special note regarding forward-looking statements in Tribune’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC and incorporated by reference in this proxy statement. See “Incorporation of Certain Documents by Reference” beginning on page 126 and “Where You Can Find More Information” beginning on page 128.

Tribune also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this proxy statement. Tribune undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect actual outcomes.

THE SPECIAL MEETING

Date, Time and Place

The special meeting is scheduled to be held at 8:30 a.m., local time, on March 11, 2019 at The Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017.

Purpose of the Special Meeting

At the special meeting, Tribune shareholders will be asked:

•	to consider and vote on the merger proposal; and

•	if you hold shares of Tribune Class A common stock, to consider and vote, on an advisory basis, on the compensation proposal and the adjournment proposal.

Recommendation of the Tribune Board

After careful consideration, the Tribune board, on November 30, 2018, unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Tribune and the Tribune shareholders, and further resolved to recommend to the Tribune shareholders that they adopt the merger agreement, approve a non-binding, advisory proposal to approve the compensation that may be paid or become payable to Tribune’s named executive officers in connection with the merger pursuant to already existing contractual obligations of Tribune and approve any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes to approve the merger proposal.

The Tribune board unanimously recommends that you vote “FOR” each of the merger proposal, the compensation proposal and the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of shares of Tribune common stock as of the record date will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Holders of Tribune Class A common stock will be entitled to vote on the merger proposal, the compensation proposal and the adjournment proposal. Holders of Tribune Class B common stock will be entitled to vote only on the merger proposal. A list of Tribune shareholders of record entitled to vote at the special meeting will be available at the executive offices of Tribune at 515 North State Street, Chicago, Illinois 60654 at least ten days prior to the special meeting and will also be available for inspection at the special meeting by any Tribune shareholder for purposes germane to the meeting.

As of the record date, there were a total of 87,751,365 and 5,557 shares of Tribune Class A common stock and Tribune Class B common stock outstanding, respectively. As of the record date, approximately 1% of the outstanding shares of Tribune Class A common stock and total Tribune common stock were held by Tribune directors and executive officers and their affiliates (including Mr. Lazarus, who ceased to be an executive officer on December 31, 2018). We currently expect that Tribune’s directors and executive officers will vote their shares of Tribune common stock in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the special meeting. A quorum for action on any subject matter at any special meeting will exist when the holders of record of a majority of the outstanding shares of Tribune common stock entitled to vote at the special meeting are present in person or represented by proxy at the special meeting, provided that if a separate class vote is required with respect to any matter, the holders of a majority of the outstanding shares of such class, present in person or represented by proxy at the special meeting, will constitute a quorum of such class. Shares of Tribune common stock represented at the special meeting but not voted, including shares of Tribune common stock for which a shareholder directs an “abstention” from voting, will be counted as present for purposes of establishing a quorum. Broker non-votes (shares of Tribune common stock held by banks, brokerage firms or nominees that are present in person or represented by proxy at the special meeting but with respect to which the broker or other Tribune shareholder of record is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal), if any, will not be counted as present for purposes of establishing a quorum. Shares of Tribune common stock held in treasury will not be included in the calculation of the number of shares of Tribune common stock represented at the special meeting for purposes of determining whether a quorum is present.

Required Vote

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Tribune common stock, voting as a single class, as of the record date. Approval of the compensation proposal requires the affirmative vote of at least a majority of the shares of Tribune Class A common stock present in person or represented by proxy at the special meeting. Approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares of Tribune Class A common stock present in person or represented by proxy at the special meeting.

Failure to Vote, Broker Non-Votes and Abstentions

If you are a Tribune shareholder entitled to vote and fail to vote or fail to instruct your broker or nominee to vote, it will have the effect of a vote against the merger proposal and will have no effect on the compensation proposal or the adjournment proposal, assuming a quorum is present. If you are a Tribune shareholder and you mark your proxy or voting instructions to abstain, it will have the effect of voting against the merger proposal and, if you are a holder of Tribune Class A common stock, the compensation proposal and the adjournment proposal.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Tribune common stock are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the shares of Tribune common stock authorizing you to vote at the special meeting.

In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the special meeting. If you hold your shares of Tribune common stock in “street name,” you also may be asked to present proof of ownership as of the record date to be admitted to the special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the shares of Tribune common stock on the record date are examples of proof of ownership. Tribune shareholders will not be allowed to use cameras, recording devices and other similar electronic devices at the special meeting.

Voting by Proxy

A proxy card is enclosed for your use. Tribune requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Tribune common stock represented by it will be voted at the special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a properly executed proxy is returned without an indication as to how the shares of Tribune common stock represented are to be voted with regard to a particular proposal, the Tribune common stock represented by the proxy will be voted in favor of the merger proposal. However, if you are a holder of Tribune Class A common stock and you return a properly executed proxy without an indication as to how the shares of Tribune Class A common stock are to be voted with regard to the compensation proposal or the adjournment proposal, the shares of Tribune Class A common stock represented by your proxy will not be voted in favor of the compensation proposal or the adjournment proposal. If you are a beneficial owner, your broker, bank or other nominee will vote your shares on each of the merger proposal, the compensation proposal and the adjournment proposal only if you return a properly executed proxy with an indication as to how the shares of Tribune common stock represented are to be voted with regard to a particular proposal.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the notice of the special meeting. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

How Proxies Are Counted

All shares of Tribune common stock entitled to vote and represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the Tribune shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the merger proposal and, if you are a holder of Tribune Class A common stock, the compensation proposal and the adjournment proposal will be voted “FOR” each such proposal.

Shares Held in “Street Name”

If you hold shares of Tribune common stock through a broker or other nominee, you may instruct your broker or other nominee to vote your shares of Tribune common stock by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for Tribune shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares of Tribune common stock will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes will not be counted as present for purposes of establishing a quorum. With respect to the merger proposal, a broker non-vote will have the effect of a vote against the proposal. With respect to the compensation proposal and the adjournment proposal, a broker non-vote will have no effect on such proposals. If you hold shares of Tribune common stock through a broker or other nominee and wish to vote your shares of Tribune common stock in person at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocation of Proxies and Changes to a Tribune Shareholder’s Vote

If you are the record holder of Tribune common stock, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the Tribune Corporate Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•	by sending a completed proxy card to the Tribune Corporate Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking proxies should be addressed to:

Tribune Media Company

685 Third Avenue, 31st Floor

New York, New York 10017

Attn: Corporate Secretary

If your shares of Tribune common stock are held in “street name,” you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the special meeting, a Tribune shareholder will not be able to revoke its proxy or change its vote as to that matter.

All shares of Tribune common stock entitled to vote and represented by valid proxies that Tribune receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a Tribune shareholder makes no specifications on its proxy card as to how it wants its shares of Tribune common stock voted before signing and returning it, such proxy will be voted “FOR” the merger proposal and, to the extent you are a holder of Tribune Class A common stock, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Tabulation of Votes

The Tribune board has appointed a representative of American Election Services, LLC to serve as the inspector of election for the special meeting. The inspector of election will, among other matters, determine the number of shares of Tribune common stock represented at the special meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the Tribune shareholders.

Solicitation of Proxies

Tribune will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Tribune will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Tribune common stock and secure their voting instructions, if necessary. Tribune will reimburse the record holders for their reasonable expenses in taking those actions.

Tribune has also made arrangements with Innisfree to assist in soliciting proxies and in communicating with Tribune shareholders and estimates that it will pay them a fee of approximately $25,000 plus reasonable out-of-pocket fees and expenses for these services. If necessary, Tribune may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Tribune shareholders, either personally or by telephone, the Internet, facsimile or letter.

Adjournments

If a quorum is not present or represented, the special meeting may be adjourned from time to time by the chairman of the meeting or by the affirmative vote of a majority of Tribune shareholders entitled to cast votes at the special meeting, present in person or represented by proxy at the special meeting, until a quorum is present. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, then the Tribune shareholders may be asked to vote on the adjournment proposal. No notices of an adjourned meeting need to be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Tribune board sets a new record date for such meeting, in which case a written notice of the place, date and time of the adjourned meeting will be given to each Tribune shareholder of record entitled to vote at the meeting. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree, the proxy solicitation agent for Tribune, at 501 Madison Avenue, 20th Floor, New York, New York 10022, or call toll-free at (888) 750-5834.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Parties to the Transaction

Tribune Media Company

Tribune Media Company, a Delaware corporation, was founded in 1847 as a newspaper publisher and incorporated in Delaware in 1968. Tribune is a diversified media and entertainment business comprised of 42 television stations, that are either owned by Tribune or others, but to which Tribune provides certain services, along with a national general entertainment cable network, a radio station, a portfolio of real estate assets and investments in a variety of media, websites and other related assets.

Tribune is one of the largest independent station owner groups in the United States based on household reach, and owns or operates local television stations in each of the nation’s top five DMAs and seven of the top ten DMAs by population. Tribune has network affiliations with all of the major over-the-air networks, including ABC, CBS, FOX, NBC and the CW. Tribune provides highly-valued programming, including the NFL and other live sports, on many of its stations and local news to approximately 49 million U.S. households in the aggregate, as measured by Nielsen Media Research, representing approximately 44% of all U.S. households. In addition, Tribune owns a national general entertainment cable network, WGNA, which is available in over 75 million households nationally, as estimated by Nielsen Media Research. WGNA provides Tribune with a platform for launching high quality scripted programming.

Tribune also holds a variety of investments in cable and digital assets, including an equity investment in TVFN.

Tribune Class A common stock is listed on the NYSE under the trading symbol “TRCO.” Tribune Class B common stock is quoted on the OTC Pink market under the trading symbol “TRBAB.” Tribune’s principal executive office is located at 515 North State Street, Chicago, Illinois 60654 (telephone number: (312) 222-3394).

This proxy statement incorporates important business and financial information about Tribune from other documents that are not included in or delivered with this proxy statement. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 128 of this proxy statement and “Incorporation of Certain Documents by Reference” beginning on page 126 of this proxy statement.

Nexstar Media Group, Inc.

Nexstar Media Group, Inc., a Delaware corporation, is a television broadcasting and digital media company focused on the acquisition, development and operation of television stations and interactive community websites and digital media services in medium-sized markets in the United States. As of September 30, 2018, Nexstar owned, operated, programmed or provided sales and other services to 171 full power television stations, including those owned by variable interest entities, in 100 DMAs in the states of Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, North Dakota, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, West Virginia and Wisconsin. The stations are affiliates of ABC, NBC, FOX, CBS, The CW, MNTV and other broadcast television networks. As of September 30, 2018, through various local service agreements, Nexstar provided sales, programming, and other services to 38 full power television stations owned and/or operated by independent third parties.

Nexstar Class A common stock is listed on the NASDAQ under the symbol “NXST.” Nexstar’s principal offices are at 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062 and its telephone number is (972) 373-8800. Additional information about Nexstar is included on its website: http://www.nexstar.tv. The information contained on, or accessible through, the Nexstar website is not part of this proxy statement and is not incorporated herein by reference.

Titan Merger Sub, Inc.

Titan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Nexstar, was formed solely for the purpose of consummating the merger of Merger Sub with and into Tribune, with Tribune surviving the merger, as provided for in the merger agreement. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s office is located at 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062 and its telephone number is (972) 373-8800.

Description of the Transaction

The following is a description of certain material aspects of the transaction. This description may not contain all of the information that may be important to you. The discussion of the transaction in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. We encourage you to read carefully this entire proxy statement, including the Annexes to, and the documents incorporated by reference in, this proxy statement, for a more complete understanding of the transaction. This section is not intended to provide you with any factual information about Tribune. Such information can be found elsewhere in this proxy statement and in the public filings Tribune makes with the SEC, as described in “Where You Can Find More Information” beginning on page 128 and “Incorporation of Certain Documents by Reference” beginning on page 126. On November 30, 2018, Tribune entered into a merger agreement with Nexstar and Merger Sub, pursuant to which Merger Sub will merge with and into Tribune, with Tribune surviving the merger, as a result of which, Nexstar will acquire Tribune.

No vote of Nexstar shareholders is required in connection with the transaction.

Background of the Transaction

On May 8, 2017, Tribune entered into a merger agreement, which we refer to as the “Sinclair Merger Agreement,” with Sinclair providing for the acquisition by Sinclair of all of the outstanding shares of the Tribune’s Class A common stock and Class B common stock by means of a merger, which we refer to as the “Sinclair Merger”. Had the Sinclair Merger been consummated, each share of Tribune’s common stock would have been converted into the right to receive (i) $35.00 in cash, without interest and less any required withholding taxes, and (ii) 0.2300 of a share of Class A common stock of Sinclair.

The consummation of the Sinclair Merger was subject to the satisfaction or waiver of certain conditions, including the receipt of the FCC approval and the HSR approval. Receipt of the necessary regulatory approvals for the Sinclair Merger would have required, among other things, the divestiture of stations in certain DMAs to meet regulatory requirements, and Sinclair had agreed in the Sinclair Merger Agreement to undertake such actions.

On July 17, 2018, following a statement from the Chairman of the FCC regarding the pending Sinclair Merger on July 16, 2018, members of Tribune management together with representatives of Moelis and Guggenheim Securities, which we refer to together as the “Tribune Financial Advisors,” Tribune’s outside counsel, Debevoise & Plimpton LLP, which we refer to as “Debevoise,” and Tribune’s outside regulatory counsel, Covington & Burling LLP, which we refer to as “Covington,” discussed with the Tribune board the status of the regulatory approval process before the Department of Justice and the FCC, the FCC Chairman’s July 16 statement, and the expectation that the FCC would shortly issue a Hearing Designation Order, which we refer to as the “HDO,” alleging possible misrepresentations by Sinclair.

On July 19, 2018, the FCC released the HDO, referring Sinclair’s applications to a FCC Administrative Law Judge, which we refer to as the “ALJ,” for an evidentiary hearing to resolve what the FCC concluded were “substantial and material questions of fact” regarding (i) whether Sinclair was the real party-in-interest to the divestiture applications for WGN-TV, KDAF, and KIAH, and, if so, whether Sinclair engaged in misrepresentation and/or lack of candor in its applications with the FCC; (ii) whether consummation of the Sinclair Merger would violate the FCC’s broadcast ownership rules; (iii) whether grant of the applications filed seeking FCC approval of the transactions contemplated by the Sinclair Merger Agreement would serve the public interest, convenience, and/or necessity; and (iv) whether such applications should be granted or denied. The HDO designated as parties to the proceeding the FCC’s Enforcement Bureau and persons who had filed formal petitions to deny such applications, and directed the ALJ to establish a procedural schedule by Friday, August 24, 2018.

Tribune had the right to terminate the Sinclair Merger Agreement pursuant to its terms if Sinclair failed to perform in all material respects its covenants, and such failure was not cured by the end date of August 8, 2018. Additionally, either party could terminate the Sinclair Merger Agreement if the Sinclair Merger was not consummated on or before August 8, 2018 (and the failure for the Sinclair Merger to have been consummated by such date was not primarily due to a breach of the Sinclair Merger Agreement by the party terminating the Sinclair Merger Agreement).

On August 8, 2018, the Tribune board met to review strategic alternatives in light of the FCC’s issuance of the HDO. Tribune’s outside counsel and management advised the Tribune board that the HDO would not be resolved for several months if not longer. Representatives of Debevoise reviewed with the Tribune board its fiduciary duties and the potential consequences of terminating the Sinclair Merger Agreement, including the claims that Tribune would have against Sinclair. The Tribune Financial Advisors discussed with the Tribune board various options in the event of the termination by Tribune of the Sinclair Merger Agreement on August 9, 2018, including re-starting a process for the potential sale of Tribune, a potential breakup of Tribune via multiple sales and standalone scenarios (including potential acquisitions of various assets). The Tribune board determined to terminate the Sinclair Merger Agreement the following day and to pursue remedies against Sinclair. The Tribune board authorized and instructed Tribune management and the Tribune Financial Advisors, following the termination of the Sinclair Merger Agreement, to resume the exploration of strategic alternatives for Tribune, including by contacting potentially interested acquirors, including Nexstar and certain other parties who had been contacted in the prior sale process that culminated with entering into the Sinclair Merger Agreement and other parties that had been preliminarily discussed among the Tribune board and management and the Tribune Financial Advisors. The Tribune board also directed the Tribune management team to consider potential strategic acquisition opportunities that were available to Tribune.

On August 9, 2018, Tribune notified Sinclair that it had terminated the Sinclair Merger Agreement as a result of Sinclair’s willful and material breaches of its covenants and the expiration of the end date thereunder. On August 9, 2018, Tribune also filed a complaint in the Chancery Court of the State of Delaware against Sinclair. The complaint alleges that Sinclair willfully and materially breached its obligations under the Sinclair Merger Agreement to use its reasonable best efforts to promptly obtain regulatory approval of the Sinclair Merger so as to enable the Sinclair Merger to close as soon as reasonably practicable. The lawsuit seeks damages for all losses incurred as a result of Sinclair’s breach of contract under the Sinclair Merger Agreement.

From and after August 9, 2018, the Tribune Financial Advisors contacted nine parties with respect to a potential acquisition of Tribune, consisting of six strategic parties and three private equity firms. In connection therewith, during the remainder of August 2018, Tribune amended its existing mutual confidentiality agreements with Nexstar, another strategic party and one private equity party, which we refer to as “Bidder A,” and entered into mutual confidentiality agreements with two other strategic parties, in each case, to permit the sharing of information in connection with evaluating the potential acquisition by such party of all or part of Tribune.

In September 2018, Tribune entered into mutual confidentiality agreements with one other strategic party, a privately held company which we refer to as “Bidder B,” and one other private equity party, which we refer to as “Bidder C,” in each case, to permit the sharing of information in connection with evaluating the potential acquisition by such party of all or part of Tribune.

On September 6, 2018, members of Tribune management and the Tribune Financial Advisors met with a strategic party to discuss the Tribune business and a potential transaction.

On September 7, 2018, Mr. Kern, the Chief Executive Officer of Tribune and a member of the Tribune board, met with a senior partner of Bidder A to discuss the broadcasting industry and the Tribune business and a potential transaction.

On September 13, 2018, members of Tribune management and the Tribune Financial Advisors met with a strategic party to discuss the Tribune business and a potential transaction.

In the weeks that followed in accordance with the Tribune board’s directions, from time to time Tribune executives and the Tribune Financial Advisors spoke by telephone with interested parties, including Bidder A, to discuss the Tribune business and certain diligence matters related to a potential transaction.

On October 1, 2018, members of Tribune management and the Tribune Financial Advisors had a meeting with Bidder C and parties that were potentially interested in co-investing with Bidder C to discuss the Tribune business and a potential transaction.

On October 2, 2018, members of Tribune management and the Tribune Financial Advisors met separately with each of Bidder A and Bidder B to discuss the Tribune business and a potential transaction. Later that day, the transaction committee formed by the Tribune board on February 24, 2016 in connection with the original strategic review that ultimately culminated in, among other things, the execution of the Sinclair Merger Agreement and now comprised of Mr. Peter Murphy and Mr. Kern, which we refer to as the “Transaction Committee,” held a telephonic meeting with the Tribune Financial Advisors and Debevoise at which it reviewed the status of the current sale process and instructed the Tribune Financial Advisors to provide offer instruction letters to the potential bidders.

On October 4, 2018, pursuant to instructions from the Transaction Committee, an offer instruction letter asking for offers on October 25, 2018 was provided by the Tribune Financial Advisors to the five parties that had indicated ongoing interest in the process to such date, including each of Nexstar, Bidder A, Bidder B and Bidder C.

Over the course of the following week, Tribune executives and the Tribune Financial Advisors spoke by telephone and met with interested parties to discuss the Tribune business and certain diligence matters related to a potential transaction.

On October 9, 2018, representatives of Moelis met with representatives of Nexstar, including Nexstar’s chief executive officer, Mr. Perry Sook, to discuss the Tribune business and certain diligence matters related to a potential transaction.

On October 9, 2018, pursuant to instructions from the Transaction Committee, an offer instruction letter requesting an offer on October 25, 2018 was also provided by the Tribune Financial Advisors to an additional strategic party.

On October 11, 2018, representatives of Guggenheim Securities met with representatives of a strategic party to discuss the Tribune business and certain diligence matters related to a potential transaction.

Over the course of the following two weeks, members of Tribune management and the Tribune Financial Advisors held meetings and spoke by telephone with interested parties, including Nexstar, Bidder A, Bidder B and Bidder C, to discuss the Tribune business and certain diligence matters related to the transaction.

On October 23, 2018, Tribune received an unsolicited offer to acquire 100% of Tribune’s outstanding equity from another strategic party, which we refer to as “Bidder D.” Bidder D submitted an offer at a value of $43.50 per share in cash.

On October 25, 2018, Tribune received offers to acquire 100% of Tribune’s outstanding equity from each of Bidder A and Bidder C. Bidder A, together with a privately held strategic party (that was not one of the parties that the Tribune Financial Advisors had previously contacted as a potentially interested acquiror of Tribune), which we refer to as Bidder A’s “co-bidder,” submitted a joint offer at a value of $41.00 to $42.00 per share in cash. Bidder C submitted an offer at a value of $41.50 per share cash.

On October 26, 2018, Tribune received an offer to acquire 100% of Tribune’s outstanding equity from Nexstar at a value of $35.00 per share in cash.

On October 28, 2018, after it was informed that its offer was significantly lower than the offers of other bidders, Nexstar submitted a revised offer to Tribune at a value of $38.00 per share in cash. In addition, Bidder B submitted an indication of its interest in acquiring 100% of Tribune’s outstanding equity for a combination of $28.00 per share in cash and shares in the resulting combined public company equal to 30% of the pro forma entity, which Bidder B characterized as representing a combined value of $45.66 per share.

Representatives of the Tribune Financial Advisors and Debevoise held a telephone conference with the Tribune board on October 29, 2018 to review the offers received to date from Nexstar, Bidder A, Bidder B, Bidder C and Bidder D. On the October 29 call, Mr. Kern, together with representatives of the Tribune Financial Advisors and Debevoise, reviewed for the Tribune board the status of the process to explore the potential sale of Tribune. Representatives of the Tribune Financial Advisors discussed the results of their contacts with potentially interested parties, consisting of seven strategic parties and three private equity firms. Of those ten parties, Nexstar, Bidder A, Bidder B, Bidder C and Bidder D had submitted offers to purchase all or part of Tribune, three had signed confidentiality agreements and received confidential information regarding Tribune, but did not submit an offer, and two had declined to sign a confidentiality agreement. Representatives of the Tribune Financial Advisors then reviewed with the Transaction Committee the written offers received from Nexstar, Bidder A, Bidder B, Bidder C and Bidder D. Representatives of Debevoise discussed with the Tribune board its fiduciary duties. The Tribune board then discussed the implied transaction premiums and multiples represented by the offers received, key valuation considerations reflected in the Nexstar, Bidder A, Bidder B, Bidder C and Bidder D proposals and the capitalization and borrowing capacity of those parties. The Tribune board then discussed timing considerations regarding the next round of offers. The Tribune board requested that the Tribune Financial Advisors prepare instructions for the next round of offers consistent with the timing considerations discussed by the Tribune board and asked Debevoise to finalize a form of merger agreement to be sent to the five bidders, Nexstar, Bidder A, Bidder B, Bidder C and Bidder D. The Tribune board then instructed the Tribune Financial Advisors to hold discussions with each of Nexstar, Bidder A, Bidder B and Bidder C to provide feedback on their offers based upon the discussions at the meeting. The Tribune Financial Advisors held these discussions following the meeting.

On October 30, 2018, after executing a confidentiality agreement on October 26, 2018, Bidder D was given access to the data room. Additionally, on such date, an auction draft of the merger agreement was provided to each of Nexstar, Bidder A, Bidder B, Bidder C and Bidder D, with instructions to submit initial comments no later than November 8, 2018. Also on this day, the Tribune Financial Advisors spoke by telephone with Bidder B regarding the process for reverse diligence by Tribune in light of the stock component of Bidder B’s offer.

Over the course of the following two weeks, members of Tribune management and the Tribune Financial Advisors spoke by telephone with interested parties in the process to discuss the Tribune business and certain diligence matters related to a potential transaction. During this time, Tribune management continued to also examine acquisition opportunities for Tribune on a standalone basis.

On November 3, 2018, the chief executive officer of Bidder C spoke with Mr. Kern on the telephone and asked to be permitted to speak with a strategic party with respect to the transaction, in order to discuss various topics relating to certain Tribune stations. Mr. Kern initially declined, but later provided approval for such contact on a subsequent telephone conference with the chief executive officer of Bidder C on November 7, 2018.

On November 8, 2018, each of Nexstar, Bidder C and Bidder D submitted an initial markup of the draft merger agreement to Tribune.

On November 8, 2018, the Tribune board held a regularly scheduled meeting, at which it reviewed, among other matters, Tribune management’s preliminary 2019 financial forecast, the status of the sale process and the anticipated timing for the next round of offers. The Tribune board instructed the Tribune Financial Advisors to provide offer instruction letters to each of Nexstar, Bidder A, Bidder B, Bidder C and Bidder D consistent with the timing discussion at the meeting.

On November 9, 2018, Bidder A submitted an initial markup of the draft merger agreement to Tribune. In its markup, Bidder A indicated that the closing of its acquisition of Tribune would be conditioned upon the closing of a proposed acquisition by Bidder A of its co-bidder.

On November 12, 2018, Mr. Lazarus, an Executive Vice President and the General Counsel, Chief Strategy Officer and Corporate Secretary of Tribune, and a representative of Guggenheim Securities had dinner with the chief executive officer of Bidder A’s co-bidder, during which a potential transaction was discussed.

On November 13, 2018, pursuant to the November 8, 2018 instructions from the Tribune board, an offer instruction letter asking for final offers on November 27, 2018 (including a final negotiated version of the merger agreement) was provided by the Tribune Financial Advisors to each of Nexstar, Bidder A, Bidder B, Bidder C and Bidder D.

On November 13, 2018, Debevoise provided oral feedback to legal counsel for each of Nexstar, Bidder A, Bidder C and Bidder D on the markups of the merger agreement received from each party and indicated that a revised draft of the merger agreement reflecting this feedback would be provided. The following day, a revised draft of the merger agreement was provided by Debevoise to outside counsel for each of Nexstar, Bidder A, Bidder C and Bidder D, respectively, reflecting the prior discussions with the bidders and consideration of the bidders’ markups, and each of the parties was asked to submit a revised markup of the draft merger agreement by November 19, 2018. During this period up to this time, Bidder B did not submit a markup of the merger agreement.

On November 14, 2018, the chief executive officer of Bidder C spoke with Mr. Kern on the telephone and asked to be permitted to speak with another strategic party regarding the transaction, indicating to Mr. Kern that Bidder C might want to divest certain Tribune stations to such party in order to finance its offer. Mr. Kern declined, but encouraged Bidder C to remain in the process. In addition, representatives from Bidder D met with Tribune management to discuss the Tribune business and certain diligence matters related to a potential transaction.

On November 15, 2018, Tribune management, including Mr. Bigelow, an Executive Vice President and the Chief Financial Officer of Tribune, and the Tribune Financial Advisors met with representatives of Bidder C to discuss the Tribune business and certain diligence matters related to a potential transaction.

Over the course of the following two weeks, members of Tribune management and the Tribune Financial Advisors spoke by telephone with interested parties, including Nexstar, Bidder A, Bidder C and Bidder D, to discuss the Tribune business and certain diligence matters related to a potential transaction.

On November 16, 2018, Debevoise and Covington held discussions with Nexstar’s outside counsel, Kirkland & Ellis LLP, which we refer to as “Kirkland,” and Nexstar’s outside regulatory counsel, Wiley Rein LLP, which we refer to as “Wiley Rein,” to discuss potential approaches for obtaining regulatory approval of the proposed transaction. In addition, Debevoise held discussions with Kirkland regarding the markup of the merger agreement.

On November 17, 2018, Debevoise and Covington, on behalf of Tribune, provided to Kirkland and Wiley Rein, on behalf of Nexstar, draft contract language with respect to a potential process for obtaining regulatory approval of the transaction.

On November 19, 2018, Nexstar submitted a revised markup of the draft merger agreement to Tribune. In addition, Debevoise and Kirkland held discussions regarding Tribune’s proposal with respect to regulatory matters, and Kirkland provided to Debevoise a markup of the regulatory proposal later that day.

On November 20, 2018, Tribune management, including Mr. Kern, Mr. Bigelow and Mr. Lazarus, and the Tribune Financial Advisors met with representatives of Bidder B to discuss the Tribune business and certain diligence matters related to a potential transaction.

On November 20, 2018, each of Bidder A and Bidder D submitted a revised markup of the draft merger agreement to Tribune. Bidder D’s markup of the merger agreement indicated that it would fund a portion of the purchase price through a preferred equity issuance in addition to the required debt financing. That same day, Nexstar provided a draft of its debt commitment letter to Tribune, and Debevoise and Covington held discussions with Kirkland and Wiley Rein regarding the potential approach to seeking regulatory approvals.

On November 21, 2018, Nexstar submitted a revised draft of a regulatory approval proposal to Tribune. In addition, on November 21, 2018, Bidder A provided a draft of its debt commitment letter to Tribune.

On November 22, 2018, Debevoise sent a revised draft of certain sections of the merger agreement with respect to the regulatory approval proposal to Kirkland.

On November 23, 2018, Debevoise provided oral feedback to legal counsel for each of Nexstar, Bidder A and Bidder D on the markups of the merger agreement received from each party and indicated that a revised draft of the merger agreement reflecting this feedback would be provided.

On November 25, 2018, a revised draft of the merger agreement was provided by Debevoise to outside counsel for each of Nexstar, Bidder A and Bidder D, reflecting the prior discussions with the bidders and consideration of the bidders’ markup, and each of the parties was asked to submit a revised markup of the draft merger agreement with their final offer on November 27, 2018. In addition, the Tribune Financial Advisors held telephone conferences with each of Nexstar, Bidder A and Bidder D to discuss the merger agreement.

On November 26, 2018, Tribune and Debevoise held discussions with each of Nexstar and Bidder A regarding certain matters in the most recent versions of the merger agreements. That same day, Debevoise and Covington held discussions with Nexstar, Kirkland and Wiley Rein regarding the potential approach to seeking regulatory approval of the transaction. In addition, Bidder B submitted an initial markup of the draft merger agreement to Tribune.

On November 27, 2018, Debevoise held discussions with outside counsel for Bidder B regarding its markup of the merger agreement.

On November 27, 2018, the chief executive officer of Bidder C spoke with the Tribune Financial Advisors on the telephone regarding the potential transaction. Later that day, offers were received from each of Nexstar, Bidder A, Bidder B, Bidder C and Bidder D, together with a revised draft of the merger agreement from each bidder (other than Bidder B). Nexstar proposed to acquire 100% of Tribune’s outstanding equity at a price of $41.00 per share in cash and included executed debt commitment letters as part of its offer package. Bidder A proposed to acquire 100% of Tribune’s outstanding equity at a price of $43.00 per share in cash and provided a draft of the purchase agreement for the proposed acquisition of its co-bidder. Bidder B proposed to acquire 100% of Tribune’s outstanding equity, with the consideration consisting of $32.00 per share in cash and 25% ownership of the pro forma entity, which Bidder B characterized as representing a combined value of $45.66 per share. Bidder B also submitted “highly confident” letters from its potential debt financing sources as part of its offer package but did not provide financing commitments. Bidder C proposed to acquire 100% of Tribune’s outstanding equity at a price of $39.00 per share in cash, to be increased to $41.50 per share in cash if Bidder C were to successfully divest 24 selected stations for total pre-tax cash proceeds of at least $2.6 billion, and to be further increased to $42.50 per share if Tribune were successful in acquiring certain specified assets on “commercially reasonable terms”, as determined by Bidder C. Bidder C submitted “highly confident” letters from its potential debt financing sources as part of its offer package but did not provide financing commitments. Bidder D proposed to acquire 100% of Tribune’s outstanding equity at a price of $45.00 per share in cash and submitted “highly interested” letters from its potential debt financing sources and an indicative summary of terms for the proposed preferred stock financing contemplated by its offer but did not provide financing commitments. Representatives of the Tribune Financial Advisors, Debevoise and Covington held a telephonic call with Tribune management to discuss the offers received that day.

Later on November 27, 2018, Bidder C, having received feedback on its offer in response to its inquiries, submitted a revised offer, proposing to acquire 100% of Tribune’s outstanding equity at a price of $39.00 per share in cash, to be increased to $43.00 per share in cash if Bidder C were to successfully divest 24 selected stations for total after-tax cash proceeds of at least $2.3 billion, and to be further increased to $44.00 per share if Tribune were successful in acquiring certain specified assets on “commercially reasonable terms”, as determined by Bidder C.

On November 28, 2018, the Tribune board held a telephonic meeting, at which representatives of the Tribune Financial Advisors, Debevoise and Covington were present, to review the offers received from Nexstar, Bidder A, Bidder B, Bidder C and Bidder D. Representatives of the Tribune Financial Advisors reviewed with the Tribune board the financial terms of the offers received from the bidders, discussed the debt financing commitments submitted by the bidders and presented to the Tribune board their preliminary financial analyses of the proposals and an analysis of the value of the stock consideration component (including evaluation of the potential synergies) of the Bidder B offer. Representatives of the Tribune Financial Advisors also discussed the contingent nature of the values proposed by Bidder C in its proposal and the uncertain nature of Bidder D’s debt and equity financing. Representatives of Debevoise then updated the Tribune board on negotiations that had taken place between October 30 and November 28 with the bidders on material terms of the merger agreement. Mr. Lazarus and representatives of Covington reviewed with the Tribune board the FCC and antitrust matters relevant to the Tribune board’s consideration of the offers. Representatives of Debevoise also discussed with the Tribune board its fiduciary duties in connection with its evaluation of the offers that had been received. Each of the Tribune Financial Advisors provided the Tribune board with disclosure on its relationships with Tribune and each of the bidders. The Tribune board concluded that, based upon the information provided by the Tribune Financial Advisors, the Tribune Financial Advisors did not have any relationships that would be likely to impair their respective ability to provide independent advice to the Tribune board.

Following this presentation and further discussion, the Tribune board determined that the offers submitted by Nexstar, Bidder A and Bidder B (with the stock component of Bidder B’s offer valued by the Tribune board as less than the amount indicated in Bidder B’s offer based on the Tribune board’s view of potential synergies and other factors) were sufficiently close in value that the bidders should be asked to submit revised offers. The Tribune board instructed the Tribune Financial Advisors to go back to each of Nexstar, Bidder A and Bidder B to ask for revised offers on November 29, 2018, to inform Bidder C that the Tribune board considered the contingent nature of the value of its offer to be a negative element of its proposal, and to inform Bidder D that the Tribune board did not consider the status of Bidder D’s equity and debt financing commitments to be sufficiently advanced for Bidder D to continue in the process but did not discourage Bidder D from continuing to try to obtain committed financing for its offer. Based on these instructions, the Tribune Financial Advisors then held discussions with each of Nexstar, Bidder A and Bidder B asking for revised offers and provided the feedback from the Tribune board to Bidder C and Bidder D. Debevoise also discussed with Bidder A’s outside counsel, based on instructions from the Tribune board, certain concerns of the Tribune board with respect to conditionality and open points in the relevant agreements relating to Bidder A’s proposed acquisition of its co-bidder, which acquisition was to be consummated immediately prior to Bidder A’s proposed acquisition of Tribune. In addition, representatives of Tribune and Debevoise held discussions with representatives of Nexstar and Kirkland concerning certain sections of the merger agreement.

Later on November 28, 2018, Bidder C submitted a revised offer, proposing to acquire 100% of Tribune’s outstanding equity at a price of $39.00 per share in cash, to be increased to $47.00 per share in cash if Bidder C were to successfully divest 24 selected stations for total after-tax cash proceeds of at least $2.3 billion, and to be further increased to $48.00 per share if Tribune were successful in acquiring certain specified assets on “commercially reasonable terms”, as determined by Bidder C.

On November 29, 2018, revised offers were received from each of Nexstar and Bidder A. Bidder B declined to submit an additional offer. Nexstar proposed to acquire 100% of Tribune’s outstanding equity at a price of $45.00 per share in cash. Bidder A proposed to acquire 100% of Tribune’s outstanding equity at a price of $44.25 per share in cash. During the afternoon of November 29, 2018, representatives of the Tribune Financial Advisors reviewed with the Tribune board the financial terms of the revised offers, including the contingent nature of the values proposed by Bidder C in its final revised November 28, 2018 proposal, and discussed with the Tribune board the potential drawbacks to Tribune shareholders of the longer regulatory approval process expected in connection with the Nexstar merger as compared to a transaction with Bidder A, and representatives of Debevoise updated the Tribune board on the status of negotiations with each of Nexstar and Bidder A on the terms of the merger agreement. The Tribune board continued to view Bidder C’s proposal as inferior due to the contingent nature of the value of its offer and also viewed Bidder B’s proposal as inferior due to the Tribune board’s view on synergies and certain other factors, including the lack of committed debt financing or an agreed path for regulatory clearance and the additional time that would be required to conduct business and legal due diligence on Bidder B due to the stock component of Bidder B’s offer. Following this discussion, the Tribune board determined that the offers submitted by Nexstar and Bidder A were sufficiently close in value that those bidders should be asked to submit revised offers and submit revised markups of the merger agreement (in response to revised drafts of the merger agreement to be provided to each bidder’s outside counsel by Debevoise later that day). The Tribune board instructed the Tribune Financial Advisors to go back to each of Nexstar and Bidder A to ask for revised offers on November 30, 2018 and to inform Bidder C that the Tribune board continued to consider the contingent nature of the value of its offer to be a negative element of its proposal. Based on these instructions, the Tribune Financial Advisors then held discussions with each of Nexstar and Bidder A asking for revised offers.

Later that day, a revised draft of the merger agreement between Tribune and each of Nexstar and Bidder A, respectively, reflecting the prior discussions with the bidders and consideration of the bidders’ markups, was sent by Debevoise to outside counsel for each of Nexstar and Bidder A, and each of the parties was asked to submit a revised markup of the draft merger agreement with their final offer on November 30, 2018. In addition, Mr. Kern spoke on the telephone with a senior partner at Bidder A regarding the request for a revised offer.

On November 30, 2018, final offers, together with a revised draft of the merger agreement, were received from each of Nexstar and Bidder A. Nexstar proposed to acquire 100% of Tribune’s outstanding equity at a price of $46.50 per share in cash. Bidder A proposed to acquire 100% of Tribune’s outstanding equity at a price of $45.25 per share in cash.

On November 30, 2018, the Tribune board held a telephonic meeting at which it reviewed the latest offers received from Nexstar and Bidder A. Representatives of the Tribune Financial Advisors reviewed with the Tribune board a summary of the financial terms of the two offers and discussed with the Tribune board the potential drawbacks to Tribune shareholders of the longer regulatory approval process expected in connection with the Nexstar merger as compared to a transaction with Bidder A. Representatives of Debevoise reviewed with the Tribune board a comparison of the material terms of each of the merger agreements that had been negotiated with the two bidders, focusing on the terms relating to the bidders’ efforts to obtain regulatory approvals, termination rights, conditionality, interim covenants and the size and triggers for the payment of any termination fees and noting that there were very few open points on Nexstar’s revised draft of the merger agreement, whereas a number of material open points remained with respect to Bidder A’s revised draft of the merger agreement. The Tribune board determined that, subject to addressing the risk of a delayed closing due to the potentially longer regulatory approval period for Nexstar (which the Tribune board proposed to address by asking for additional consideration from Nexstar in the form of a monthly ticking fee should the merger not close by a specified date), Nexstar’s offer represented the best opportunity to achieve the highest value for Tribune shareholders in the sale process. As a result, the Tribune board instructed the Tribune Financial Advisors to inform Nexstar that if it agreed to a revised draft of the merger agreement to be provided to Nexstar and its legal advisors that day and to an increase in the merger consideration in the amount of $0.30 per share for each month (prorated for partial months) after August 31, 2019 during which the merger is not consummated (less any declared dividends), Tribune would proceed to finalize the merger agreement with Nexstar. As directed by the Tribune board, representatives of the Tribune Financial Advisors then contacted Nexstar, and shortly thereafter Nexstar agreed to the proposed monthly ticking fee and substantially accepted Tribune’s revisions to the merger agreement. During the meeting of the Tribune board on November 30, 2018, management of Tribune also reviewed with the Tribune board the Tribune Street-Derived Financial Forecast (as defined below under “Tribune Management’s Unaudited Prospective Financial Information”).

During the afternoon of November 30, Bidder A reached out to representatives of the Tribune Financial Advisors and offered to increase its proposed merger consideration by an amount of $0.16 per share for each month (prorated for partial months) after June 30, 2019 during which the merger had not been consummated (less any declared dividends).

In the evening of November 30, 2018, the Tribune board resumed its telephonic meeting at which it was joined by representatives of the Tribune Financial Advisors and Debevoise. At this meeting, management, together with representatives of the Tribune Financial Advisors and Debevoise, discussed Nexstar’s final offer with the Tribune board and the revised proposal that Bidder A had submitted during that afternoon. The Tribune board determined that, in light of Nexstar’s agreement to the revised merger agreement (including the monthly ticking fee providing for an increase in the merger consideration in the event the merger is not consummated by August 31, 2019) and notwithstanding Bidder A’s revised proposal, Nexstar’s offer continued to represent the best opportunity to achieve the highest value for Tribune shareholders in the sale process. Representatives of Debevoise reviewed with the Tribune board its fiduciary duties in connection with evaluating the offers and the final terms of the Nexstar merger agreement. Moelis reviewed its final financial analysis of the base merger consideration, and rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated November 30, 2018, to the Tribune board that, as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the base merger consideration of $46.50 per share in cash to be received by the Tribune shareholders in the transaction was fair from a financial point of view to such holders (other than certain Excluded Holders). Guggenheim Securities reviewed with the Tribune board Guggenheim Securities’ final financial analysis of the base merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated November 30, 2018, to the Tribune board that, as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the base merger consideration was fair, from a financial point of view, to the Tribune shareholders (excluding Nexstar and its affiliates). Representatives of Debevoise reviewed with the Tribune board the final negotiated terms of the merger agreement. Representatives of Covington reviewed with the Tribune board the proposals that had been negotiated with Nexstar regarding its efforts to obtain both the FCC approval and the HSR approval. Following further discussion with the Tribune Financial Advisors and Debevoise, the Tribune board adopted resolutions approving the transaction with Nexstar and recommending that Tribune’s shareholders adopt the merger agreement. The Tribune board instructed management to confirm certain aspects of Nexstar’s plan regarding seeking regulatory approvals prior to entering into the merger agreement.

Following the Tribune board meeting, Mr. Lazarus, together with Debevoise and Covington, held a telephonic meeting with Mr. Sook and other members of Nexstar’s management team and Kirkland and Wiley Rein to discuss the proposed regulatory approach. Thereafter, Debevoise and Kirkland promptly finalized the terms of the merger agreement.

On the evening of November 30, 2018, Tribune and Nexstar entered into the merger agreement. Subsequently, on December 3, 2018, the transaction was announced via a joint press release.

Merger Consideration

In the merger, each share of Tribune common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) any Tribune subsidiary, Nexstar or any Nexstar subsidiary or (ii) Tribune shareholders who have not voted in favor of adopting the merger agreement and who have demanded and perfected (and not validly withdrawn or waived) their appraisal rights in compliance with Section 262 of the DGCL) will be converted into the right to receive the base merger consideration of $46.50 in cash, plus, if the merger closes after August 31, 2019, an additional amount in cash equal to (a) (i) $0.009863 multiplied by (ii) the number of calendar days elapsed after August 31, 2019 to and including the date on which the merger closes, minus (b) the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the date on which the merger closes, in each case, without interest and less any required withholding taxes. The additional per share consideration will not be less than zero.

The merger agreement also provides that each holder of an award of Tribune stock options that is outstanding immediately prior to the effective time, whether vested or not vested or exercisable, will be cancelled and converted into the right to receive, for each share of Tribune common stock subject to such stock option, a cash payment equal to the excess, if any, of the merger consideration value and the exercise price per share of such option, without interest and subject to all applicable withholding. Any outstanding stock option that has an exercise price per share that is greater than or equal to the merger consideration will be cancelled for no consideration or payment.

Each award of Tribune RSUs outstanding as of immediately prior to the effective time of the merger, whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune RSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding, except with respect to each award of Annual Tribune RSUs. Annual Tribune RSUs that have vested as of the effective time of the merger will be cancelled and converted into the right to receive the merger consideration and any Annual Tribune RSUs that remain unvested as of the effective time of the merger will be cancelled for no consideration or payment.

Each award of Tribune PSUs, whether or not vested, will immediately vest (with performance conditions for each open performance period as of the closing date deemed achieved at the applicable “target” level performance for such Tribune PSUs) and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune PSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding.

Each outstanding award of Tribune DSUs will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune DSUs multiplied by the merger consideration, without interest and subject to all applicable withholding.

Each outstanding warrant will become a warrant exercisable, at its current exercise price of $0.001, for the merger consideration in respect of each share of Tribune common stock subject to the warrant prior to the merger.

Tribune’s Reasons for the Transaction and Recommendation of the Tribune Board

Recommendation of the Tribune Board to Adopt the Merger Agreement, Thereby Approving the Transactions Contemplated by the Merger Agreement

At its meeting on November 30, 2018, the Tribune board (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Tribune and the Tribune shareholders, (ii) determined that it is in the best interests of Tribune and the Tribune shareholders and declared it advisable for Tribune to enter into the merger agreement and perform its obligations thereunder, (iii) approved the execution and delivery by Tribune of the merger agreement, the performance by Tribune of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger, upon the terms and subject to the conditions contained therein, (iv) resolved to recommend that the Tribune shareholders adopt the merger agreement and (v) directed that the adoption of the merger agreement be submitted to the Tribune shareholders at a meeting of the Tribune shareholders for their adoption in accordance with DGCL.

In evaluating the transaction, the Tribune board consulted with Tribune’s management, as well as legal and financial advisors to Tribune.

THE TRIBUNE BOARD UNANIMOUSLY RECOMMENDS THAT TRIBUNE SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Reasons for the Merger

In the course of reaching its determination that the merger agreement and the merger are advisable, fair to and in the best interests of Tribune and the Tribune shareholders, the Tribune board considered a number of factors, including the following material factors:

•	Financial Terms; Certainty of Value

•

Recent and historical market prices, volatility and trading information with respect to the Tribune common stock, including that the base merger consideration of $46.50 per share of Tribune common stock as of November 29, 2018 represented a premium of:

•

approximately 45% over Tribune’s closing share price on July 16, 2018, the day the FCC Chairman issued a public statement regarding his intention to circulate a Hearing Designation Order for Tribune’s previously announced transaction with Sinclair;

•	approximately 22.0% over Tribune’s 90-day volume weighted average closing stock price;

•	approximately 20.0% over Tribune’s 30-day volume weighted average closing stock price;

•	approximately 16.6% over Tribune’s closing share price on November 29, 2018, the second to last trading day prior to the announcement of the execution of the merger agreement; and

•	approximately 6.9% over the value of $43.50 per share ascribed to the merger consideration payable in the Sinclair Merger in May 2017.

•

Risks associated with operating as a standalone company, including the potential execution risks associated with the strategic plan, the achievability of meeting financial projections and the potential risk associated with the possibility that even if our strategic plan is successfully executed, the market may not reflect such execution in Tribune’s stock price. The Tribune board also considered risks associated with laws and regulations affecting its industry, including current FCC regulatory legislative or implementation initiatives that could affect our operations and business condition. The Tribune board concluded that the merger consideration enabled Tribune’s shareholders to realize a substantial portion of Tribune’s potential future value without the market or execution risks associated with continued independence.

•

The fact that the consideration to be paid in the transaction is all cash, which provides certainty of value and immediate liquidity to the Tribune shareholders while avoiding potential long-term business risk.

•

The belief of the Tribune board that, at this time, the base merger consideration of $46.50 per share is more favorable to the Tribune shareholders on a risk-adjusted basis than the potential value that might result from the alternatives reasonably available to Tribune (including the alternative of remaining a stand-alone publicly-held entity and other strategic alternatives that might be pursued as a stand-alone publicly-held entity given the potential rewards, risks, timing and uncertainties associated with pursuing those other potential alternatives).

•

The fact that the merger agreement (i) permits Tribune to continue to pay to the Tribune shareholders regular quarterly cash dividends in an amount not to exceed $0.25 per share per quarter (with record and payment dates consistent with the record and payment dates for the applicable quarterly cash dividend in the year prior to November 30, 2018) and (ii) if the date on which the merger closes occurs after August 31, 2019, provides for payment of the additional per share consideration, in each case effectively increasing the potential amount payable to the Tribune shareholders through the closing.

•

The belief of the Tribune board that the transaction presents a reasonably high degree of deal certainty, based on, among other things, the limited number of conditions to closing in the merger agreement, the fact that no Nexstar shareholder vote is required to approve the transaction, the debt financing commitments that have been delivered by Nexstar and the commitments made by Nexstar in the merger agreement to obtain the required regulatory approvals.

The Tribune board considered the following additional factors as generally supporting its determination and recommendation:

•

the price proposed by Nexstar reflected extensive negotiations between the parties and their respective advisors, represented the most favorable proposal that Tribune received for shares of Tribune common stock after a competitive and broad auction process, and was the highest price per share of Tribune common stock reasonably available for Tribune and to which the Tribune board believed Nexstar was willing to agree;

•

the Tribune board’s consideration, together with the assistance of the Tribune Financial Advisors, of the value of Nexstar’s proposal compared to Bidder A’s proposal, when discounted for the amount of time that each bidder was anticipated to require to obtain all necessary regulatory approvals and complete a transaction and taking into account the additional per share consideration, which compensated Tribune’s shareholders for the longer regulatory approval process expected in connection with the Nexstar merger as compared to a transaction with Bidder A;

•

the financial presentation and opinion of Moelis, dated November 30, 2018, addressed to the Tribune board as to the fairness, from a financial point of view and as of the date of such opinion and based upon and subject to the qualifications, conditions, limitations and assumptions stated in its opinion of the base merger consideration to be received in the merger by holders of Tribune common stock (other than the Excluded Holders), as more fully described below under the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinions of Tribune’s Financial Advisors—Moelis & Company LLC” beginning on page 46;

•

the financial presentation and opinion of Guggenheim Securities, dated November 30, 2018, addressed to the Tribune board as to the fairness, from a financial point of view and as of the date of the opinion, of the base merger consideration to the holders of Tribune common stock (excluding Nexstar and its affiliates), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinions of Tribune’s Financial Advisors—Guggenheim Securities, LLC” beginning on page 56;

•

the fact that the merger agreement and other ancillary documents relating thereto were agreed in all material respects between Tribune and Nexstar and it would be possible to enter into a definitive agreement promptly without risk that delays could result in a disruption to the sale process;

•

the fact that the transaction is not subject to a debt financing contingency and the obligation under the merger agreement of Nexstar to use reasonable best efforts to obtain alternative debt financing if all or any portion of the committed financing becomes unavailable for any reason;

•

the Tribune board’s view as to the timing and likelihood of the consummation of the transaction, in light of the required regulatory approvals, the commitments made by Nexstar to obtain such approvals (including the fact that, Nexstar is required to use reasonable best efforts to take action in order to obtain the required regulatory approvals of the transaction, including by agreeing to certain divestures, as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals” beginning on page 84) and the conditions to closing contained in the merger agreement;

•	the belief of the Tribune board that Nexstar is reasonably likely to receive all required regulatory approvals in connection with the transaction; and

•	certain terms of the merger agreement, including:

•

the obligation of Nexstar to increase the merger consideration in an amount equal to $0.30 per share for each month (prorated for partial months) after August 31, 2019 during which the merger is not consummated (less the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the closing date);

•	the ability of Tribune to seek damages in the event of fraud or a willful breach by Nexstar of its obligations under the merger agreement;

•

the right of Tribune to negotiate with a third party who submits an unsolicited alternative acquisition proposal that has not resulted from a breach of Tribune’s non-solicitation obligations and that the Tribune board determines, after consultation with Tribune’s outside financial advisors and outside legal counsel, is or would reasonably be expected to lead to a superior proposal if the failure to take such action would reasonably be expected to be inconsistent with the Tribune board’s fiduciary duties under applicable law;

•	the right of Tribune to terminate the merger agreement to enter into a transaction with respect to a superior proposal, subject to payment of the $135,000,000 termination fee;

•

the customary and reasonable nature of the deal protection provisions of the merger agreement, which the Tribune board determined, with the assistance of its advisors, would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal for Tribune following the announcement of a transaction with Nexstar;

•	the ability of the Tribune board, under certain circumstances, to withdraw its recommendation in favor of the transaction;

•	the fact that the affirmative vote of the holders of a majority of the shares of Tribune’s common stock to adopt the merger agreement is a closing condition;

•

the outside date under the merger agreement of November 30, 2019 (which will be extended to February 29, 2020 under certain circumstances (and an additional extension, at Nexstar’s election, if the marketing period for the debt financing for the transaction has not ended by the end date)), allowing for sufficient time to consummate the merger;

•

the belief of the Tribune board that the termination fee of $135,000,000, together with the expense reimbursement provisions, is reasonable and does not preclude third parties from making competing acquisition proposals;

•	the fact that Tribune has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the general obligation of each of Tribune and Nexstar to use its reasonable best efforts to consummate the transaction as promptly as practicable;

•	Tribune’s ability to seek specific performance of Nexstar’s obligations under the merger agreement; and

•

the fact that Tribune shareholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL may have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the DGCL.

The Tribune board weighed the foregoing advantages and benefits against the following potentially negative factors:

•

the fact that the merger consideration consists entirely of cash, which will mean that the Tribune shareholders will not have the ability to participate in the possible future growth and profits of Nexstar following the consummation of the transaction and will not benefit from any appreciation in value of Tribune, including any appreciation in value that could be realized as a result of the acquisition of Tribune by Nexstar;

•

the risk that the conditions to closing of the transaction will not be satisfied, including as a result of (i) the Tribune shareholders failing to approve the merger proposal or (ii) the required regulatory approvals for the transaction failing to be obtained;

•

the risk that regulatory agencies may impose terms and conditions on their approvals, including potentially requiring the divestiture of certain television stations, that may materially delay the closing of the transaction;

•	the amount of time it could take to consummate the transaction, including the fact that the closing of the transaction depends on factors outside Tribune’s and Nexstar’s control;

•	the possibility that Nexstar will be unable to obtain all or a portion of the debt financing contemplated by the debt commitment;

•

the possibility that the transaction is not consummated and the potential consequences of not completing the transaction, including the potential negative impact on Tribune’s business and the trading price of the shares of Tribune common stock;

•

the risks, costs and disruptions to Tribune’s operations if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, and the potential effect on Tribune’s business and its provider, member, beneficiary agent and vendor relationships;

•

the fact that certain of Tribune’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Tribune’s other shareholders (see “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger” beginning on page 76);

•	certain terms of the merger agreement, including:

•	the restriction on Tribune’s ability to solicit alternative acquisition proposals;

•	the termination fee of $135,000,000 that Tribune would be required to pay if the merger agreement is terminated under certain circumstances;

•	the Nexstar expense reimbursement of up to $15,000,000 that Tribune would be required to pay to Nexstar if the Tribune shareholders do not approve the merger proposal at the special meeting;

•

the restrictions on Tribune’s operations until the consummation of the transaction (or the termination of the merger agreement), which restrictions could delay or prevent Tribune from undertaking material strategic opportunities that might arise prior to the closing of the transaction to the detriment of Tribune shareholders, in particular if the merger is not consummated;

•	the requirement that Tribune and Nexstar obtain the FCC approval and HSR approval in order to consummate the transaction; and

•

the fact that Nexstar would not have to consummate the merger under certain circumstances, including in the event Nexstar is required to take actions to obtain regulatory approvals that would have a material adverse effect on the combined company (excluding for purposes of this determination the specific actions that Nexstar has agreed to make in order to obtain regulatory approval), as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals” beginning on page 84; and

•	the fact that the merger is expected to be a taxable transaction to U.S. Holders for U.S. federal income tax purposes.

The Tribune board believed that, overall, the potential benefits of the proposed transaction to Tribune and the Tribune shareholders outweighed the risks considered by the Tribune board, including those described above. The Tribune board realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The factors considered by the Tribune board and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 24.

This discussion of the factors considered by the Tribune board in approving the merger agreement and the merger and recommending that the Tribune shareholders approve the proposals at the special meeting described in this proxy statement includes the material factors considered by the Tribune board, but it is not intended to be exhaustive and does not include all of the factors considered. In view of the variety of factors described above and the quality and amount of information considered, the Tribune board did not find it practicable to quantify or otherwise assign relative weight to, and did not make any specific assessments of, the specific factors considered in reaching its determination. Individual members of the Tribune board may have given different weights to different factors.

Opinions of Tribune’s Financial Advisors

Moelis & Company LLC

Tribune retained Moelis as financial advisor to the Tribune board in connection with the merger. In connection with this engagement, the Tribune board requested that Moelis evaluate the fairness, from a financial point of view, of the merger consideration to be received by Tribune shareholders pursuant to the merger agreement.

At the meeting of the Tribune board on November 30, 2018 held to evaluate and approve the execution and delivery by Tribune of the merger agreement and the performance of its obligations thereunder, Moelis delivered an oral opinion (which was subsequently confirmed by delivery of a written opinion, dated November 30, 2018) addressed to the Tribune board that, based upon and subject to the qualifications, conditions, limitations and assumptions stated in its opinion, as of the date of the opinion, the base merger consideration of $46.50 in cash per share of Tribune common stock, to be received by the Tribune shareholders, other than the Excluded Holders, in the merger is fair, from a financial point of view, to such holders.

The full text of Moelis’s written opinion dated November 30, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Moelis’s opinion was provided for the use and benefit of the Tribune board (solely in its capacity as such) in its evaluation of the merger. Moelis’s opinion is limited solely to the fairness, from a financial point of view, of the base merger consideration to be received by the Tribune shareholders, other than the Excluded Holders, and does not address any additional per share consideration, if any, that may be received in the merger by Tribune’s shareholders or Tribune’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Tribune. Moelis’s opinion does not constitute a recommendation to any shareholder of Tribune as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’s opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Tribune, including publicly available research analysts’ financial forecasts;

•

reviewed certain non-public information relating to the business, earnings, cash flow, assets, liabilities and prospects of Tribune, including (a) Tribune’s preliminary financial forecast for the then-remaining two-month period of the year ending December 31, 2018 and for the year ending December 31, 2019, which we refer to as the “Tribune Preliminary Financial Forecast”, and (b) certain financial projections for Tribune for the years ending December 31, 2020 through December 31, 2022 based on a Wall Street equity research report regarding Tribune, as adjusted by Tribune management, which we refer to, together with the Tribune Preliminary Financial Forecast, as the “Tribune Street-Derived Financial Forecast”, as further described under “Proposal 1: Adoption of the Merger Agreement—The Merger—Tribune Management’s Unaudited Prospective Financial Information” beginning on page 73;

•	conducted discussions with members of the senior management and representatives of Tribune concerning the information described above, as well as the business and prospects of Tribune generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•

considered the results by or on behalf of Tribune, including by Moelis at Tribune’s direction, of solicitations of indications of interest from third parties with respect to a possible acquisition of all or a portion of Tribune;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated November 30, 2018, of the merger agreement;

•	participated in certain discussions and negotiations among representatives of Tribune and Nexstar and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the Tribune board, Moelis relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification (and Moelis did not undertake any independent verification) of any of such information. With the consent of the Tribune board, Moelis relied upon, without independent verification, the assessment of Tribune and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including with respect to any litigation. Moelis was advised by Tribune management, and Moelis assumed, that the Tribune Street-Derived Financial Forecast represents a reasonable basis upon which to evaluate the financial prospects of Tribune, is consistent with the best currently available estimates for Tribune’s long-range financial performance and falls within the range of Tribune management’s view as to the expected future performance of Tribune. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Tribune board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Tribune, including with respect to any litigation, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’s opinion did not address Tribune’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Tribune. With the consent of Tribune management, Moelis’s opinion did not take into account Tribune’s lawsuit against Sinclair in connection with Tribune’s aborted merger with Sinclair or Sinclair’s counterclaims against Tribune with respect thereto. Moelis’s opinion did not address any legal, regulatory, tax or accounting matters, including with respect to any litigation. At the direction of the Tribune board, Moelis was not asked to, and did not, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the fairness of the base merger consideration from a financial point of view to the Tribune shareholders (other than the Excluded Holders). Moelis assumed, with the consent of the Tribune board, that the Tribune Class A common stock and the Tribune Class B common stock are identical, and Moelis’s opinion, therefore, did not take into account any differences between such classes of common stock as set forth in Tribune’s organizational documents or otherwise. Moelis did not express any opinion as to fair value or the solvency of Tribune following the consummation of the merger. In rendering its opinion, Moelis assumed, with the consent of the Tribune board, that the final executed form of the merger agreement would not differ in any respect material to Moelis’s analysis from the draft that Moelis reviewed, that the merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’s analysis, and that the parties to the merger agreement would comply with all the material terms of the merger agreement. Moelis also assumed, with the consent of the Tribune board, that all governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained, except to the extent that could not be material to Moelis’s analysis.

Moelis’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion. Moelis’s opinion did not address the fairness of the merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Tribune, other than the fairness of the base merger consideration from a financial point of view to the Tribune shareholders (other than the Excluded Holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the base merger consideration or otherwise or as to Tribune’s lawsuit against Sinclair in connection with their aborted merger or Sinclair’s counterclaims against Tribune with respect thereto.

Summary of Financial Analyses of Tribune

The following is a summary of the material financial analyses presented by Moelis to the Tribune board at its meeting held on November 30, 2018, in connection with its opinion. The following summary describes the material analysis underlying Moelis’s opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’s analyses.

Given the different nature of the businesses in which Tribune participates, Moelis conducted a sum-of-the-parts analysis for each of the valuation methodologies it executed with respect to Tribune, which analysis focused on Tribune’s television, broadcasting and WGNA businesses as well as Tribune’s pro rata portion of the cash distributions of TVFN.

Selected Publicly Traded Companies Analysis of Tribune. Moelis conducted a sum-of-the-parts selected publicly traded companies analysis by separately reviewing financial and stock market information relating to selected publicly traded companies in the industries in which Tribune’s television broadcasting and media networks businesses operate, as these two industries are most relevant to Tribune’s primary sources of cash flow. Based on its professional judgment and experience, Moelis selected publicly traded companies which have a significant presence in the television broadcasting and media networks industries because television broadcasting is Tribune’s core business and companies in the media networks industry are more similar to WGNA and Tribune’s minority investment in TVFN. The following table indicates the companies reviewed by Moelis with respect to each of these groups:

TV Broadcasting Group	Media Networks Group
Nexstar Media Group, Inc.	AMC Networks Inc.
Sinclair Broadcast Group, Inc.	Discovery, Inc.
TEGNA Inc.
Gray Television, Inc.
The E.W. Scripps Company

Financial data for the selected companies was based on Wall Street research analyst consensus forecasts, public filings and other publicly available information and included, as appropriate, pro forma adjustments for acquisitions and divestitures, unfunded pension liabilities or other material corporate events, which we refer to collectively as the “pro forma adjustments,” to the extent applicable. Although none of the selected companies is directly comparable to Tribune, the companies included were selected because they are companies that, for purposes of analysis, had certain operational and financial characteristics that may be considered reasonably comparable in certain respects to Tribune.

Moelis reviewed, among other things, for the TV Broadcasting Group, total enterprise values, which we refer to as “TEV,” of the selected companies (calculated as (a) market value of the relevant company’s fully diluted common equity based on its closing stock price on November 29, 2018, (b) plus preferred stock, if any, (c) plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt, (d) less, as of the relevant company’s most recently reported quarter end, cash and cash equivalents, (e) plus book value of non-controlling interests, if any) as a multiple of earnings before interest, taxes, depreciation and amortization (without a reduction for stock-based compensation expense), which we refer to as “EBITDA,” giving effect to the pro forma adjustments, which we refer to as “Pro Forma Adjusted EBITDA,” for the two-year average of calendar years 2018 (estimated) and 2019 (estimated). In line with television broadcasting industry practice, two-year average Pro Forma Adjusted EBITDA is used for valuation purposes to account for the regular annual variations in cash flow due to the biannual election cycle and associated political advertising revenue. The following table summarizes the results of the analysis of the selected companies in the TV Broadcasting Group:

	TEV (millions)	Pro Forma Adjusted EBITDA Growth(1)	TEV/Pro Forma Adjusted EBITDA Avg. CY 2018—CY 2019E
Nexstar Media Group, Inc.	$8,158	5.0%	8.2x
Sinclair Broadcast Group, Inc.	$5,914	(1.9)%	6.9x
TEGNA Inc.	$6,029	(0.6)%	7.8x
Gray Television, Inc.	$6,267	3.7%	7.6x
The E.W. Scripps Company	$2,809	4.8%	12.1x

(1)	Growth is based on two-year average 2018PF-2019E Pro Forma Adjusted EBITDA over 2017PF-2018PF Pro Forma Adjusted EBITDA.

Moelis also reviewed, among other things, for the Media Networks Group, the TEV of the selected companies as a multiple of Pro Forma Adjusted EBITDA for calendar year 2019 (estimated). The following table summarizes the results of the analysis of the selected companies in the Media Networks Group:

	TEV (millions)	Pro Forma Adjusted EBITDA Growth(1)	TEV/Pro Forma Adjusted EBITDA CY 2019E
AMC Networks Inc.	$6,131	(1.4)%	6.7x
Discovery, Inc.	$37,437	3.5%	7.7x

(1)	Growth is based on 2019E Pro Forma Adjusted EBITDA over 2018E Pro Forma Adjusted EBITDA.

In reviewing the characteristics of the selected companies in the TV Broadcasting Group for purposes of determining a reference range, Moelis noted that Nexstar, Sinclair, Gray Television Inc. and TEGNA, Inc. derive a vast majority of their revenue from TV broadcasting stations, and that The E.W. Scripps Company, which we refer to as “E.W. Scripps,” is diversified into non-broadcast businesses with E.W. Scripps generating approximately 38% of its revenue from non-television businesses, including digital. In reviewing the characteristics of the selected companies in the Media Networks Group for purposes of determining a reference range, Moelis noted that AMC Networks Inc. and Discovery, Inc. are primarily focused on cable channel networks. Moelis noted that WGNA (a) is a single cable channel network without the scale of the public company peers in the Media Networks Group, (b) has a subscriber reach that is less than the fully-distributed cable networks owned by such selected publicly traded companies and (c) has recently completed a strategic shift in programming strategy away from large production original content requiring significant investment. In addition, Moelis observed that WGNA’s EBITDA giving effect to pro forma adjustments for programming amortization and programming cash payments, which we refer to as “cash EBITDA,” for calendar year 2019 (estimated) is lower than its EBITDA for the same period, driven by accounting write-downs in certain of its programming in prior periods for which significant cash payments are still payable to content providers, and, accordingly, potential buyers may ascribe a lower value to WGNA on that basis. Moelis further observed that TVFN’s two primary channels (Food Network and Cooking Channel) are widely distributed and have a strong core of original programming and, while it is difficult to quantify a discount that should be applied to the reference range for TVFN in light of Tribune’s limited minority rights and a lack of liquidity in the TVFN equity position, Moelis believed that potential buyers could use such factors to apply a significant discount to the value of Tribune’s investment in TVFN.

In light of the foregoing review and based on its professional judgment and experience, to calculate an implied core value of Tribune, Moelis applied (i) a range of selected multiples derived from the selected companies in the TV Broadcasting Group of 7.0x to 8.0x to the two-year average EBITDA for calendar years 2018 (estimated) and 2019 (estimated) for Tribune’s television broadcasting business (pro forma for normalizing below-market FOX affiliate fees), (ii) a range of selected multiples derived from the selected companies in the Media Networks Group of 6.0x to 7.0x to the EBITDA for calendar year 2019 (estimated) for Tribune’s WGNA business, including the Studios business unit, (iii) a range of selected multiples derived from the selected companies in the Media Networks Group of 7.5x to 8.5x to the estimated TVFN cash distributions for calendar year 2019 expected to be received by Tribune as a proxy for EBITDA, and (iv) a range of selected multiples of 6.7x to 7.7x, derived from weighting the multiples derived in the foregoing clauses (i) and (ii) with the pro rata EBITDA contribution of Tribune’s television broadcasting and WGNA businesses, to certain of Tribune’s estimated corporate expenses for calendar year 2019 (excluding real estate EBITDA attributable to planned non-operating real estate dispositions).

After calculating Tribune’s implied core value, Moelis calculated Tribune’s TEV by adding (i) the deferred tax benefit relating to the sale of CareerBuilder, LLC expected to be received in calendar year 2019 according to Tribune management, (ii) the net present value (discounted at 8.0%) of after-tax proceeds of the sale of non-operating real estate planned to be sold in calendar year 2019 according to Tribune management, (iii) the net present value of after-tax proceeds of the sale of Tribune’s 5% stake in the Chicago Cubs that was expected to be sold in the first quarter of calendar year 2019 according to Tribune management and (iv) the book value of investments in certain digital assets according to Tribune management. After calculating Tribune’s TEV, Moelis calculated Tribune’s equity value by subtracting (i) net debt (per Tribune’s projected balance sheet dated as of December 31, 2018), (ii) tax-effected pension liability and postretirement medical, life and other benefits (per Tribune’s balance sheet dated as of September 30, 2018) and (iii) non-controlling interests (per Tribune’s balance sheet dated as of September 30, 2018). This analysis indicated an implied per share reference range of approximately $40.26 to $48.69 per share of Tribune common stock, as compared to the $46.50 per share base merger consideration.

Selected Precedent Transactions Analysis of Tribune. Moelis conducted a sum-of-the-parts selected precedent transactions analysis by reviewing selected transactions in the television broadcasting industry since 2011, focusing primarily on the transactions with a TEV greater than $1 billion, as these transactions primarily consisted of whole company transactions of relevant size, and also reviewed selected transactions in the media networks industry since 2013. Although none of the companies involved in the selected transactions is directly comparable to Tribune, Moelis selected transactions based on its professional judgment and experience that involve businesses that, for purposes of analysis, had certain operational and financial characteristics that may be considered reasonably comparable in certain respects to Tribune.

Moelis reviewed announced transaction values of the selected television broadcasting transactions as a multiple of Pro Forma Adjusted EBITDA for the average of the target companies’ two-year Pro Forma Adjusted EBITDA. If a precedent transaction occurred in the first half of a calendar year, the two-year average was calculated based on the prior calendar year Pro Forma Adjusted EBITDA and the current calendar year Pro Forma Adjusted EBITDA, and, if a transaction occurred in the second half of a calendar year, the two-year average was calculated based on the current calendar year Pro Forma Adjusted EBITDA and one-year forward Pro Forma Adjusted EBITDA. Financial data for the selected transactions was based on publicly available information at the time of the announcement of the relevant transaction. The list of selected television broadcasting transactions, TEV of the target company, related multiple and resultant mean and median multiples for the selected television broadcasting transactions are as follows:

Annc. Date	Target	Acquirer	TEV (millions)	TEV/2-Year Avg. Pro Forma Adjusted EBITDA
October 2018	Cordillera Communications, LLC	The E.W. Scripps Company	$521	9.5x
June 2018	Raycom Media, Inc.	Gray Television, Inc.	$3,547	10.0x
May 2017	Tribune Media Company	Sinclair Broadcast Group, Inc.	$6,144	9.3x
January 2016	Media General, Inc.	Nexstar Broadcasting Group, Inc.	$4,480	9.5x
September 2015	Meredith Corporation	Media General, Inc.	$3,259	9.2x
March 2014	LIN Media LLC	Media General, Inc.	$2,513	11.1x
July 2013	Perpetual Corporation and Charleston Television, LLC (Allbritton Communications Company)	Sinclair Broadcast Group, Inc.	$1,035	10.6x
July 2013	Local TV Holdings, LLC	Tribune Media Company	$2,725	9.4x
June 2013	Belo Corp.	Gannett Co., Inc.	$2,185	9.0x
June 2013	New Young Broadcasting Holding Co., Inc.	Media General, Inc.	$585	7.4x
April 2013	Fisher Communications, Inc. (20 stations)	Sinclair Broadcast Group, Inc.	$355	13.8x
February 2013	Barrington Broadcasting Group, LLC (18 stations)	Sinclair Broadcast Group, Inc.	$370	7.8x
November 2011	Freedom Communications Holdings, Inc. (Broadcast Assets)	Sinclair Broadcast Group, Inc.	$385	9.0x
Mean				9.7x
Median				9.4x
Mean (>$1bn TEV)				9.8x
Median (>$1bn TEV)				9.4x

Moelis also reviewed announced transaction values of the selected media networks transactions as a multiple of Pro Forma Adjusted EBITDA for the target companies’ latest 12 months. Financial data for the selected transactions was based on Wall Street research and publicly available information at the time of the announcement of the relevant transaction. The list of selected media networks transactions, TEV of the target company, related multiple (to the extent available) and resultant mean and median multiples for the selected media networks transactions are as follows:

Annc. Date	Target	Acquirer	TEV (millions)	TEV/Pro Forma Adjusted EBITDA
March 2018	Weather Group Television, LLC	Allen Media LLC	$300	2.1x
November 2017	Oprah Winfrey Network	Discovery, Inc.	$286	5.3x
July 2017	Scripps Networks Interactive, Inc.	Discovery, Inc.	$14,314	9.9x
July 2017	HSN, Inc.	Liberty Interactive Corporation	$2,630	9.5x
April 2017	Studio 3 Partners, LLC (Epix)	MGM Holdings, Inc.	$1,275	8.2x
June 2016	Starz	Lions Gate Entertainment Corp.	$4,514	11.0x
March 2016	Crown Media Holdings, Inc.	Hallmark Cards, Inc.	$2,088	10.1x
February 2016	The Travel Channel, L.L.C.	Scripps Networks Interactive, Inc.	$283	6.6x
January 2016	The Tennis Channel, Inc.	Sinclair Broadcast Group, Inc.	$285	nm	(1)
October 2013	Chellomedia	AMC Networks Inc.	$1,035	10.1
Mean				8.1x
Median				9.5x

(1)

Target multiple was not available. However, Sinclair reported a Pro Forma Adjusted EBITDA of $60,000,000 implying a 4.8x buyer multiple (reflecting the benefit of operating synergies and acquired tax benefits).

In reviewing the characteristics of the selected transactions in the television broadcasting industry for purposes of determining a reference range, Moelis noted that the selected transactions with TEVs greater than $1 billion primarily consisted of whole company transactions of relevant size. In reviewing the characteristics of the selected transactions in the media networks industry for purposes of determining a reference range, Moelis noted that selected transactions in the media networks industry include transactions involving media network companies with multiple cable network channels and companies with a single cable network channel and consist of transactions involving whole companies and less than whole company investments.

Moelis further noted that transactions involving companies with a single cable network channel involved networks which vary in both business strategy and content relative to WGNA and TVFN. Moreover, Moelis noted that WGNA (a) is a single cable channel network without the scale of the public companies involved in the selected media networks transactions, (b) has a subscriber reach that is less than the fully-distributed cable networks owned by such public companies involved in the selected media networks transactions and (c) has recently completed a strategic shift in programming strategy away from large production original content requiring significant investment. In addition, Moelis observed that WGNA’s cash EBITDA for calendar year 2018 (expected) is lower than its EBITDA for the same period, driven by accounting write-downs in certain of its programming in prior periods for which significant cash payments are still payable to content providers, and, accordingly, potential buyers may ascribe a lower value to WGNA on that basis. Moelis also observed that

TVFN’s two primary channels (Food Network and Cooking Channel) are widely distributed and have a strong core of original programming and, while it is difficult to quantify a discount that should be applied to the reference range for TVFN in light of Tribune’s limited minority rights and a lack of liquidity in the TVFN equity position, Moelis believed that potential buyers could use such factors to apply a significant discount to the value of Tribune’s investment in TVFN. Moelis noted that because the selected transactions were consummated in differing public market conditions, the market for acquisitions referenced in selected transaction data did not take into account the current public market’s outlook and view of uncertainty with respect to television broadcasting companies and media network companies. Moelis further noted that the companies involved in the selected transactions have traded downwards since May 7, 2017. Finally, with respect to reference ranges applied to both WGNA and TVFN, Moelis noted that it would be appropriate to apply a wider range due to a relatively limited set of relevant media networks transactions.

In light of the foregoing review and based on its professional judgment and experience, to calculate Tribune’s implied core value, Moelis applied (i) a range of selected multiples derived from the selected television broadcasting transactions of 8.5x to 10.0x to the two-year average EBITDA for calendar years 2017 and 2018 (estimated) for Tribune’s television broadcasting business (pro forma for normalizing below-market FOX affiliate fees), (ii) a range of selected multiples derived from the selected media networks transactions of 4.0x to 7.0x to the EBITDA for calendar year 2018 (estimated) for Tribune’s WGNA business, including the Studios business unit, (iii) a range of selected multiples derived from the selected media networks transactions of 8.0x to 10.0x to the estimated TVFN cash distributions for calendar year 2018 expected to be received by Tribune as a proxy for EBITDA and (iv) a range of selected multiples of 7.4x to 9.3x, derived from weighting the multiples derived in the foregoing clauses (i) and (ii) with the pro rata EBITDA contribution of Tribune’s television broadcasting and WGNA businesses, to certain of Tribune’s estimated corporate expenses for calendar year 2018 (excluding real estate EBITDA attributable to planned non-operating real estate dispositions).

After calculating Tribune’s implied core value, Moelis calculated Tribune’s TEV by adding (i) the deferred tax benefit relating to the sale of CareerBuilder, LLC expected to be received in calendar year 2019 according to Tribune management, (ii) the net present value (discounted at 8.0%) of after-tax proceeds of the sale of non-operating real estate planned to be sold in calendar year 2019 according to Tribune management, (iii) the net present value of after-tax proceeds of the sale of Tribune’s 5% stake in the Chicago Cubs that was expected to be sold in the first quarter of calendar year 2019 according to Tribune management and (iv) the book value of investments in certain digital assets according to Tribune management. After calculating Tribune’s TEV, Moelis calculated Tribune’s equity value by subtracting (i) net debt (per Tribune’s projected balance sheet dated as of December 31, 2018), (ii) tax-effected pension liability and postretirement medical, life and other benefits (per Tribune’s balance sheet dated as of September 30, 2018), and (iii) non-controlling interests (per Tribune’s balance sheet dated as of September 30, 2018). This analysis indicated an implied per share reference range of approximately $43.73 to $59.17 per share of Tribune common stock, as compared to the $46.50 per share base merger consideration.

Discounted Cash Flow Analysis of Tribune. Moelis performed a discounted cash flow analysis, which we refer to as the “DCF analysis,” of Tribune using the Tribune Street-Derived Financial Forecast and other information and data provided by Tribune’s management to calculate the present value of the estimated after-tax value of (i) the estimated future unlevered free cash flows to be generated by Tribune’s TV&E, which includes certain of Tribune’s corporate expenses and WGNA because, Moelis noted, WGNA benefits from being part of the larger Tribune TV&E segment, (ii) the cash distributions expected to be received by Tribune for TVFN and (iii) the tax asset attributable to the step-up in the tax basis of the assets acquired in Tribune’s acquisition of Local TV Holdings, LLC, which we refer to as the “Tax Attribute”.

In performing the DCF analysis of Tribune TV&E’s unlevered free cash flows, Moelis utilized a range of discount rates of 7.25% to 8.75% based on an estimated weighted average cost of capital, which we refer to as “WACC,” using the capital asset pricing model to review an estimated WACC for the TV Broadcasting Group and Media Networks Group of selected companies described above under “—Selected Publicly Traded

Companies Analysis of Tribune” beginning on page 49, and used a size premium applicable to Tribune. Moelis noted that it focused on the 5-year monthly adjusted beta in its WACC analysis because Tribune’s 2-year beta was affected by public speculation about Sinclair’s acquisition of Tribune leading up to the transaction’s announcement on May 8, 2017 and, relatedly, many of the selected companies used to determinate WACC were also involved in M&A activity in the past two years which can affect their 2-year betas. The foregoing range of discount rates was used to calculate estimated present values of (i) Tribune’s TV&E estimated after-tax unlevered free cash flows for calendar years 2018 through 2022 and (ii) a range of estimated terminal values derived by growing the average of the estimated after-tax unlevered free cash flows for calendar years 2021 and 2022 at an annual rate of 0.71% to 1.71% into perpetuity. The terminal growth rate range of 0.71% to 1.71% was determined by EBITDA weighting the EBITDA attributable to the television broadcasting business for calendar year 2019 with a terminal growth rate range of 1.0% to 2.0% and the EBITDA attributable to the WGNA business for calendar year 2019 with a terminal growth rate range of 0.0% to 1.0%. In performing the DCF analysis of TVFN’s cash distributions, Moelis utilized a range of discount rates of 10.0% to 13.5% (based on an estimated cost of equity) to calculate estimated present values of (i) TVFN’s estimated after-tax cash distributions for calendar years 2018 through 2022 and (ii) a range of estimated terminal values derived by growing the TVFN’s estimated after-tax cash distribution for calendar year 2022 at an annual rate of 1.0% to 2.0% into perpetuity. In performing the DCF analysis of the Tax Attribute, Moelis utilized a range of discount rates of 7.25% to 8.75% based on an estimated WACC for the TV Broadcasting Group and Media Networks Group of selected companies as determined above to calculate the estimated present value of the Tax Attribute for calendar years 2019 through 2028. This analysis indicated an implied per share reference range of approximately $35.40 to $57.50 per share of Tribune common stock, as compared to the $46.50 per share base merger consideration.

Other Information

Moelis also noted for the Tribune board certain additional factors that were not utilized by Moelis in its financial analysis with respect to its opinion but were provided for informational purposes:

•

the historical closing trading prices for Tribune Class A common stock during the 52-week period ended November 29, 2018, which reflected the low and high stock prices of $31.60 per share to $43.70 per share; and

•

the share price targets for Tribune Class A common stock in publicly available Wall Street research analysts’ reports published between October 8, 2018 and November 29, 2018, which indicated low and high stock price targets ranging from $35.00 per share to $50.00 per share and a mean consensus of $43.60 per share.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’s opinion or the analyses underlying, and factors considered in connection with, Moelis’s opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’s opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Tribune, Nexstar or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Tribune, nor Moelis or any other person assumes responsibility if future results are materially different from those forecasts.

The merger consideration was determined through arms’ length negotiations between Tribune and Nexstar and was approved by the Tribune board. Moelis did not recommend any specific consideration to Tribune or the Tribune board, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Tribune retained Moelis as its financial advisor in connection with Tribune’s review of strategic and financial alternatives and various potential transactions related thereto (including the merger). In selecting Moelis as its financial advisor, Tribune considered that, among other things, Moelis is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the overall media sector and the broadcast television sub-sector. Moelis, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin offs/split-offs, restructurings, and securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

Moelis acted as co-financial advisor to Tribune in connection with the merger and will receive a fee for its services, currently estimated to be approximately $28,500,000 in the aggregate, $3,500,000 of which was paid in connection with the delivery of its opinion, dated as of May 7, 2017, regardless of the conclusion reached therein, relating to the merger contemplated by the Sinclair Merger Agreement, $3,500,000 of which became payable in connection with the delivery of its opinion, dated November as of 30, 2018, regardless of the conclusion reached therein, and the remainder of which is contingent upon consummation of the merger. In addition, Tribune has agreed to indemnify Moelis for certain liabilities arising out of its engagement.

Moelis’s affiliates, employees, officers and partners may at any time own securities of Tribune, Nexstar and their respective affiliates. Moelis has provided investment banking and other services to Tribune and Nexstar unrelated to the merger and has received, and may in the future receive, compensation for such services. In the past two years prior to the date of the opinion, Moelis, among other things, (i) has acted as financial advisor to Tribune in connection with its review of strategic alternatives, including the Sinclair Merger Agreement, which was terminated in August 2018, (ii) has acted as financial advisor to Tribune in connection with the sale of its digital and data business operations, which we refer to as “Gracenote,” which was consummated in January 2017, and (iii) has previously acted as financial advisor to Nexstar unrelated to the merger, but for which Moelis received no fees and no transaction occurred. Other than $10,320,610 in fees received in connection with the Gracenote and Sinclair transactions, Moelis has not received fees from Tribune in the two years prior to the date of Moelis’s opinion.

Guggenheim Securities, LLC

Overview

Tribune retained Guggenheim Securities as its financial advisor in connection with Tribune’s review of strategic and financial alternatives and various potential transactions related thereto (including the merger and the aborted Sinclair Merger). In selecting Guggenheim Securities as its financial advisor, Tribune considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the overall media sector and the broadcast television and cable networks sub-sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the November 30, 2018 meeting of the Tribune board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Tribune board to the effect that, as of November 30, 2018 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the base merger consideration was fair, from a financial point of view, to the Tribune shareholders (excluding Nexstar and its affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•	was provided to the Tribune board (in its capacity as such) for its information and assistance in connection with its evaluation of the base merger consideration;

•	did not constitute a recommendation to the Tribune board with respect to the merger;

•	does not constitute advice or a recommendation to any Tribune shareholder as to how to vote or act in connection with the merger or otherwise;

•

did not address Tribune’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Tribune, the financing of the merger by Nexstar, the Sinclair Proceedings or Sinclair’s counterclaims against Tribune with respect thereto or the effects of any other transaction in which Tribune might engage;

•

addressed only the fairness, from a financial point of view and as of the date of such opinion, of the base merger consideration to the Tribune shareholders (excluding Nexstar and its affiliates) to the extent expressly specified in such opinion;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger (including, without limitation, the form or structure of the merger or the additional per share consideration) or the merger agreement or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger, (ii) any term, aspect or implication of Nexstar’s debt commitment letter or (iii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in Guggenheim Securities’ opinion), creditors or other constituencies of Tribune;

•

(i) did not address the individual circumstances of specific holders of Tribune’s securities (including stock options and warrants) with respect to rights or aspects which may distinguish such holders or Tribune’s securities (including stock options and warrants) held by such holders, (ii) did not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants) or (iii) did not in any way address proportionate allocation or relative fairness; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Tribune’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the base merger consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated as of November 30, 2018;

•	reviewed certain publicly available business and financial information regarding Tribune;

•

reviewed certain non-public business and financial information regarding Tribune’s businesses and prospects, including Tribune management’s preliminary financial forecast for the then-remaining period of the year ending December 31, 2018 and for the year ending December 31, 2019, prepared for internal purposes and in the ordinary course of preparing an annual operating plan and budget for the year ending December 31, 2019, which we refer to as the “Tribune Preliminary Financial Forecast,” and certain financial projections for Tribune on a stand-alone basis for the years ending December 31, 2020 through December 31, 2022 prepared by a Wall Street equity research analyst, as adjusted by Tribune management, which we refer to, together with the Tribune Preliminary Financial Forecast, as the “Tribune Street-Derived Financial Forecast,” as further described under “Proposal 1: Adoption of the Merger Agreement—The Merger—Tribune Management’s Unaudited Prospective Financial Information” beginning on page 73, all as approved for Guggenheim Securities’ use by Tribune’s senior management;

•

discussed with Tribune’s senior management their strategic and financial rationale for the merger as well as their views of Tribune’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the broadcast television and cable networks sectors;

•	reviewed the historical prices, trading multiples and trading activity of the Tribune Class A common stock;

•

compared the financial performance of Tribune and the trading multiples and trading activity of the Tribune Class A common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Tribune;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the Tribune Street-Derived Financial Forecast; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information) provided by or discussed with Tribune or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information or the assumptions upon which they were based and (iii) relied upon the assurances of Tribune’s senior management that they were unaware of any facts or circumstances that would have made such information (including, without limitation, the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•

As the Tribune board was aware, aside from the Tribune Preliminary Financial Forecast, Tribune had not formalized and, accordingly, did not furnish Guggenheim Securities with any internally generated stand-alone financial forecasts/projections regarding Tribune for use in connection with Guggenheim Securities’ analyses and opinion. Accordingly, at the direction of the Tribune board and Tribune’s senior management, Guggenheim Securities based its forward-looking analyses regarding Tribune on the Tribune Street-Derived Financial Forecast. Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the selection of the specific Wall Street equity research analyst report from which the Tribune Street-Derived Financial Forecast was derived. Guggenheim Securities was advised by Tribune’s senior management, and Guggenheim Securities assumed, that the Tribune Street-Derived Financial Forecast represented a reasonable basis upon which to evaluate the financial prospects of Tribune, was consistent with the best then-currently available estimates for Tribune’s long-range financial performance and fell within the range of Tribune’s senior management’s view as to the expected future performance of Tribune.

•

With respect to any other estimates and any other forward-looking information provided by or discussed with Tribune, Guggenheim Securities was advised by Tribune’s senior management, and Guggenheim Securities assumed, that such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Tribune’s senior management as to the expected future performance of Tribune.

•

In addition, with respect to (i) the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information, Guggenheim Securities assumed that the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information had been reviewed by the Tribune board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with its analyses and opinion and (ii) any financial forecasts/projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

As the Tribune board was aware, Guggenheim Securities previously rendered an opinion, dated as of May 7, 2017, as to the fairness, from a financial point of view, of the merger consideration contemplated by the Sinclair Merger Agreement, which agreement was subsequently terminated by Tribune in August 2018. That opinion was based on, among other things, various financial analyses that were predicated on certain then-current internally generated stand-alone financial projections for Tribune for the years ending December 31, 2017 through December 31, 2021. In connection with rendering its opinion dated as of November 30, 2018, Guggenheim Securities was advised by the Tribune board and Tribune’s senior management to rely on the Tribune Street-Derived Financial Forecast for purposes of Guggenheim Securities’ analyses and such opinion.

•

During the course of its engagement, Guggenheim Securities was asked by the Tribune board to solicit indications of interest from various potential strategic and private equity acquirors regarding a potential transaction with Tribune, and Guggenheim Securities considered the results of both its recent solicitation and its previous solicitation in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Tribune or any other entity or the solvency or fair value of Tribune or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Tribune and its other professional advisors with respect to such matters. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Tribune or its securityholders.

•	Guggenheim Securities further assumed that:

•

In all respects meaningful to Guggenheim Securities’ analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities had reviewed, (ii) Tribune, Nexstar and Merger Sub will comply with all terms of the merger agreement and (iii) the representations and warranties of Tribune, Nexstar and Merger Sub contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger will be satisfied without any waiver, amendment or modification thereof; and

•

The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Tribune or the merger in any way meaningful to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the Tribune Class A common stock, the Tribune Class B common stock or other securities or financial instruments of or relating to Tribune may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Certain Situational Considerations

As noted above, during the course of its engagement, Guggenheim Securities was asked by the Tribune board to solicit indications of interest from various potential strategic and private equity acquirors regarding a potential transaction with Tribune, and Guggenheim Securities considered the results of both its recent solicitation in the Fall of 2018 and its previous solicitation the Spring of 2017 in rendering its opinion. More specifically:

•

Fall 2018. Guggenheim Securities and Moelis contacted a total of ten potential strategic and/or private equity acquirors regarding a potential transaction with Tribune, with five of such parties submitting final acquisition proposals.

•

Spring 2017. Guggenheim Securities and Moelis contacted a total of 14 potential strategic and/or private equity acquirors regarding a potential transaction with Tribune, with two of such parties submitting final acquisition proposals.

Guggenheim Securities further noted that since February 2017, Tribune had been the subject of widespread takeover speculation. In Guggenheim Securities’ professional view, all of the foregoing factors indicated that any and all parties which might have had an interest in acquiring Tribune had every opportunity to make such interest known to Tribune and its financial advisors and to make an acquisition proposal to Tribune. See “—Background of the Transaction” beginning on page 32.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Tribune board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Tribune board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Tribune and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the base merger consideration to be received by the Tribune shareholders (excluding Nexstar and its affiliates) to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Tribune, and none of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Tribune based on Guggenheim Securities’ familiarity with the overall media sector and the broadcast television and cable networks sub-sectors.

•

In any event, selected publicly traded companies analysis and selected precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which Tribune was compared and the selected precedent merger and acquisition transactions to which the merger was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial and other terms are used in connection with Guggenheim Securities’ various financial analyses:

•

Average EBITDA: Means the average EBITDA (as defined below) for the relevant company over the indicated period of time, which financial metric is intended to smooth out the impact of the U.S. bi-annual election year cycle on the U.S. broadcast television sector.

•	CY: means calendar year.

•	DCF: means discounted cash flow.

•	DDM: means dividend discount model.

•

EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization. With respect to WGNA EBITDA for CY19E, Guggenheim Securities normalized amortization for certain accounting write-downs.

•	EBITDA multiple: represents the relevant company’s enterprise value (as defined below) divided by its EBITDA or Average EBITDA.

•

Enterprise value: represents (i) the relevant company’s equity value (as defined below) plus (ii)(a) the principal or face amount of total debt and non-convertible preferred stock and certain other debt-like items and (b) the estimated fair market value or book value (as available) of any non-controlling/minority interests less (iii)(w) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items, (x) the estimated fair market value or book value (as available) of any non-consolidated investments, (y) the estimated net present value of any tax-related net operating losses and (z) the estimated fair market value or book value (as available) of any non-cash generating assets.

•

Equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	LTM: means latest twelve months.

•	M&A: means merger and acquisition.

•	NA: means not available or not applicable (as the context requires).

•	NM: means not meaningful in Guggenheim Securities’ professional judgment.

•	NTM: means next twelve months.

Recap of Merger-Implied Financial Metrics

Based on the all-cash base merger consideration of $46.50 per share, Guggenheim Securities calculated various merger-implied premia and the merger-implied EBITDA multiple as outlined in the table below. With respect to the merger-implied premia, Guggenheim Securities noted that the observed market prices of the Tribune Class A common stock had been affected by takeover speculation and various other events during the approximate 21 months preceding the announcement of the merger on December 3, 2018, including (i) widely disseminated transaction speculation beginning in February 2017 and running up to the announcement of the Sinclair Merger on May 8, 2017, (ii) the pendency of the Sinclair Merger from May 2017 until July/August 2018, (iii) the public statement by Chairman of the FCC on July 16, 2018 that he had “serious concerns about the Sinclair/Tribune transaction,” (iv) Tribune’s termination of the Sinclair Merger Agreement on August 9, 2018 and (v) renewed and increasingly widely disseminated takeover speculation regarding Tribune commencing thereafter.

Merger-Implied Premia and Merger-Implied Multiple

Base Merger Consideration per Share		$46.50

	Tribune Class A Common Stock Price
Merger-Implied Premia Relative to Tribune Class A Common Stock Prices as of Various Dates
As of 11/29/18:
Spot Closing Stock Price	$39.89	16.6%
20-Day Average Stock Price	38.84	19.7
52-Week High Stock Price	43.58	6.7
52-Week Low Stock Price	32.12	44.8
Based on Other Noteworthy Dates:
Spot Closing Stock Price @ 8/09/18 (Termination of Sinclair Merger Agreement)	$34.60	34.4%
Spot Closing Stock Price @ 7/16/18 (FCC Expresses Concerns Regarding Sinclair Merger)	32.12	44.8

Merger-Implied Enterprise Value / EBITDA Multiple
CY18E/CY19E EBITDA—Based on Tribune Street-Derived Financial Forecast(1)		8.5x

(1)	CY18E/CY19E EBITDA includes cash distributions in respect of Tribune’s non-controlling/ minority stake in TVFN, which we refer to as “Tribune’s TVFN Stake”.

In order to assess the merger-implied EBITDA multiples with respect to Tribune’s TV&E business, which is comprised of Tribune’s local broadcast television stations, which we refer to as “Tribune Local TV,” and WGNA, Guggenheim Securities performed a sensitivity analysis based on Tribune’s merger-implied enterprise value excluding a range of illustrative values for Tribune’s TVFN Stake as outlined in the table below:

Tribune TV&E Merger-Implied EBITDA Multiples(1)

	Illustrative Value of Tribune’s TVFN Stake(2) ($ millions)
	$1,700	$1,850	$2,000

Tribune’s TVFN Stake at Indicated Value	8.5x	8.2x	7.9x
Tribune’s TVFN Stake at Illustrative 25% Discount(3)	9.3	9.1	8.9

(1)

Based on the sum of Tribune Local TV’s Average EBITDA for CY18E/CY19E and WGNA’s EBITDA for CY19E less corporate and other EBITDA for CY19E, in each case derived from the Tribune Street-Derived Financial Forecast.

(2)	Range of illustrative values for Tribune’s TVFN Stake was selected by Guggenheim Securities based on its analyses of Tribune’s TVFN Stake as outlined elsewhere herein.
(3)

Illustrative 25% discount based on various factors, including that (a) Tribune’s TVFN Stake constitutes a non-controlling/minority interest with limited governance and liquidity rights and (b) any potential sale Tribune’s TVFN Stake most likely would trigger a meaningful corporate-level taxable gain for Tribune.

Tribune Change-of-Control Financial Analyses—Overall Company

Overview of Analytical Approach. Based on the nature of Tribune’s businesses and assets, Guggenheim Securities performed all of its change-of-control financial analyses with respect to Tribune on a sum-of-the-parts basis. Utilizing the valuation methodologies described elsewhere herein, Guggenheim Securities separately analyzed Tribune TV&E (i.e., Tribune Local TV and WGNA) and Tribune’s TVFN Stake in order to arrive at an estimate of Tribune’s stand-alone enterprise value pursuant to each valuation methodology. In each such case, Guggenheim Securities then calculated Tribune’s stand-alone equity value by (i) adding to its stand-alone enterprise value (a) estimated cash, cash equivalents, short-and long-term marketable investments and certain other cash-like items as of December 31, 2018, (b) the estimated fair market value or book value (as available) of any non-consolidated investments and (c) the estimated fair market value or book value (as available) of any non-cash generating assets and (ii) subtracting from its stand-alone enterprise value (a) the estimated principal amount of total debt as of December 31, 2018, (b) the estimated fair market value or book value (as available) of any non-controlling/minority interests and (c) certain other corporate liabilities, all as provided by Tribune’s senior management. Guggenheim Securities then calculated Tribune’s stand-alone equity value on a per share basis by dividing Tribune’s stand-alone equity value by the number of fully diluted shares of Tribune common stock.

Based on guidance from and information provided by Tribune’s senior management, Guggenheim Securities included the following items, among others, in its calculation of Tribune’s stand-alone equity value: (i) additions with respect to certain cash-like items including (a) the net present value of the estimated after-tax proceeds from the potential sale of certain of Tribune’s non-core real estate assets, (b) the estimated after-tax proceeds from the expected sale of Tribune’s non-controlling/minority stake in the Chicago Cubs and (c) the value of the expected tax benefit from the recent sale of Tribune’s non-controlling/minority stake in CareerBuilder, LLC and (ii) deductions for certain corporate liabilities including (a) Tribune’s estimated after-tax pension obligations and (b) Tribune’s potential income tax liability in connection with its 2009 transaction involving the Chicago Cubs.

Recap of Tribune Change-of-Control Financial Analyses—Overall Company. In evaluating Tribune in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including (i) discounted cash flow and dividend discount analyses (as applicable) based on the Tribune Street-Derived Financial Forecast and (ii) selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed (i) certain historical trading price ranges for the Tribune Class A common stock, (ii) the implied value of the Tribune common stock based on observed premia paid in connection with selected precedent broadcast television M&A transactions, (iii) the implied value of the Tribune common stock based on observed transaction multiples with respect to selected precedent M&A transactions and (iv) Wall Street equity research analysts’ stand-alone valuations for the Tribune Class A common stock based on discounted cash flow analysis and market multiple analysis.

Recap of Tribune Change-of-Control Financial Analyses—Overall Company

Base Merger Consideration per Share		$46.50

	Reference Range for Tribune on a Change-of- Control Basis
	Low	High
Primary Financial Analyses
Discounted Cash Flow/Dividend Discount Analyses	$35.59	$51.67

Selected Publicly Traded Companies Analysis	34.77	42.55

For Informational Reference Purposes
Tribune Reset Stock Price Reference Range(1)	$32.00	$34.50
Selected Precedent Premia Paid Analysis (Applied to Midpoint of Tribune Reset Stock Price Reference Range)(1)	41.56	46.55
Selected Precedent M&A Transactions Analysis	45.67	55.98
Wall Street Equity Research Analysts’ Stand-Alone Valuations:
Based on Discounted Cash Flow Analysis	34.14	40.69
Based on Market Multiples Analysis	41.00	43.05

(1)

Guggenheim Securities defined the Tribune Reset Stock Price Reference Range as the approximate spot closing stock prices of the Tribune Class A common stock as of (a) July 16, 2018 (the day of the public statement by Chairman of the FCC regarding his “serious concerns about the Sinclair/Tribune transaction”) and (b) August 9, 2018 (the day of Tribune’s termination of the Sinclair Merger Agreement).

Among other things, Guggenheim Securities indicated during its meeting with the Tribune board that the all-cash base merger consideration of $46.50 per share (i) fell on the 68th percentile of Guggenheim Securities’ DCF/DDM-implied reference range above (as compared to the 55th percentile based on Guggenheim Securities’ DCF/DDM-implied reference range in connection with its fairness opinion-related analysis in respect of the Sinclair Merger), and (ii) was at the high end of the precedent premia paid-implied reference range above.

Tribune Change-of-Control Financial Analyses—Tribune TV&E

Tribune TV&E—Discounted Cash Flow Analyses. Guggenheim Securities performed stand-alone discounted cash flow analyses with respect to Tribune TV&E based on projected unlevered free cash flows (after deduction of stock-based compensation) for Tribune TV&E and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its stand-alone discounted cash flow analyses with respect to Tribune TV&E:

•

Guggenheim Securities based its stand-alone discounted cash flow analyses of Tribune TV&E on the Tribune Street-Derived Financial Forecast, as approved for Guggenheim Securities’ use by Tribune’s senior management.

•

Guggenheim Securities used a discount rate range of 7.00%–8.40% based on its estimate of Tribune TV&E’s weighted average cost of capital (with a bias toward the upper half of such range based on certain exogenous factors which appear to have dampened the recently observed equity betas of the primary broadcast television companies relative to historical levels).

•

In calculating Tribune TV&E’s terminal/continuing value for purposes of its stand-alone discounted cash flow analyses, Guggenheim Securities used a reference range of perpetual growth rates of Tribune TV&E’s terminal year normalized two-year average unlevered free cash flow of (1.25%) to 0.00%. For certain market-based data which informed Guggenheim Securities’ selection of the foregoing perpetual growth rate reference range, see the section below entitled “Broadcast Television Sector Forward

Trading Multiples and Market-Implied Perpetual Growth Rates.” The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Tribune TV&E’s implied terminal year EBITDA multiples.

Guggenheim Securities’ stand-alone discounted cash flow analyses with respect to Tribune TV&E resulted in an overall reference range of $3,098,000,000 to $4,036,000,000, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Tribune TV&E—Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Tribune’s historical stock price performance, trading metrics and historical and forecasted financial performance compared to corresponding data for selected publicly traded companies in the broadcast television and cable networks sectors that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies (based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the tables below:

Tribune TV&E—Selected Publicly Traded

Broadcast Television Companies Analysis

Trading Enterprise Value /Average EBITDA (CY18E/CY19E)
Primary Companies
Nexstar	8.5x
Sinclair	7.1
TEGNA Inc. (“TEGNA”)	8.1

Secondary Companies
The E.W. Scripps Company (“Scripps”)	9.2x
Gray Television, Inc. (“Gray”)	7.8

Tribune TV&E—Selected Publicly Traded

Cable Networks Companies Analysis

Trading Enterprise Value / EBITDA (CY19E)
Primary Companies
AMC Networks, Inc.	7.3x
Discovery, Inc. (“Discovery”)	8.0
Viacom Inc.	7.4

In performing its selected publicly traded companies analysis with respect to Tribune TV&E:

•

Guggenheim Securities selected an EBITDA multiple reference range of 7.0x–8.0x for purposes of evaluating Tribune Local TV on a hypothetical stand-alone public market trading basis. Based on the Tribune Local TV’s Average EBITDA for CY18E/CY19E, this resulted in a reference range of $2,706,000,000 to $3,093,000,000 for purposes of evaluating Tribune Local TV on a hypothetical stand-alone public market trading basis.

•

Guggenheim Securities selected an EBITDA multiple reference range of 5.0x–7.0x for purposes of evaluating WGNA on a hypothetical stand-alone public market trading basis. Based on WGNA’s EBITDA for CY19E, this resulted in a reference range of $534,000,000 to $747,000,000 for purposes of evaluating WGNA on a hypothetical stand-alone public market trading basis.

Guggenheim Securities’ analysis of the selected publicly traded companies with respect to Tribune TV&E resulted in an overall reference range of $3,240,000,000 to $3,840,000,000 for purposes of evaluating Tribune TV&E on a hypothetical stand-alone public market trading basis, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Tribune Change-of-Control Financial Analyses—Tribune’s TVFN Stake

Overarching Observations Regarding Tribune’s TVFN Stake. Guggenheim Securities noted certain key considerations with respect to Tribune’s TVFN Stake, including that (i) Tribune’s TVFN Stake constitutes a non-controlling/minority interest with limited governance and liquidity rights and (ii) any potential sale of Tribune’s TVFN Stake most likely would trigger a meaningful corporate-level taxable gain for Tribune. Guggenheim Securities further observed that a potential discount for lack of control and/or lack of marketability arguably may be appropriate with respect to Tribune’s TVFN Stake, although Guggenheim Securities’ valuation reference ranges for Tribune’s TVFN Stake did not explicitly reflect any such potential discount.

Tribune’s TVFN Stake—Dividend Discount Analyses. Guggenheim Securities performed stand-alone dividend discount analyses with respect to Tribune’s TVFN Stake based on projected after-tax cash distributions with respect to Tribune’s TVFN Stake and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its stand-alone dividend discount analyses with respect to Tribune’s TVFN Stake:

•

Guggenheim Securities based its stand-alone dividend discount analyses of Tribune’s TVFN Stake on the Tribune Street-Derived Financial Forecast, as approved for Guggenheim Securities’ use by Tribune’s senior management.

•

Guggenheim Securities used a discount rate range of 8.30%–9.70% based on its estimate of the unlevered cost of equity with respect to Tribune’s TVFN Stake (with a bias toward the upper half of such range based on certain exogenous factors which appear to have dampened the recently observed equity betas of the primary cable networks companies relative to historical levels).

•

In calculating the terminal/continuing value of Tribune’s TVFN Stake for purposes of its dividend discount analyses, Guggenheim Securities used a reference range of perpetual growth rates of terminal year cash distributions of 0.00% to 1.00%. For certain market-based data which informed Guggenheim Securities’ selection of the foregoing perpetual growth rate reference range, see the section below entitled “Cable Networks Sector Market-Implied Perpetual Growth Rates.” The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to the implied terminal year proportionate EBITDA multiples associated with Tribune’s TVFN Stake.

Guggenheim Securities’ stand-alone dividend discount analyses with respect to Tribune’s TVFN Stake resulted in an overall reference range of $1,796,000,00 to $2,320,000,000, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Tribune’s TVFN Stake—Selected Publicly Traded Companies Analysis. Guggenheim Securities calculated the then-prevailing EBITDA trading multiple for Discovery (the controlling/majority owner of TVFN) and utilized such EBITDA trading multiple as the basis for valuing Tribune’s TVFN Stake on a hypothetical public market trading basis. As of the date of Guggenheim Securities’ analysis, Discovery’s EBITDA trading multiple based on Wall Street equity research consensus estimates was approximately 8.0x. Based on the foregoing, Guggenheim Securities selected an EBITDA multiple reference range of 7.5x–8.0x for purposes of evaluating Tribune’s TVFN Stake on a hypothetical stand-alone public market trading basis.

Guggenheim Securities’ analysis resulted in an overall reference range of $1,580,000,000 to $1,685,000,000 (based on proportionate EBITDA for Tribune’s TVFN Stake for CY19E) for purposes of evaluating Tribune’s TVFN Stake on a hypothetical stand-alone public market trading basis, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

Broadcast Television Sector Stock Price Performance. Guggenheim Securities reviewed Tribune’s, Nexstar’s, Sinclair’s and TEGNA’s respective stock price performance since the announcement of the Sinclair Merger on May 8, 2017. Guggenheim Securities noted that, notwithstanding U.S. corporate income tax reform that was enacted in December 2017, Tribune’s, Sinclair’s and TEGNA’s respective stock prices were flat to down (i.e., down between 2% to 15% across these three companies) during the approximate 18 months ending November 29, 2018 (the trading day prior to the Tribune board’s meeting to approve the merger), as opposed to Nexstar’s stock price which was up approximately 37%. Guggenheim Securities indicated that, in its professional judgment, such flat-to-down stock price trends for Tribune, Sinclair and TEGNA reflected fundamental changes in investor sentiment regarding the outlook for the broadcast television sector, which investor sentiment appeared to be decidedly more negative as of November 29, 2018 as compared to May 5, 2017 (the last trading day prior to the Tribune board’s meeting to approve the Sinclair Merger).

Broadcast Television Sector Forward Trading Multiples and Market-Implied Perpetual Growth Rates. For each of Tribune, Nexstar, Sinclair and TEGNA, Guggenheim Securities calculated certain forward trading multiples and market-implied perpetual growth rates, which we refer to as “market-implied Perp Gs,” in unlevered free cash flow, both as of May 5, 2017 (the last trading day prior to the Tribune board’s meeting to approve the Sinclair Merger) and as of November 29, 2018 (the trading day prior to the Tribune board’s meeting to approve the merger), as summarized in the table below:

Broadcast Television Sector Forward Trading Multiples and Market-Implied Perp Gs

	Enterprise Value / Forward EBITDA(1)		Stock Price / Forward Levered Free Cash Flow(1)		Market-Implied Perp Gs(2)
	5/05/17	11/29/18	5/05/17	11/29/18	5/05/17	11/29/18
Tribune(3)	8.9x	7.1x	9.9x	7.2x	—	—
Nexstar	8.4	7.8	5.5	5.8	(1.18%)	(2.60%)
Sinclair	7.7	6.9	7.6	6.1	(1.27)	(3.42)
TEGNA(4)	NA	7.3	NA	6.9	NA	(1.86)

(1)	Reflects CY17E/CY18E for 5/05/17 multiples and CY19E/CY20E for 11/29/18 multiples.
(2)	Assumes illustrative industry weighted average cost of capital of 7.75%.
(3)

Calculated based on an unaffected reference stock price of $32.25 (reflecting the midpoint of Tribune’s stock price trading range over the 60-day period prior to 2/28/17) for 5/05/17 multiples and based on a normalized stock price of $33.25 (reflecting the midpoint of the Tribune Reset Stock Price Reference Range) for 11/29/18 multiples. EBITDA and levered free cash flow are based on Wall Street equity research consensus estimates.

(4)	Not calculated as of 5/05/17 due to TEGNA’s historical ownership of certain material non-broadcasting assets.

In particular, Guggenheim Securities noted that the observed market-implied Perp Gs for Nexstar, Sinclair and TEGNA were meaningfully negative as of November 29, 2018 and, in the case of Nexstar and Sinclair, were significantly more negative as of November 29, 2018 than they were as of May 5, 2017. Guggenheim Securities attributed the changes in such broadcast television sector forward trading multiples and market-implied Perp Gs to a confluence of factors (some negative and some positive), including substantial negative changes in the outlook for the broadcast television sector, certain changes in the regulatory regime related thereto, significant changes in U.S. debt and equity capital markets conditions and U.S. corporate income tax reform. Guggenheim Securities indicated that such observed market-implied Perp Gs informed Guggenheim Securities’ selection of the perpetual growth rate reference ranges associated with the estimation of Tribune’s terminal/continuing value in connection with Guggenheim Securities’ discounted cash flow analysis described previously herein.

Cable Networks Sector Market-Implied Perpetual Growth Rates. For each of Discovery, AMC Networks, Inc. and Scripps Networks Interactive, Inc., which we refer to as “SNI,” Guggenheim Securities calculated market-implied Perp Gs in unlevered free cash flow, both as of May 5, 2017 (the last trading day prior to the Tribune board’s meeting to approve the Sinclair Merger) and as of November 29, 2018 (the trading day prior to the Tribune board’s meeting to approve the merger), as summarized in the table below:

Cable Networks Sector Market-Implied Perp Gs(1)

	5/05/17	11/29/18
Discovery	0.29%	(1.44)%
AMC Networks, Inc.	0.47	(1.30)
SNI	0.60	NA

(1)	Assumes illustrative industry weighted average cost of capital of 7.75%.

Guggenheim Securities noted that Discovery, by virtue of its acquisition of SNI in 2018, is the controlling/majority owner of TVFN. Guggenheim Securities also noted that the observed market-implied Perp G for Discovery was meaningfully negative as of November 29, 2018 (the trading day prior to the Tribune board’s meeting to approve the merger), whereas Discovery’s observed market-implied Perp G was positive as of May 5, 2017 (the last trading day prior to the Tribune board’s meeting to approve the Sinclair Merger). Guggenheim Securities indicated that such observed market-implied Perp Gs informed Guggenheim Securities’ selection of the perpetual growth rate reference ranges associated with the estimation of Tribune’s terminal/continuing value in connection with Guggenheim Securities’ dividend discount analyses described previously herein.

Premia Paid in Selected Precedent Broadcast Television M&A Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied premia paid in connection with the selected precedent broadcast television M&A transactions listed below in the section entitled “Tribune Local TV—Selected Precedent Broadcast Television M&A Transactions Analysis.”

Guggenheim Securities noted that such precedent broadcast television M&A transaction-related premia ranged from 12.2%–64.0% based on the target company’s unaffected spot closing stock price. Guggenheim Securities further noted that, in connection with the merger, the merger-implied premia (based on the base merger consideration of $46.50 per share) were (i) 34.4% versus Tribune’s spot closing stock price of $34.60 on August 9, 2018 (the day of Tribune’s termination of the Sinclair Merger Agreement) and (ii) 44.8% based on Tribune’s spot closing stock price of $32.12 on July 16, 2018 (the day the Chairman of the FCC Chairman issued a public statement regarding his “serious concerns about the Sinclair/Tribune transaction”).

Guggenheim Securities selected a transaction premia reference range of 25%–40% (approximating the 25th and 75th percentiles of the foregoing precedent broadcast television M&A transaction-related premia range of 12.2%–64.0%) for purposes of evaluating the Tribune common stock on a change-of-control basis and applied such transaction premia reference range to the midpoint of the Tribune Reset Stock Price Reference Range (i.e., $33.25) to arrive at an implied value for the Tribune common stock of $41.56–$46.55 on a change-of-control basis. In light of the aforementioned confluence of factors that have, on balance, negatively affected the broadcast television and the cable network sectors, Guggenheim Securities considered this implied change-of-control value range to be more indicative of Tribune’s current valuation prospects than the value ranges implied from the precedent broadcast television M&A transactions and the precedent single-cable network M&A transactions described below.

Tribune Local TV—Selected Precedent Broadcast Television M&A Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent M&A transactions during the past six years involving target companies in the broadcast television sector that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent broadcast television M&A transactions (based on the target company’s inside financial projections when available or otherwise based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Tribune Local TV—Selected Precedent Broadcast Television M&A Transaction Analysis

Date Announced	Acquiror	Target Company	Transaction Enterprise Value / Average EBITDA (LTM/NTM)

More Recent / Post-Tax Cuts and Jobs Act
10/29/18	Scripps	Cordillera Communications, LLC	9.5x
6/25/18	Gray	Raycom Media, Inc.	9.6

Older / Pre-Tax Cuts and Jobs Act
5/08/17	Sinclair	Tribune	11.1x(1)
1/27/16	Nexstar	Media General, Inc. (“Media General”)	9.6
9/08/15	Media General	Meredith Corporation	9.2
3/21/14	Media General	LIN Media LLC	11.1
7/29/13	Sinclair	Two Broadcast Television Companies Controlled by the Allbritton Family	10.7(2)
7/01/13	Tribune	Local TV Holdings, LLC	9.4(2)
6/13/13	Gannett Co., Inc.	Belo Corp.	8.9
6/06/13	Media General	New Young Broadcasting Holding Co., Inc.	7.5

(1)	Multiple presented in respect of Tribune TV&E excluding the then-current estimated value of Tribune’s TVFN Stake.
(2)	Transaction enterprise value multiples based on Average EBITDA for 2011 and 2012.

Guggenheim Securities noted that, in its professional judgment based on the substantial (and largely negative) changes in the outlook for the broadcast television sector, certain changes in the regulatory regime related thereto, significant changes in U.S. debt and equity capital markets conditions and U.S. corporate income tax reform (in each case since the respective announcement dates of the selected precedent broadcast television M&A transactions), such precedent broadcast television M&A transaction multiples may not be indicative of Tribune’s current valuation prospects.

In performing its selected precedent broadcast television M&A transactions analysis with respect to Tribune Local TV, Guggenheim Securities selected an EBITDA multiple reference range of 9.0x–10.0x for purposes of evaluating Tribune Local TV on a change-of-control basis. Guggenheim Securities’ analysis of the selected precedent broadcast television M&A transactions with respect to Tribune Local TV resulted in an overall reference range of $3,479,000,000 to $3,866,000,000 (based on Tribune Local TV’s Average EBITDA for CY18E/CY19E) for purposes of evaluating Tribune Local TV on a change-of-control basis, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

WGNA—Selected Precedent Single-Cable Network M&A Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent single-cable network M&A transactions during the past four years that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent single-cable network M&A transactions (based on the target company’s inside financial projections when available or otherwise based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

WGNA—Selected Precedent Single-Cable Network M&A Transaction Analysis

Date Announced	Acquiror	Target Company	Transaction Enterprise Value / NTM EBITDA
Majority / Change-of-Control Acquisitions
3/22/18	Entertainment Studios, Inc.	The Weather Channel	2.2x
1/27/16	Sinclair	Tennis Channel Media	10.6 /4.8 (1)
4/16/14	SiTV Media, Inc.	Fuse Network	NM

Minority Acquisitions
12/04/17	Discovery	Oprah Winfrey Network	6.4x
2/25/16	SNI	Travel Channel	4.6
2/11/15	Radio One, Inc.	TV One, LLC	10.0
10/23/14	AMC Networks, Inc.	BBC America	13.7

(1)	Represent historical and pro forma transaction multiples, respectively.

Guggenheim Securities noted that (i) there had been very few recent change-of-control transactions involving noteworthy single-cable networks like WGNA and (ii) the observed transaction multiples for more fully distributed single-cable networks tended to be significantly lower than the observed transaction multiples for single-cable networks with greater perceived distribution upside.

In performing its selected precedent single-cable network M&A transactions analysis with respect to WGNA, Guggenheim Securities selected an EBITDA multiple reference range of 5.0x–7.0x for purposes of evaluating WGNA on a change-of-control basis. Guggenheim Securities’ analysis of the selected precedent single-cable network M&A transactions with respect to WGNA resulted in an overall reference range of $534,000,000 to $747,000,000 (based on WGNA’s EBITDA for CY19E) for purposes of evaluating WGNA on a change-of-control basis, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Tribune’s TVFN Stake—Potential Private Market Value. Guggenheim Securities estimated a hypothetical private market value reference range for Tribune’s TVFN Stake as follows:

•

Guggenheim Securities first calculated the average of the low values and the average of the high values from the previously described dividend discount analyses and selected publicly traded companies analysis, in each case with respect to Tribune’s TVFN Stake.

•	Guggenheim Securities then added 50% of the estimated net present value of a potential tax-basis step-up available to a cash purchaser of Tribune’s TVFN Stake.

Guggenheim Securities’ analysis resulted in an overall reference range of $1,796,000,000 to $2,135,000,000 for purposes of evaluating Tribune’s TVFN Stake on a hypothetical private market value basis, which values were then used as inputs in Guggenheim Securities’ sum-of-the-parts analyses of Tribune.

Other Financial Reviews and Analyses. Guggenheim Securities also reviewed and analyzed (as applicable) the following items:

•

Stock price trading history for the Tribune Class A common stock over various timeframes, including during (i) the approximate 24 months since November 7, 2016 (the date of the most recent U.S. presidential election) through November 29, 2018 (the trading day prior to the Tribune board’s meeting to approve the merger), (ii) the approximate 18 months since May 8, 2017 (the date of the announcement of the Sinclair Merger) through November 29, 2018 and (iii) the approximate five months since July 16, 2018 (the day the Chairman of the FCC Chairman issued a public statement regarding his “serious concerns about the Sinclair/Tribune transaction”) through November 29, 2018.

•

Financial performance benchmarking with respect to the selected publicly traded broadcast television companies utilized in Guggenheim Securities’ selected publicly traded broadcast television companies analysis referred to previously herein.

•	Wall Street equity research analysts’ stock price targets for the Tribune Class A common stock, commentary regarding Tribune and sum-of-the parts valuation analyses with respect to Tribune.

Other Considerations

Except as described in the summary above, Tribune did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Tribune and Nexstar and were approved by the Tribune board. The decision to enter into the merger agreement was solely that of the Tribune board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Tribune board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Tribune board with respect to the fairness, from a financial point of view, of the base merger consideration to the Tribune shareholders (excluding Nexstar and its affiliates).

Pursuant to the terms of Guggenheim Securities’ engagement, Tribune has agreed to pay Guggenheim Securities a cash transaction fee of $28,500,000 upon consummation of the merger. In connection with Guggenheim Securities’ engagement, Tribune has previously paid Guggenheim Securities (i) a cash milestone fee of $3,500,000 that became payable upon delivery of Guggenheim Securities’ opinion in connection with the aborted Sinclair Merger and (ii) a cash milestone fee of $3,500,000 that became payable upon delivery of Guggenheim Securities’ opinion in connection with the merger, each of which will be credited against the foregoing cash transaction fee. In addition, Tribune has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

During the past two years Guggenheim Securities (i) has previously been engaged and currently is engaged by Tribune to provide financial advisory services in connection with Tribune’s review of strategic and financial alternatives and various potential transactions related thereto (including the merger) and (ii) served as Tribune’s financial advisor in connection with the aborted Sinclair Merger and Tribune’s sale of various companies collectively known as the Gracenote Companies to Nielsen Holding and Finance B.V. (which transaction closed in January 2017 and in respect of which Guggenheim Securities received $3,400,000). During the past two years Guggenheim Securities has not been engaged by, provided any investment banking or financial advisory services to or received any investment banking or financial advisory fees from Nexstar. Guggenheim Securities may seek to provide Tribune, Nexstar and their respective affiliates with financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Tribune, Nexstar, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities and its affiliates and related entities have received, and may receive, compensation and

(ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Tribune, Nexstar, other participants in the merger and their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Tribune, Nexstar, other participants in the merger and their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Tribune, Nexstar, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Tribune Management’s Unaudited Prospective Financial Information

Tribune does not, as a matter of course, publicly release long-term projections regarding its expectations of future financial performance given, among other things, the uncertainty of the underlying assumptions and estimates. However, for internal purposes and in the ordinary course of preparing an annual operating plan and budget for the year ending December 31, 2019, in November 2018 the management of Tribune prepared a preliminary financial forecast for the remaining period of the year ending December 31, 2018 and for the year ending December 31, 2019 (the “Tribune Preliminary Financial Forecast”), and approved the Tribune Preliminary Financial Forecast for use by the Tribune Financial Advisors. The management of Tribune also approved for use by the Tribune Financial Advisors certain financial projections for Tribune on a stand-alone basis for the years ending December 31, 2020 to December 31, 2022 prepared by a Wall Street equity research analyst, as adjusted by Tribune management (the “Wall Street Analyst Forecast”). The Wall Street Analyst Forecast was adjusted by Tribune management to (x) apply the growth rate used in the Wall Street Analyst Forecast to the corporate expense included in the Tribune Preliminary Financial Forecast and (y) adjust the rate of Adjusted EBITDA to free cash flow conversion to equal 55% in 2020E and 2022E (equivalent to the estimated conversion rate for 2018) and 50% in 2021E (equivalent to the estimated conversion rate for 2019). The Tribune Street-Derived Financial Forecast has been reviewed by the Tribune board. We refer to the Tribune Preliminary Financial Forecast and the Wall Street Analyst Forecast, together, as the “Tribune Street-Derived Financial Forecast.”

The Tribune Street-Derived Financial Forecast was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or U.S. GAAP. However, in the view of Tribune’s management, such projections represented a reasonable basis upon which to evaluate the financial prospects of Tribune, were consistent with the best then-currently available estimates for Tribune’s long-range financial performance and fell within the range of Tribune’s senior management’s view as to the expected future performance of Tribune on a stand-alone basis. These projections are not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. The summary of the projections provided below is not included in this proxy statement to influence your decision whether to vote for or against the merger proposal. The summary projections are included only to provide our shareholders with access to the information provided to the Tribune board in connection with its consideration of the transaction.

No independent registered public accounting firm has examined, compiled or performed any procedures with respect to the prospective financial information included in this proxy statement and, accordingly, no independent registered public accounting firm expresses an opinion or any other form of assurance with respect to such projections or the achievability of the results reflected therein. The report of Tribune’s independent registered public accounting firm incorporated by reference into this proxy statement relates only to Tribune’s historical financial information and does not extend to the prospective financial information and should not be read to do so.

Each of the Tribune Financial Advisors utilized, at the instruction of Tribune management, the Tribune Street-Derived Financial Forecast in connection with the preparation of its analyses and opinion summarized under “Proposal 1: Adoption of the Merger Agreement—Opinions of Tribune’s Financial Advisors” beginning on page 46. Tribune’s management also provided the Tribune Preliminary Financial Forecast to Nexstar and to other bidders in connection with their evaluation of the transaction. A summary of the Tribune Street-Derived Financial Forecast is included below in order to give Tribune shareholders access to certain non-public unaudited projections that were utilized by or provided to other parties, in connection with the transaction contemplated by the merger agreement. Tribune cautions that these projections are subjective in many respects and subject to interpretation and that uncertainties are inherent in prospective financial information of any kind. Neither Tribune nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation or can give any assurance to any Tribune shareholder or any other person regarding the ultimate performance of Tribune or Nexstar after the closing of the transaction. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. In addition, Tribune does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing or arising since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, except to the extent required by law. Furthermore, Tribune does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions. The prospective financial information does not give effect to the merger.

The Tribune Preliminary Financial Forecast is inherently uncertain and, although considered reasonable by the management of Tribune as of the date of its preparation, is subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Although the Tribune Preliminary Financial Forecast was prepared with numerical specificity, such projections reflect numerous and varying assumptions made by the management of Tribune, including various estimates and assumptions that may not be realized, and are subject to significant variables, uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Tribune and Nexstar after the closing of the transaction. The risk that these uncertainties and contingencies could cause the estimates or assumptions to not reflect actual results is further increased given the duration in the future over which these estimates and assumptions apply. The estimates and assumptions in early periods have a compounding effect on the projections shown for later periods. Thus, any failure of an estimate or assumption to be reflective of actual results in an early period would have a greater effect on projected results failing to be reflective of actual events in later periods. In addition, the Wall Street Analyst Forecast was not internally prepared, nor reviewed prior to its publication by Tribune management, but rather, was prepared for purposes unrelated to the management of Tribune’s business or the transaction, by an independent equity research analyst not affiliated with Tribune. Important factors that may affect or cause the information below to materially vary from actual results include, but are not limited to, industry performance, general business, economic, political, market and financial conditions, and other matters such as those referenced in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 24, as well as the risks and uncertainties noted in Tribune’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017. These projections are forward-looking statements, and in light of the uncertainties inherent in forward-looking information of any kind, Tribune cautions you against relying on this information. Accordingly, there can be no assurance that the assumptions made in preparing the financial forecasts upon which the projections set forth below were based will be realized or that the prospective results are necessarily indicative of the future performance of Tribune or Nexstar after the closing of the transaction or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the Tribune Street-Derived Financial Forecast in this proxy statement should not be regarded as a representation by any person that the results contained in the Tribune Street-Derived Financial Forecast will be achieved. You are urged to review Tribune’s SEC filings for a description of its reported results of operations and financial condition, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Tribune’s Annual Report on Form 10-K for the year ended December 31, 2017 and Tribune’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

In preparing the Tribune Preliminary Financial Forecast and making the adjustments reflected in, and approving for use, the Wall Street Analyst Forecast, Tribune’s management made numerous assumptions about Tribune’s industry, markets and products and its ability to execute on its business plan. In particular, Tribune’s management made assumptions that included, but were not limited to, the following items:

•	The total local, national and political advertising revenue in each DMA in which Tribune operates;

•	The estimated share of local, national and political spot advertising revenue in each DMA in which Tribune has a station;

•	The total digital advertising revenue for each of Tribune’s digital subsidiaries;

•

The amount of retransmission revenue for each Tribune station based on the estimated number of subscribers by multichannel video programming distributors expected each year and the retransmission rates per subscriber;

•	The amount of carriage fee revenue for WGNA based on the estimated number of subscribers by multichannel video programming distributors expected each year and the retransmission rates per subscriber;

•	The amount of network affiliate fee expense for each Tribune station;

•

The amount of operating expenses for each Tribune station, including, but not limited to, programming and production costs, selling and promotion expenses, general and administrative expenses, news production expenses and technical expenses; and

•	The amount of corporate expenses and capital expenditures.

Summary of Tribune Street-Derived Financial Forecast

On November 30, 2018, Tribune’s management presented to and reviewed with the Tribune board the Tribune Street-Derived Financial Forecast. The following presents in summary form the Tribune Street-Derived Financial Forecast, and the calculations of unlevered free cash flows prepared in connection with the delivery by the Tribune Financial Advisors of their opinions to the Tribune board on November 30, 2018.

	Year ending December 31,
($ in millions)	2018E*	2019E	2020E	2021E	2022E
TV&E Revenue(1)	$1,990	$1,929	$2,151	$2,017	$2,197
Adjusted EBITDA(2)	$634	$505	$644	$448	$572
TVFN Cash Distributions (Pre-tax)(3)	$191	$203	$211	$220	$228
Unlevered Free Cash Flow(4)	$333	$234	$339	$210	$299

*	Amounts presented for the year ending December 31, 2018 include ten months of actual results and two months of projected results of Tribune.
(1)	“TV&E Revenue” does not include revenue from real estate activities.
(2)

“Adjusted EBITDA” is defined as net income, before income taxes, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), and gains on sales of certain assets, net (which includes transactions involving real estate and investments).

(3)

“TVFN Cash Distributions (Pre-tax)” is defined as Tribune’s pro rata portion of TVFN cash distributions. “TVFN Cash Distributions (Pre-tax)” for the year ending December 31, 2018 are shown pro forma to include approximately $27,000,000 of additional amounts to reflect the timing impact of reduced tax distributions in 2018 as a result of the Tax Cuts and Jobs Act of 2017.

(4)

“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, less stock-based compensation, less taxes (assuming a 25.75% marginal tax rate), less capital expenditures, plus cash rights amortization, less cash rights payments and less increases in net working capital.

Non-GAAP Financial Measures

The Tribune Street-Derived Financial Forecast and related calculations set forth herein regarding Unlevered Free Cash Flow are non-GAAP measures. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. GAAP. Tribune is not providing a quantitative reconciliation of the forward-looking non-GAAP financial measures set forth above. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Tribune does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. Tribune is unable to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of Tribune’s forward-looking non-GAAP financial measures cannot be accurately forecast by Tribune, and therefore the reconciliation has been omitted.

Interests of Tribune’s Directors and Executive Officers in the Merger

You should be aware that, aside from their interests as Tribune shareholders, certain of Tribune’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Tribune shareholders generally. The Tribune board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making its recommendation that you vote in favor of the merger proposal. These interests are described below. Although Mr. Lazarus is no longer an executive officer as of the date of this filing, he was an executive officer for all of 2018. Therefore, references in this section to an executive officer generally or the executive officers as a group include Mr. Lazarus unless otherwise specified.

Treatment of Long-Term Incentive Awards

•

Tribune Stock Options. Upon consummation of the merger, each outstanding award of Tribune stock options granted pursuant to the Tribune Company 2013 Equity Incentive Plan (the “2013 Plan”) or the Tribune Media Company 2016 Incentive Compensation Plan (the “2016 Plan”) held by an executive officer, whether vested or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the total number of shares of Tribune common stock subject to the Tribune stock option as of the effective time by (y) the excess, if any, of the merger consideration over the applicable exercise price per share of such Tribune stock option.

Any Tribune stock option with an exercise price that is equal to or greater than the merger consideration will be cancelled upon consummation of the merger for no consideration or payment to its holder.

•

Tribune Restricted Stock Units. Upon consummation of the merger, each outstanding Tribune RSU held by an executive officer or director, whether or not then vested, will immediately vest and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the total number of shares of Tribune common stock then underlying each such Tribune RSU as of the effective time by (y) the merger consideration.

•

Tribune Restricted Stock. Upon consummation of the merger, each outstanding restricted share of Tribune common stock, which we refer to as “Tribune Restricted Stock,” held by Mr. Bigelow and Mr. Lazarus will immediately vest and receive the same consideration as shares of Tribune common stock generally, which is an amount in cash equal to the merger consideration.

•	Tribune Performance Share Units. Upon consummation of the merger, each outstanding Tribune PSU granted pursuant to the 2013 Plan or the 2016 Plan (other than the Supplemental Tribune PSUs (as defined below)) will become immediately vested based on (i) with respect to completed performance periods, actual performance and (ii) with respect to each performance period in progress as of the merger closing, the “target” level of performance (as provided in the applicable award agreement), and be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the resulting vested number of shares of Tribune common stock subject to the Tribune PSU by (y) the merger consideration. Mr. Bigelow was granted 29,806 Tribune PSUs in connection with the execution of his new employment agreement, which would vest upon the merger pursuant to their terms, except that, as of January 3, 2019, these Tribune PSUs have vested due to satisfaction of a performance condition that required the closing price of Tribune common stock to equal at least $45.00 for a 15 consecutive trading-day period.

•

Tribune Deferred Stock Units. Upon consummation of the merger, each outstanding Tribune DSU will be cancelled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the total number of shares of Tribune common stock subject to the DSU by (y) the merger consideration. As of January 3, 2019, each of Mr. Murphy and Mr. Kern hold 20,463 and 4,111 vested Tribune DSUs, respectively, which they received in compensation for their service on the Tribune board (and in Mr. Kern’s case, before he became Chief Executive Officer). In addition, Mr. Murphy holds 2,534 unvested Tribune DSUs that were granted as compensation for his 2019 service on the Tribune board. No other executive officers or directors hold Tribune DSUs.

Each Tribune director (other than Mr. Kern and Mr. Murphy) holds 2,534 unvested Tribune RSUs as of January 3, 2019, which were granted as compensation for their 2019 service on the Tribune board.

As described in greater detail below under “—Executive Agreements,” if Mr. Bigelow or Mr. Lazarus is involuntarily terminated prior to the consummation of the merger, his unvested equity awards will remain outstanding and will vest if the merger occurs within certain specified time periods.

The following table shows the aggregate outstanding unvested equity award holdings of Tribune’s executive officers (other than Mr. Kern, who holds only Tribune DSUs) as of January 3, 2019. For Mr. Wert, his sign-on equity award is also included in this table. The value of 2019 annual equity award grants that are required by employment agreements, which are permitted under the terms of the merger agreement, are not included in this table. Grants of 2019 annual equity awards have not yet been finalized and certain terms (including grant date, number of shares and, for Tribune PSUs, performance criteria) must be approved by the compensation committee of the Tribune board.

	Tribune Stock Options(2)	Tribune PSUs(3)	Tribune RSUs(4)	Tribune Restricted Stock(5)
Tribune Executive Officer Group(1)	231,240	131,686	92,450	27,812

(1)

For purposes of this table, the executive officer group consists of Mr. Peter Kern, Chief Executive Officer and Director; Mr. Chandler Bigelow, Chief Financial Officer, Executive Vice President; Mr. Gavin Harvey, President – WGN America and Tribune Studios; Mr. Lawrence Wert, President, Broadcasting; and Mr. Edward Lazarus, formerly Tribune’s Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary. Mr. Lazarus transitioned to a consulting role with Tribune, effective January 1, 2019, and he ceased to be an executive officer on December 31, 2018.

(2)

This figure represents the total number of in-the-money unvested Tribune stock options held by the executive officer group, assuming the per share merger consideration is $46.50 (without any additional per share consideration, since the merger is expected to be consummated late in the third quarter of 2019). As of January 3, 2019, each executive officer (other than Messrs. Kern and Harvey) holds Tribune stock options.

(3)

This figure represents the total number of unvested Tribune PSUs held by the executive officer group that would vest under the merger agreement, assuming that each performance period in progress at the effective time of the merger vests at “target” level of performance. As of the date hereof, Tribune management anticipates that the 2018 tranche of Tribune PSUs will vest at least at 168% of performance, as shown in this table. As of January 3, 2019, Messrs. Bigelow, Lazarus and Wert hold unvested Tribune PSUs. For Mr. Bigelow, this column does not include 29,806 supplemental Tribune PSUs awarded to him as a sign-on grant pursuant to the terms of his new employment agreement, which all vested because the closing price of Tribune common stock was at least $45.00 for a 15 consecutive trading-day period following the execution of his new employment agreement. In addition, Mr. Bigelow, Mr. Harvey and Mr. Wert are each entitled under their employment agreements to receive additional equity grants for each year of the term of their agreements, including in 2019 prior to the merger which are not included in this table and which will include Tribune PSUs having of grant date value of $400,000, $240,000 and $340,000, respectively.
(4)

This figure represents the total number of unvested Tribune RSUs held by the executive officer group. As of January 3, 2019, each executive officer (other than Mr. Kern) holds unvested Tribune RSUs. For Mr. Wert, this column includes the amount of supplemental Tribune RSUs awarded to him as a sign-on grant pursuant to the terms of his new employment agreement. In addition, Mr. Bigelow, Mr. Harvey and Mr. Wert are each entitled under their employment agreements to receive additional equity grants for each year of the term of their agreements, including in 2019 prior to the merger which are not included in this table and which will include Tribune RSUs having a grant date fair value of $600,000, $360,000 and $510,000, respectively.

(5)

This figure represents the total number of shares of Tribune Restricted Stock held by the executive officer group. As of January 3, 2019, Mr. Bigelow and Mr. Lazarus are the only executive officers who hold shares of Tribune Restricted Stock.

Executive Agreements

Tribune was party to an employment agreement with each of its executive officers in 2018 (other than Mr. Kern). In anticipation of the fact that their prior agreements were scheduled to expire at the end of 2018, on November 30, 2018, the compensation committee of the Tribune board approved new employment agreements with Messrs. Bigelow, Wert and Harvey on terms similar to those in their expiring agreements for a new term which began on January 1, 2019 and will end on December 31, 2020. The term of Mr. Harvey’s employment agreement will be extended for additional one-year terms unless Tribune or Mr. Harvey gives the other party at least 90 days’ notice to terminate his agreement. In the case of Mr. Lazarus, who left his employment with Tribune at the end of 2018, the compensation committee of the Tribune board approved a new consulting agreement. Each of the new agreements for these executive officers, including Mr. Lazarus, provide for severance payments and change in control benefits in connection with a termination of the individual’s service with Tribune without cause or (other than Mr. Lazarus) by the individual for good reason (each, an “Involuntary Termination”), subject to execution and delivery of a release of claims by the individual. Except as described below, their entitlements to severance benefits pursuant to such agreements are not affected by the merger.

Tribune is party to a letter agreement with Mr. Kern which does not provide for any severance or change in control payments or benefits. Pursuant to the letter agreement, Tribune may pay bonuses to Mr. Kern as determined in the discretion of the Tribune board. As of the date hereof, the compensation committee of the Tribune board has approved payment to Mr. Kern of a bonus of $6,000,000 for the 2018 fiscal year which was paid in 2018. For 2019 and any other fiscal year that commences or concludes before the merger, Nexstar has agreed that Tribune may pay Mr. Kern an annual bonus up to $6,000,000. In addition, Tribune may pay Mr. Kern a transaction bonus out of the Retention Bonus Pool that is permitted by the merger agreement. As of the date hereof, no final determination has been made regarding the amount of any such transaction bonus for Mr. Kern.

Severance Arrangement with Chandler Bigelow

Pursuant to his new employment agreement and equity award agreements, as applicable, if Mr. Bigelow experiences an Involuntary Termination, subject to his execution and non-revocation of a release of claims, he will receive:

(i) two times the sum of (x) his base salary and (y) his annual target bonus, payable over the 24-month period immediately following the termination of employment in substantially equal installments according to payroll practices;

(ii) continuation of any health and dental insurance coverage at active employee rates for 24 months following termination, subject to certain exceptions;

(iii) payment of any earned but unpaid annual bonus, if any, for the calendar year prior to the date on which the termination occurred; and

(iv) accelerated vesting of any unvested Tribune stock options and Tribune RSUs (excluding the Supplemental RSUs (as defined in his employment agreement), which were exchanged for shares of Tribune Restricted Stock) that would have vested over the 24-month period following the termination of employment

(with 12 months following the termination of employment to exercise any vested Tribune stock options) and vesting of a pro rata portion of any then-unvested Tribune PSUs, based on the length of his employment during the performance period in relation to the full performance period and based on actual performance through the performance period (with such portion becoming vested after the conclusion of the applicable performance period).

In addition, if Mr. Bigelow experiences an Involuntary Termination after Tribune has entered into a transaction agreement (the consummation of which would qualify as a change in control of Tribune) at any time prior to December 31, 2020 but prior to the consummation of the merger, and the merger is ultimately consummated by the earlier to occur of (x) the first anniversary of his termination date, and (y) December 31, 2020, subject to his execution and non-revocation of a release of claims, all of his Tribune equity awards that otherwise would have been forfeited will remain outstanding and become vested upon the consummation of the merger to the same extent had he remained employed though such date. In such event, Mr. Bigelow’s employment agreement provides that he will not be treated any worse with respect to his annual bonus for the year of the change in control than other Tribune employees employed on the date of such change in control.

Severance Arrangement with Lawrence Wert

Pursuant to his new employment agreement, Mr. Wert will be entitled to severance pay and benefits under his employment agreement if he experiences an Involuntary Termination, or if Tribune does not offer to extend the term of his employment agreement, in each case, on or prior to December 31, 2020. In such a case, he will be entitled to receive, subject to his execution and non-revocation of a release of claims:

(i) two times (or one times in the event the term of the agreement is not extended) the sum of his base salary and his annual target bonus, payable over the 24-month period (or 12-month period in the event of a non-renewal termination) immediately following the termination of employment in substantially equal installments according to payroll practices;

(ii) continuation of any health and dental insurance coverage at active employee rates for 24 months (12 months in the event the term of the agreement is not extended), subject to certain limitations and exceptions;

(iii) payment of any earned but unpaid annual bonus, if any, for the calendar year prior to the date on which the termination occurred;

(iv) payment of a pro rata bonus (based on pro forma performance for the year of termination extrapolated from the performance run rate through the date of termination and based on the number of days he worked in such year); and

(v) accelerated vesting of any unvested Tribune stock options and Tribune RSUs that would have vested over the 24-month period following the termination of employment (with 12 months following the termination of employment to exercise any vested Tribune stock options) and vesting of a pro rata portion of any then-unvested Tribune PSUs, based on the length of his employment during the performance period in relation to the full performance period and based on actual performance through the performance period (with such portion becoming vested after the applicable performance period).

Severance Arrangement with Gavin Harvey

Pursuant to his new employment agreement, Mr. Harvey will be entitled to severance pay and benefits under his employment agreement if he experiences an Involuntary Termination, or if Tribune does not offer to extend the term of his employment agreement, in each case, on or prior to December 31, 2020. In such a case, he will be entitled to receive, subject to his execution and non-revocation of a release of claims:

(i) the sum of his base salary and his annual target bonus, payable over the 12-month period immediately following the termination of employment in substantially equal installments according to payroll practices;

(ii) continuation of any health and dental insurance coverage at active employee rates for 12 months, subject to certain limitations and exceptions; and

(iii) accelerated vesting of any unvested Tribune RSUs that would have vested over the 12-month period following the termination of employment and vesting of a pro rata portion of any then-unvested Tribune PSUs, based on the length of his employment during the performance period in relation to the full performance period and based on actual performance through the performance period (with such portion becoming vested after the applicable performance period).

Severance Arrangement with Edward Lazarus

Tribune is party to a consulting agreement with Mr. Lazarus, which we refer to as the “Consulting Agreement,” which provides for his continued service for Tribune as a consultant beginning January 1, 2019 following the conclusion of his employment term on December 31, 2018, for a one-year term through December 31, 2019, but if a change in control (as defined in the Consulting Agreement) is not consummated by December 31, 2019, the term will be extended through March 31, 2020. As a consultant, Mr. Lazarus assists Tribune with oversight of its regulatory compliance, management of Tribune’s litigation with Sinclair and any class actions and material litigation in existence immediately prior to the date of the Consulting Agreement, among other things.

Under the Consulting Agreement, if Tribune terminates Mr. Lazarus’ consulting services without “cause” (as defined therein), subject to his execution and non-revocation of a release of claims, he will be paid the remainder of his annual consulting fee and be credited with an additional year of vesting for all his then-outstanding Tribune RSUs, shares of Tribune Restricted Stock, Tribune PSUs and Tribune stock options. In such event, his then-vested Tribune stock options will remain exercisable for 12 months.

In addition, if a change in control occurs during the term of the Consulting Agreement and either (i) Tribune terminates Mr. Lazarus’ service without cause or (ii) Mr. Lazarus continues to serve as a consultant for the term of the Consulting Agreement, subject to his execution and non-revocation of a release of claims, (x) he will be paid two times the sum of his annual consulting fee plus his target bonus and, (y) all of his unvested Tribune equity awards will become vested upon the consummation of the merger. In such event, he will be paid the bonus he would otherwise have been paid had he continued to consult through the end of the year.

Restrictive Covenants

Messrs. Lazarus and Bigelow are each subject to a non-competition covenant and a non-solicitation of employees covenant applicable during the period of employment (in the case of Mr. Bigelow) or consulting services (in the case of Mr. Lazarus) and for 24 months following the termination of his services to Tribune. Mr. Wert is subject to a non-competition covenant and a non-solicitation of employees covenant applicable during employment and for 24 months following his termination of employment for any reason other than a non-renewal of the agreement by Tribune or Mr. Wert; in the event of such non-renewal, such covenants are applicable during employment and for 12 months following such non-renewal. Mr. Harvey is subject to a non-competition covenant and non-solicitation of employees covenant applicable during employment and for 12 months following his termination of employment. Each of these Tribune executive officers is also required to perpetually maintain the confidentiality of Tribune’s confidential information and is bound by a perpetual non-disparagement covenant. Generally, the severance payments and benefits for each of these Tribune executive officers are conditioned on (among other things) continued compliance with these covenants.

Mr. Kern is not subject to any restrictive covenants nor entitled to any severance payments under his letter agreement.

Annual Incentive Payments

If the employment of any Tribune executive officer is terminated by Nexstar, Tribune or any of their respective subsidiaries, as applicable, without “cause,” or such officer resigns for “good reason” (as defined in his employment agreement) after July 1 of a year completed before the consummation of the merger and prior to the payment of the annual cash-based incentive bonuses in respect of such year, the executive officer will be eligible to receive a bonus in respect of such fiscal year, with such amount to be based on actual performance and prorated to reflect his actual employment during such period. Also, generally, a pro rata bonus will be paid to an executive officer who is terminated without “cause,” or who resigns for “good reason” (as defined in his employment agreement) in the year of the merger, subject to execution and delivery of a release of claims by the executive officer.

Pursuant to the merger agreement, any annual cash-based incentive bonuses earned by Tribune employees, including our executive officers, in respect of the year in which the merger occurs, will be based on actual performance during that year. Payment of such bonus will be made to the executive officers (like other employees) in two installments. The first installment will be paid promptly after the consummation of the merger, based on the number of days worked in the year prior to the closing and actual performance through the closing date (but such installment may not exceed 100% of the amount payable for the year). The second installment will be paid after completion of the year’s audited financial statements, based on the remainder of the year after the merger and on actual performance in accordance with Tribune’s customary past practice.

Annual Equity Grants

Pursuant to the merger agreement, Tribune may grant annual equity awards to Mr. Bigelow, Mr. Harvey and Mr. Wert that are required by their respective employment agreements. Accordingly, Tribune intends to grant each of them an annual equity award in each year of his employment agreement’s term, with the grant date value required by their respective employment agreements of $1,000,000, $600,000 and $850,000, respectively, consisting of 60% Tribune RSUs and 40% Tribune PSUs in each case. These awards, to the extent granted before the merger, will be subject to the same treatment in the merger as the other then-outstanding unvested equity awards held by Tribune’s executive officers.

Retention and Transaction Bonuses

Pursuant to the merger agreement, Tribune may also grant retention, transaction and special bonuses to selected Tribune employees, directors and consultants from the Retention Bonus Pool in an amount not to exceed $20,000,000 in the aggregate, provided that no more than $10,000,000 of the Retention Bonus Pool may be paid as transaction or special bonuses and no more than 50% of the retention bonuses may be paid on or before the consummation of the merger. As of the date hereof, Tribune has not yet allocated retention or transaction bonuses from the Retention Bonus Pool to its executive officers, consultants or directors.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Tribune’s directors and officers are entitled following the merger to certain continued indemnification (including advancement of expenses as incurred) to the fullest extent permitted by applicable law arising out of or related to their service as a director or officer of Tribune or its subsidiaries, and insurance coverage, for a period of at least six years following consummation of the merger, that is comparable to and in any event not less favorable than the existing policies subject to certain limitations, including a cap on insurance premiums required to be paid to obtain such coverage of 300% of the premium paid by Tribune for its 2019 full fiscal year renewal, whether or not the 2019 policies remain in place for a full fiscal year or are terminated at the consummation of the merger. In addition, the executive officers’ employment agreements (and, in the case of Mr. Lazarus, the Consulting Agreement) and the individual indemnification agreements with directors provide for indemnification by Tribune.

Prior to the signing of the merger agreement, there were no offers or other communications between Nexstar and any of Tribune’s executive officers who had substantial involvement in the sale process regarding such individuals’ employment at Nexstar following consummation of the merger.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the merger that may become payable to each of Tribune’s named executive officers. Please see the previous portions of this section “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Officers in the Merger” beginning on page 76 above, for additional information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the merger is consummated on or after January 3, 2019, and the employment or consulting services of each of the named executive officers, was terminated by Tribune without cause or by the named executive officer (other than Mr. Lazarus) for good reason. As described below, all unvested equity awards of the executive officers will become vested and cashed out as a result of consummation of the merger (“single trigger”) and, in some cases, will fully vest if an executive officer’s employment or consulting services is terminated before the merger and subsequently the merger is completed. Each of the executive officers is also entitled to severance pay and benefits if his employment or, in the case of Mr. Lazarus, consulting service is terminated by Tribune without cause or (other than Mr. Lazarus) by the executive officer for good reason in connection with or following the merger. In addition to the assumptions regarding the consummation date of the merger and termination of the employment of the named executive officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may materially differ from the amounts set forth below.

Name	Cash ($)	Equity ($)	Benefits ($)	Other ($)	Total ($)
	(1)	(2)
Peter Kern Chief Executive Officer	—	—	—	—	—
Chandler Bigelow Executive Vice President and Chief Financial Officer	3,266,027	4,930,764	26,952	—	8,233,743
Lawrence Wert President, Broadcast Media	4,365,753	4,013,847	29,406	—	8,409,006
Gavin Harvey President – WGN America and Tribune Studios	1,599,452	742,146	13,355	—	2,354,953
Edward Lazarus Former Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary	2,000,342	4,947,033	—	—	6,947,375

(1)

While this table generally assumes that the merger was consummated on or after January 3, 2019, the prorated bonuses and remaining consulting fee shown in this column assume a closing date of August 31, 2019 in order to demonstrate the effect of the new employment and consulting agreements. The estimated amounts listed in this column represent the aggregate value of cash severance each named executive officer would be entitled to receive in connection with a qualifying termination in connection with the merger as provided in his new employment agreement or, in the case of Mr. Lazarus, the Consulting Agreement, and, if not provided by an executive’s individual agreement, a prorated bonus for the year of the merger as provided in the merger agreement. For each of Messrs. Bigelow and Wert, this amount represents (i) twice the sum of his base salary plus his target bonus, plus (ii) a prorated bonus. For Mr. Harvey this amount represents (i) the sum of his annual base salary plus his target bonus, plus (ii) a prorated bonus. The amount presented for the prorated bonus assumes that actual performance is equal to the target bonus level, and the closing is assumed to occur on August 31, 2019. For Mr. Lazarus, if his consulting services are terminated prior to the scheduled expiration of the consulting term, and the merger occurs during the consulting term, this amount represents (i) the consulting fee for the remainder of the term (assuming he is terminated on August 31, 2019), (ii) two times the sum of his annual consulting fee plus his target bonus and (iii) his target bonus for the 2019 year.

The estimated amounts shown in this column are based, on the compensation levels in effect on the date of the filing of this proxy statement; therefore, if compensation levels are changed after such date, actual payments to a named executive officer may be different than those listed in this column. Payments of cash severance to each of Messrs. Bigelow, Harvey, Lazarus and Wert is conditioned upon (i) his having provided an irrevocable waiver and release of claims in favor of Tribune and its affiliates and (ii) continued compliance in all material respects with the terms of his employment agreement, including the restrictive covenants described above.

Mr. Kern is not entitled to any severance payments under his letter agreement in connection with a termination of employment, and is not currently entitled to any cash payment in respect of the merger other than in respect of the vested Tribune DSUs that he received for his service as a nonemployee director on the Tribune board before he became Chief Executive Officer. The amount listed in the table for Mr. Kern does not include any discretionary annual performance bonus or transaction bonus that may be paid to Mr. Kern in any fiscal year after 2018. Nexstar has agreed that Tribune may pay Mr. Kern up to $6,000,000 for each fiscal year that is completed prior to or in the year of the merger.

In addition, Mr. Kern and other named executive officers may be paid additional amounts from the transaction and Retention Bonus Pool as described above under “Transaction Summary—Interests of Certain Tribune Directors and Executive Officers in the Merger—Other Interests.” However, no final determination has been made whether (or in what amounts) such bonuses will be granted.

(2)

The amounts in this column represent the value of unvested Tribune equity awards held by the named executive officer as of January 3, 2019 that will be cashed out in the merger as described above in “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Officers in the Merger—Treatment of Long-Term Incentive Awards,” as set forth in the table below. Estimated amounts do not include the value of 2019 annual equity award grants that are required by employment agreements, which are permitted under the terms of the merger agreement. Grants of 2019 annual equity awards have not yet been finalized and certain terms (including grant date, number of shares and, for Tribune PSUs, performance criteria) must be approved by the compensation committee of the Tribune board.

Name	Tribune Stock Options ($)	Tribune PSUs ($)	Tribune RSUs ($)	Tribune Restricted Stock ($)	Total ($)
	(a)	(b)	(c)	(d)
Peter Kern Chief Executive Officer	—	—	—	—	—
Chandler Bigelow Executive Vice President and Chief Financial Officer	1,050,688	2,197,259	1,036,188	646,629	4,930,764
Lawrence Wert President, Broadcast Media	815,005	1,728,898	1,469,944	—	4,013,847
Gavin Harvey President – WGN America and Tribune Studios	—	—	742,146	—	742,146
Edward Lazarus Former Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary	1,052,479	2,197,259	1,050,665	646,629	4,947,033

(a)

This column represents the value of unvested in-the-money Tribune stock options held by the named executive officer multiplied in each case by the difference between (i) $46.50 and (ii) the exercise price of those stock options. All unvested Tribune stock options will vest in the merger. For purposes of this table, the merger consideration per share is assumed to be $46.50, without any additional per share consideration since the merger is expected to be consummated late in the third quarter of 2019.

(b)

This column represents the value of Tribune PSUs held by the named executive officer that would vest upon the merger based on actual performance for completed performance periods and assuming “target” level of performance for each performance period then in progress multiplied by $46.50. As of the date hereof, the compensation committee of the Tribune board has not determined actual performance levels relating to the 2018 performance period for outstanding Tribune PSUs, but Tribune management forecasts at least 168% performance for the 2018 Tribune PSU tranche. Accordingly, the amounts included in this table in respect of the 2018 performance period for Tribune PSUs are only estimates, which may differ from the actual amounts determined by the compensation committee of the Tribune board.

For Mr. Bigelow, this column does not include the value of the 29,806 supplemental Tribune PSUs awarded to him in connection with his new employment agreement, which all vested because the closing price of Tribune common stock was at least $45.00 for a 15 consecutive trading-day period following the execution of his new employment agreement.

(c)

The values in this column represent the number of Tribune RSUs held by the named executive officer that will vest in the merger. This value is determined by multiplying the number of unvested Tribune RSUs by $46.50. For Mr. Wert, this column includes supplemental Tribune RSUs awarded to him as a sign-on grant in early 2019 pursuant to the terms of his new employment agreement.

(d)

The values in this column represent the number of shares of Tribune Restricted Stock held by Mr. Bigelow and Mr. Lazarus that will vest in the merger. This value is determined by multiplying the number of unvested shares by $46.50.

For Mr. Bigelow and Mr. Lazarus, this table does not reflect any reduction of the shares of Tribune Restricted Stock (which were received in exchange for the Supplemental RSUs (as defined in each of their employment agreements)), which could arise pursuant to the award agreement for the Supplemental RSUs, if Mr. Lazarus or Mr. Bigelow would receive a greater net after tax benefit following the merger, so that the aggregate payments received by him do not exceed the “safe harbor amount” under Section 280G of the Internal Revenue Code.

Voting by Tribune’s Directors and Executive Officers

As of January 3, 2019, the directors and executive officers of Tribune (including Mr. Lazarus, who ceased to be an executive officer on December 31, 2018) beneficially owned, in the aggregate, 913,971 shares (or approximately 1%) of Tribune Class A common stock and no shares of Tribune Class B common stock. The directors and executive officers of Tribune have informed Tribune that they currently intend to vote all of their shares of Tribune Class A common stock for all of the proposals to be voted on at the special meeting.

Tribune Shareholder Advisory Vote on Merger-Related Compensation for Tribune’s Named Executive Officers

Tribune is required, pursuant to Section 14A of the Exchange Act, to include in this proxy statement a non-binding, advisory vote on certain compensation to which each of its “named executive officers” may become entitled under the circumstances described below as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with Tribune.

Delisting and Deregistration of Tribune Common Stock

Nexstar will, with the reasonable cooperation of Tribune, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the Tribune Class A common stock from the NYSE and the deregistration of the Tribune Class A common stock and other Tribune securities under the Exchange Act as promptly as practicable after the closing of the transaction.

Regulatory Approvals

The closing of the transaction is conditioned, among other things, upon obtaining receipt of the HSR approval and the FCC approval. In connection with obtaining the HSR approval and the FCC approval, Nexstar agreed to divest one or more television stations in certain DMAs.

The timing or outcome of the FCC regulatory process and review under the HSR Act cannot be predicted. For additional information relating to the regulatory approvals, see “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102.

Antitrust Authorities

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated, nor may the acquiring party begin to direct the operations of the acquired company, until the expiration or termination of certain waiting period requirements. These requirements apply to the merger.

Under the HSR Act, the merger may not be consummated until each of Nexstar and Tribune files a Notification and Report Form under the HSR Act with the FTC and the DOJ, and the applicable waiting periods have expired or been earlier terminated by the FTC and the DOJ. Nexstar and Tribune filed the Notification and Report Forms on January 8, 2019.

The DOJ will review the merger and at any time before or after the closing of the transaction could take action under the antitrust laws, including seeking to enjoin the closing of the transaction, seeking to unwind the merger or seeking the divestiture of substantial assets of Nexstar or Tribune (or their respective subsidiaries).

State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances.

Federal Communications Commission

The applications for the FCC approval were filed on January 7, 2019. Upon a determination by the FCC that the applications are complete, the FCC will issue a public notice of the filing of the applications which will set deadlines for petitions to deny the applications, oppositions to petitions to deny and replies to oppositions to petitions to deny.

Financing of the Transaction

On November 30, 2018, in connection with the merger agreement, Nexstar entered into a debt commitment letter with Bank of America, MLPFS, CS, CSLF, DBNY, DBCI and DBSI for commitments with respect to the financing required by Nexstar to consummate the merger, to retire or redeem, or to back-stop any potential change of control offer in respect of, the Tribune notes and to refinance Tribune’s credit facilities. On December 21, 2018, the debt commitment letter was amended to include MUFG Bank, SunTrust, STRH, Fifth Third, Citizens, GS, Mizuho Bank, Mizuho Securities, Capital One, Citi and Regions as additional commitment parties. Certain portions of the commitments under the debt commitment letter were allocated to certain new commitment parties referenced above. On January 29, 2019, the debt commitment letter was further amended to include BNP and BNPSC as additional commitment parties. Certain portions of the commitments under the debt commitment letter were also re-allocated among the commitment parties.

The provision of debt financing under the debt commitment letter is not a condition to the closing of the transaction.

The financing under the debt commitment letter, the availability of which is contingent on the satisfaction of certain conditions, including the consummation of the merger, provides for credit facilities in an aggregate principal amount of $6,360,000,000, consisting of: (i) a senior secured incremental term A loan facility in an aggregate principal amount of $500,000,000, (ii) a senior secured incremental term B loan facility in an aggregate principal amount of $3,600,000,000, (iii) a senior secured short-term term facility in an aggregate principal amount of $1,140,000,000, which will be reduced at the consummation of the merger by the amount of excess unrestricted cash and cash equivalents that would be held by Nexstar and Tribune assuming full funding of such short-term term facility, minus $50,000,000 that would be maintained by Nexstar as operating cash and certain other amounts held for other specific purposes, and (iv) a senior unsecured bridge facility in an aggregate principal amount of $1,120,000,000, which would be incurred by Nexstar to either back-stop any potential “change of control offer” under the Tribune notes as a result of the merger (as described below) or to retire, repurchase or redeem the Tribune notes to the extent Nexstar fails to issue senior unsecured notes or other securities with an aggregate principal amount of $1,120,000,000 on or prior to the consummation of the merger. On January 29, 2019, the debt commitment letter was amended to increase the incremental term A loan facility by $85,000,000 and reduce the incremental term B loan facility by $85,000,000.

Pursuant to the debt commitment letter, Bank of America agreed to act as the administrative agent and collateral agent for each of the credit facilities. MLPFS, CSLF, DBSI, MUFG Bank, STRH, BNPSC, Citi, Citizens, Fifth Third, GS, Mizuho Securities, Regions Capital Markets, a division of Regions, and Capital One agreed to act as joint lead arrangers and joint bookrunners for each of the credit facilities, in each case, on the terms and subject to the conditions set forth therein. The senior secured credit facilities will be incurred as incremental credit facilities under Nexstar’s current credit agreement and the covenants, defaults, prepayments, guarantees and collateral security for the senior secured credit facilities are expected to be substantially similar to those under Nexstar current credit agreement except as otherwise set forth in the debt commitment letter. The senior secured credit facilities will bear interest at LIBOR plus an applicable margin. The senior secured credit facilities will be secured by liens on substantially all of Nexstar’s assets, and will be guaranteed by, and secured by the assets of, certain of its subsidiaries and variable interest entities (including Nexstar Broadcasting Inc., its wholly-owned subsidiary and the borrower under its current credit facilities). The bridge facility are structured as increasing rate loans customary for facilities of this type, with a rate based on LIBOR plus an applicable margin which increases up to a total cap whose level will be determined based on timing of the closing of the transaction, syndication and other factors. The bridge facility will be unsecured but guaranteed by the same guarantors that are subsidiaries of Nexstar Broadcasting Inc. as under the senior secured credit facilities (other than a guarantee by Nexstar). Various economic and other terms of the credit facilities are subject to change in the process of syndication.

The debt commitment letter contains conditions to funding of the debt financing customary for commitments of this type, including but not limited to:

•	consummation of the merger in all material respects pursuant to the merger agreement;

•	the absence of a material adverse effect on Tribune and its subsidiaries;

•	repayment of indebtedness outstanding under, and termination of commitments provided in, Tribune’s existing credit facility;

•	solvency of Nexstar and its subsidiaries on a consolidated basis after giving effect to the merger and the transactions contemplated by the debt commitment letter;

•	delivery of customary financial information and conclusion of marketing periods for the senior secured credit facilities and unsecured debt financing backstopped by the bridge facility; and

•	the accuracy of certain specified representations and warranties in the merger agreement and the credit agreement governing the senior secured credit facilities.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into in connection with the transaction, and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to carefully read the merger agreement in its entirety for a more complete understanding of the transaction.

Description of the Merger Agreement

This section of this proxy statement describes certain material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement. We urge you to read the entire merger agreement.

The merger agreement and the discussion under the heading “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about Tribune, Nexstar or Merger Sub. That information can be found elsewhere in this proxy statement and in the other public filings made by Tribune and Nexstar with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 128 and “Incorporation of Certain Documents by Reference” beginning on page 126.

On November 30, 2018, Tribune entered into the merger agreement with Nexstar and Merger Sub. The merger agreement provides, among other things, for the merger of Merger Sub with and into Tribune with Tribune surviving the merger as a wholly-owned subsidiary of Nexstar and the issuance to Tribune shareholders of cash as described below in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Consideration in the Merger.”

Closing of the Transaction

The closing of the transaction will take place at 10:00 a.m. eastern time, in New York City, no later than the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) in accordance with the terms of the merger agreement, unless another date, time or place is agreed to in writing by Nexstar and Tribune. However, if the marketing period for the debt financing for the transaction has not ended by such date, then the closing of the transaction will occur instead on the earlier of (i) the second business day immediately following the day that the marketing period expires and (ii) any business day during the marketing period as may be specified by Nexstar on no less than three business days’ prior written notice to Tribune. Under the merger agreement, Nexstar has a marketing period of 15 consecutive business days (subject to customary blackout dates) to market the debt financing, with such period commencing (subject to the provision of certain financial information by Tribune and certain other requirements described in the merger agreement) after the date on which the Tribune shareholders approve the merger proposal.

Consideration in the Merger

In the merger, each outstanding share of Tribune common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive the base merger consideration of $46.50 in cash, plus, if applicable, the additional per share consideration, without interest and less any required withholding taxes.

Tribune shareholders are entitled to appraisal rights under the DGCL in connection with the merger only to the extent described herein. See “Appraisal Rights” beginning on page 120.

Treatment of Stock Options, Warrants and Other Stock-Based Awards

Stock Options

Each Tribune stock option that is outstanding immediately prior to the effective time, whether vested or unvested, will be immediately cancelled and converted into the right to receive, with respect to each share of Tribune common stock underlying each such stock option, a cash payment in an amount equal to the product of (i) the total number of shares of Tribune common stock subject to outstanding Tribune stock options as of the effective time, multiplied by (ii) excess, if any, of (x) the merger consideration, over (y) the exercise price per share of each Tribune stock option (without any interest thereon and subject to all applicable withholding), with any such cash payment to be paid to each holder in a lump sum as soon as practicable, but in no event later than ten business days, following the effective time. Any Tribune stock option with an exercise price as of the effective time that is greater than or equal to the merger consideration will be immediately cancelled in exchange for no consideration.

Restricted Stock Units

Each award of Tribune RSUs outstanding as of immediately prior to the effective time of the merger, whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune common stock underlying such Tribune RSUs multiplied by the merger consideration, without any interest and subject to all applicable withholding, with any such cash payment to be paid to each holder in a lump sum as soon as practicable, but in no event later than ten business days, following the effective time, except with respect to each award of Annual Tribune RSUs. Annual Tribune RSUs that have vested as of the effective time of the merger will be cancelled and converted into the right to receive the merger consideration and any Annual Tribune RSUs that remain unvested as of the effective time of the Merger will be cancelled for no consideration or payment.

Performance Stock Units

Each award of Tribune PSUs that is outstanding immediately prior to the effective time will automatically, as of the effective time, become immediately vested based on actual achievement for completed performance periods and at target levels for each open performance period as of the closing date and will be cancelled and converted into the right to receive a cash payment in an amount equal to the product of the total number of shares of Tribune common stock underlying such Tribune PSUs multiplied by the merger consideration, without any interest thereon and subject to all applicable withholding, with any such cash payment to be paid to each holder in a lump sum as soon as practicable, but in no event later than ten business days, following the effective time.

Deferred Stock Units

Each award of Tribune DSUs that is outstanding immediately prior to the effective time will automatically be cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Tribune common stock then underlying such Tribune DSUs, multiplied by (ii) the merger consideration, without any interest thereon and subject to all applicable withholding, with any such cash payment to be paid to each holder in a lump sum at the effective time in aa manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.”

Warrants

In accordance with the terms of the warrants, Nexstar will assume each outstanding warrant, and each outstanding warrant will thereafter be exercisable, at its current exercise price of $0.001, for the merger consideration in respect of each share of Tribune Class A common stock and/or Tribune Class B common stock subject to the warrant as of immediately prior to the effective time of the merger.

Payment Procedures in the Merger

Nexstar will enter into a customary exchange agreement with a nationally recognized bank or trust company, which we refer to as the “paying agent,” designated by Nexstar and reasonably acceptable to Tribune. Prior to or as of the effective time, Nexstar will provide, or cause to be provided, to the paying agent cash in an aggregate amount necessary to pay the merger consideration for all shares converted into the right to receive the merger consideration in accordance with the terms of the merger agreement, which amount we refer to as the “payment fund”. The paying agent will deliver the merger consideration to be issued pursuant to the merger agreement out of the payment fund. Nexstar will cause the paying agent to mail, as soon as reasonably practicable after the effective time and in any event not later than the fifth business day following the closing date of the merger to each holder of record of certificates representing Tribune Class A common stock and/or Tribune Class B common stock whose shares of Tribune common stock were converted into the right to receive the merger consideration pursuant to terms and conditions of the merger agreement, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the paying agent and which will be in customary form) and instructions for use in surrendering the certificates in exchange for the merger consideration, and the certificates will be cancelled. Upon surrender of a certificate for cancellation to the paying agent or to such other agent or agents as may be appointed by Nexstar, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the paying agent, the holder of such certificate shall be entitled to receive in exchange therefor, and Nexstar shall cause the paying agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the merger consideration multiplied by the number of shares of Tribune common stock previously represented by such certificate, and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Tribune common stock that is not registered in the transfer records of Tribune, payment may be made and shares may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Nexstar that such tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any certificate. Each shareholder of record of any book entry shares of Tribune Class A common stock and/or Tribune Class B common stock is not required to deliver a letter of transmittal, and will be entitled to receive the foregoing consideration in respect of such book entry shares and such book entry shares will be cancelled.

Any portion of the exchange fund held by the paying agent that remains unclaimed one year after the effective time will be delivered to Nexstar, and any Tribune shareholder after such period must look to Nexstar for payment of its merger consideration.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Certain Representations and Warranties

The merger agreement contains customary representations and warranties made by Nexstar, Merger Sub and Tribune to each other. The representations and warranties in the merger agreement were made as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Nexstar, Tribune and Merger Sub and may be subject to important qualifications and limitations agreed to by Nexstar and Tribune in connection with negotiating the terms of the merger agreement. Additionally, subject to certain exceptions, the representations and warranties made by Tribune in the merger agreement are qualified by the information disclosed by Tribune with the SEC prior to one business day prior to the date of the merger agreement, excluding any risk factor disclosures, disclosure of risks in any “forward-

looking statements” or “qualitative and quantitative disclosure about market risk” disclaimer and other statements that are similarly cautionary, predictive or forward-looking in nature. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality (including, in many cases, “material adverse effect”) different from those generally applicable to shareholders and in some cases may be qualified by disclosures made by one party to the other in disclosure letters delivered by such party to the other, which are not necessarily reflected in the merger agreement or were used for the purpose of allocating risk between Nexstar and Tribune rather than establishing matters as facts. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in Nexstar’s and Tribune’s public disclosures. Nexstar and Tribune will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement, and will update such disclosure as required by federal securities laws. The representations and warranties in the merger agreement do not survive the effective time. For the foregoing reasons, you should not rely on the representations and warranties in the merger agreement as statements of factual information. Some of the more significant representations and warranties that Nexstar and Merger Sub, on the one hand, and Tribune, on the other hand, each made to the other relate to:

•	valid existence, corporate authority to conduct business and good standing, including with respect to its subsidiaries and certain minority investment entities, as applicable;

•	corporate authority to enter into the merger agreement and other agreements contemplated by the transaction, and to consummate such transaction;

•	approval of the merger agreement and the transaction by its respective board;

•	required governmental approvals;

•

absence of conflict with or breach of organizational documents, certain agreements and applicable law resulting from the execution and delivery of the merger agreement and the consummation of the transaction, which we refer to as the “noncontravention representation”; and

•	litigation.

Tribune has also made representations to Nexstar and Merger Sub relating to:

•	capital stock, stock options and other equity interests, to the extent applicable to such party;

•	SEC filings and the absence of material omissions from such filings;

•	disclosure controls, internal controls and procedures and controls over financial reporting;

•	financial statements;

•	absence of certain changes or events;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws and possession of necessary permits and licenses;

•	interests in real and personal property;

•	intellectual property;

•	taxes;

•	employee benefits and labor matters;

•	compliance with environmental laws and other environmental matters;

•	existence and validity of, and compliance with, material contracts;

•	insurance;

•	matters related to multi-channel video programming distributors;

•	the opinions of Tribune’s financial advisors;

•	broker fees;

•	matters related to programming rights;

•	related party transactions;

•	certain business practices; and

•	the inapplicability of state anti-takeover statutes.

Nexstar and Merger Sub have also made representations to Tribune relating to:

•	Ownership of Tribune’s shares or any options, warrants or other rights to acquire Tribune’s shares or other securities in Tribune;

•	Nexstar’s post-closing solvency; and

•	Nexstar’s financial ability and its debt financing.

For purposes of the merger agreement, a “material adverse effect” with respect to Tribune and its subsidiaries is defined to mean any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets or results of the operations of Tribune and its subsidiaries and minority investment entities (to the extent of Tribune’s and its subsidiaries’ interest therein), taken as a whole excluding any effect, change, condition, state of fact, development, occurrence or event to the extent resulting from or arising out of:

•

general economic or political conditions in the United States or any foreign jurisdictions in which Tribune or any of its subsidiaries or minority investment entities conduct business or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates (provided, that any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects Tribune and its subsidiaries and minority investment entities relative to the other participants in the industries in which Tribune and its subsidiaries and minority investment entities operate);

•

changes or conditions generally affecting the industries, markets or geographical areas in which Tribune and its subsidiaries and minority investment entities operate (provided that any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects Tribune and its subsidiaries and minority investment entities relative to the other participants in the industries in which Tribune and its subsidiaries and minority investment entities operate);

•

outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof (provided that any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects Tribune and its subsidiaries and minority investment entities relative to the other participants in the industries in which Tribune and its subsidiaries and minority investment entities operate);

•

any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events (provided that any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects Tribune and its subsidiaries and minority investment entities relative to the other participants in the industries in which Tribune and its subsidiaries and minority investment entities operate);

•

any failure by Tribune or its subsidiaries or minority investment entities to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Tribune’s revenue, earnings or other financial performance or results of operations, or any failure by such party to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such failure may be considered);

•

changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any law applicable to the operation of the business of Tribune or any of its subsidiaries or minority investment entities (provided that any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects Tribune and its subsidiaries and minority investment entities relative to the other participants in the industries in which Tribune and its subsidiaries and minority investment entities operate);

•

the taking of any action by Tribune expressly required by, or Tribune’s failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request of Nexstar or Merger Sub;

•

any change in the market price or trading volume of Tribune’s securities (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such change may be considered);

•

other than with respect to the representations and warranties set forth in the noncontravention representation, and the conditions set forth in the merger agreement to the extent relating to such representations and warranties, the execution and delivery of the merger agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of the merger agreement or the merger, including any resulting loss or departure of officers or other employees of Tribune or any of its subsidiaries or minority investment entities, or the termination or reduction (or potential reduction) or any other resulting negative development in Tribune’s or any of its Subsidiary’s or minority investment’s relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC; and

•

any proceeding brought or threatened by shareholders of either party (whether on behalf of Tribune, Nexstar or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws solely in connection with the merger.

For purposes of the merger agreement, a “material adverse effect” with respect to Nexstar and Merger Sub is defined to mean any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, would prevent, or materially delay, the consummation of the merger or the ability of either Nexstar or Merger Sub to perform its obligations under the merger agreement.

Conduct of Tribune’s Business Pending the Transaction

Prior to the effective time, except as expressly permitted or contemplated by the merger agreement, as set forth in Tribune’s disclosure letter or unless otherwise consented to in writing by Nexstar (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable law, Tribune agreed that it will, and will cause its respective subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practices and use commercially reasonable efforts to cause each entity that is party to a local marketing, joint sales, shared services or similar contract with Tribune or any of its respective subsidiaries, which we refer to as a “Tribune sharing company,” to conduct its business in the ordinary course consistent with past practice, use its commercially reasonable efforts to maintain its FCC licenses and rights of it and its subsidiaries and Tribune sharing companies thereunder, use its commercially reasonable efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties and use commercially reasonable efforts to preserve its relationships with its employees in accordance with the ordinary course of business consistent with past practice.

Unless otherwise permitted under the merger agreement, or to the extent Nexstar otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), Tribune has generally agreed that it will not, and will not permit any of its subsidiaries to:

•

amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly-owned subsidiary of Tribune that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the merger or the transactions contemplated hereby);

•

other than (i) dividends and other distributions by a direct or indirect subsidiary of Tribune to Tribune or any direct or indirect wholly-owned subsidiary of Tribune or (ii) quarterly dividends made to Tribune in an amount not to exceed $0.25 per share per quarter (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities;

•

adjust, split, reverse split, recapitalize, subdivide, consolidate, combine or reclassify any of its capital stock or other Tribune securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Tribune;

•

purchase, redeem or otherwise acquire any shares of capital stock of Tribune (except for (i) such purchases, redemptions and other acquisitions solely between Tribune and a wholly-owned subsidiary thereof, or between a wholly-owned subsidiary of Tribune and another wholly-owned subsidiary of Tribune, (ii) redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Tribune stock options with capital stock of Tribune and to satisfy tax withholding obligations in connection with the exercise of stock options or warrants or the vesting or settlement of Tribune RSUs, Tribune PSUs and Tribune DSUs that are outstanding on November 30, 2018 or subsequently granted to the extent permitted by the terms of the merger agreement, in each case in accordance with the applicable terms thereof, and (iii) acquisitions of shares of Tribune Class A common stock as a result of the conversion of shares of Tribune Class B common stock into shares of Tribune Class A common stock or shares of Tribune Class B common stock as a result of the conversion of shares of Tribune Class A common stock into shares of Tribune Class B common stock);

•

issue, deliver, pledge or sell, or otherwise encumber by any lien (other than a permitted lien) or authorize the issuance, delivery, sale or encumbrance by any lien (other than a permitted lien) of, any shares of any Tribune securities or Tribune subsidiary securities, other than (i) the issuance of any shares of Tribune common stock upon the exercise of Tribune stock options or warrants or the settlement of Tribune RSUs, Tribune PSUs and Tribune DSUs that are outstanding on the date of the merger agreement in accordance with the applicable terms thereof on the date of the merger agreement, (ii) annual equity awards of Tribune RSUs and other director compensation made in the ordinary course of business consistent with past practices and in compliance with agreed parameters, (iii) if required by an employment agreement or offer letter with an employee that is then in effect, (iv) issuances of securities of Tribune’s subsidiaries to Tribune or to wholly-owned subsidiaries of Tribune and (v) issuances pursuant to the conversion of shares of Tribune Class A common stock into shares of Tribune Class B common stock or shares of Tribune Class B common stock into shares of Tribune Class A common stock; provided, in each case, that Tribune will not make any issuances to the extent that such issuances would cause Tribune or any of its subsidiaries to be in violation of the Communications Act of 1934, as amended, which we refer to as the “Communications Act,” or FCC rules;

•	amend any term of any Tribune security (in each case, whether by merger, consolidation or otherwise);

•

make, authorize or commit to any capital expenditures in excess of $65,000,000 in the aggregate during any calendar year; provided that, with respect to expenditures incurred in connection with repacking of Tribune stations mandated by the FCC in connection with the broadcast incentive auction, reassignment and repack conducted by the FCC pursuant to Section 4603 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112-96, §6403, 126 Stat. 156, 225-230 (2012)), which we refer to as the “incentive auction and repack” and for which reimbursement is reasonably expected, such reimbursable amounts will be excluded from the calculation of such $65,000,000 cap;

•

make any acquisition (whether by merger, consolidation or acquisition of equity interests or assets) of any interest in any person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $5,000,000 in the aggregate (excluding any amounts permitted pursuant to the third bullet immediately below) (other than (i) acquisitions pursuant to contracts in effect as of November 30, 2018 that were publicly announced prior to November 30, 2018 or otherwise made available to Nexstar prior to November 30, 2018 and (ii) purchases of assets in the ordinary course of business (for the avoidance of doubt, “ordinary course of business” will include acquisitions of programing and broadcast rights but will not include acquisitions of broadcast television stations));

•

sell, assign, license, lease, transfer, abandon or create any lien (other than any permitted lien) on, or otherwise dispose of, any assets of Tribune or its subsidiaries (other than (i) such sales, assignments, licenses, leases, transfers, abandonments, liens or other dispositions that are in the ordinary course of business and are not material to the business of Tribune and its subsidiaries, taken as a whole, (ii) as listed on the applicable section of Tribune’s disclosure letter or (iii) in order to comply with, and in accordance with, the regulatory approval provisions. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102;

•	incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and borrowings in the ordinary course under Tribune’s existing revolving credit facility;

•

make any loans, advances or capital contributions to, or investments in, any person in excess of $5,000,000 in the aggregate, other than to or in Tribune or its wholly-owned subsidiaries and ordinary course advancements and reimbursements to employees;

•

other than (x) in the ordinary course of business consistent with past practices (including renewals consistent with the terms thereof), (y) for those contracts that can be cancelled by Tribune without cause (and without penalty) on less than 90 days’ notice or (z) as permitted by the applicable section of Tribune’s disclosure letter, (i) amend or modify in any material respect or terminate (excluding (A) terminations or renewals upon expiration of the term thereof in accordance with the terms thereof and (B) renewals for a term of one (1) year or less) any material contract, (ii) enter into any contract that would constitute a material contract if in effect on November 30, 2018 (excluding contracts with a term of one (1) year or less) or (iii) waive, release or assign any material rights, claims or benefits, or grant any material consent, under material contract; provided that in no event will Tribune take any action described in this subsection with respect to any material contract (A) relating to cable or satellite transmission or retransmission with multi-channel video programming distributors to the extent not permitted under the applicable section of Tribune’s disclosure letter, (B) that is or would be a network affiliation agreement or (C) that relates to the receiving or obtaining of programming rights;

•

other than as required by applicable law or the existing terms of any employee benefit plan or collective bargaining agreement (i) grant or increase any severance or termination pay to any current or former independent contractor, employee, officer or director of Tribune or any of its subsidiaries above the severance or termination pay that would be due under Tribune’s severance plans in effect; (ii) enter into or amend any employment, severance or termination agreement with any current or former independent contractor, employee, officer or director of Tribune or any of its subsidiaries; (iii) establish, adopt, terminate or amend any other employee benefit plans or collective bargaining agreement (except as a result of good-faith negotiations with a labor union or labor organization in the ordinary course of business consistent with past practice); (iv) take any action to accelerate the vesting or payment of compensation (including equity-based compensation) or benefits under any employee benefit plan; (v) loan or advance any money or any other property to any current or former employee; (vi) grant or increase any change in control or retention bonus to any current or former independent contractor, employee, officer or director of Tribune or any of its subsidiaries, except for certain exceptions; or (vii) grant any other increase in compensation or benefits payable to any current or former independent contractor, employee, officer or director of Tribune or any of its subsidiaries (except for certain merit and annual salary increases and short-term annual bonus payments permitted under the terms of the merger agreement);

•

hire any employee, other than, in the ordinary course consistent with past practice, (A) hiring (i) any on-air talent, producer, news director or general manager with an annual base compensation equal to or less than $350,000 or (ii) any employee or officer with an annual base compensation equal to or less than $250,000 to fill a vacant position, (B) any promotion or increase in duties or responsibilities of an employee or officer commensurate with a promotion or an increase in duties and responsibilities, or (C) any contract renewal upon the expiration of an employment agreement or offer letter for employees who are not executive officers to the extent such renewal contains substantially similar terms as those provided to other employees in such position (or similar position) and are made in the ordinary course consistent with past practice;

•

materially change Tribune’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any governmental authority or applicable law;

•

(i) materially change any method of tax accounting, (ii) make or change any material election with respect to taxes, (iii) amend any federal income tax return in a manner that would materially increase the taxes of Tribune and its subsidiaries, (iv) settle, or offer, propose or agree to settle, any claim or deficiency in respect of taxes in excess of $1,000,000 (exclusive of any interest or penalties), excluding for these purposes any agreement or settlement relating to a tax item to the extent that such agreement or settlement does not exceed the reserves for such tax item as reflected on the consolidated balance sheet of Tribune and its subsidiaries as of December 31, 2017 and the footnotes thereto set forth in Tribune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of taxes, (vi) surrender any right to a material refund of taxes, (vii) consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of income taxes except in the ordinary course of business consistent with past practice or (viii) fail to timely pay any material tax or file any material tax return when due;

•

adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Tribune or any material subsidiary of Tribune;

•

settle, offer or propose to settle any proceeding involving or against Tribune or any of its subsidiaries in excess of $5,000,000 per proceeding (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by Tribune) or otherwise discharge, settle or satisfy any proceeding which discharge, settlement or satisfaction would materially limit or restrict the operation of the business of Tribune and its subsidiaries, taken as a whole;

•

modify or accede to the modification of any of the main station licenses issued by the FCC with respect to each of the Tribune stations, which we refer to as the “Tribune station licenses,” if doing so is reasonably likely to be materially adverse to the interests of Nexstar and its subsidiaries after giving effect to the merger in the operation of television broadcast stations or fail to provide Nexstar with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of Tribune station licenses reasonably in advance of filing with the FCC (except, in each case, as required by law or as required in connection with the incentive auction and repack;

•

apply to the FCC for any construction permit that would restrict in any material respect Tribune stations’ operations or make any material change in the assets of Tribune stations that is not in the ordinary course of business (except as may be necessary or advisable to maintain or continue effective transmission of Tribune stations’ signals within their respective service areas as of the date hereof, except, in each case as required by law or as required in connection with the incentive auction and repack);

•

fail to timely make any retransmission consent election with any MVPDs, including cable systems, telephone companies and direct broadcast satellite systems, that reported more than 50,000 paid subscribers to Tribune or any of its subsidiaries for September 2018 located in or serving DMAs in which Tribune stations operate;

•

implement any employee layoff that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the closing of the transaction, without regard to any action taken after the closing of the transaction;

•	fail to take any action required to repack or modify any Tribune station as required by the incentive auction and repack; or

•	agree, resolve or commit to do any of the foregoing.

In addition, Tribune agreed to

•

(i) use reasonable best efforts to conduct the Cubs Tax Dispute actively and diligently, (ii) keep Nexstar reasonably informed of all substantive developments and events relating to the Cubs Tax Dispute (including by promptly forwarding copies to Nexstar of any correspondence or other materials sent to or received from the IRS with respect thereto), (iii) provide Nexstar (and/or Nexstar’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of Tribune in connection with the Cubs Tax Dispute, reasonably in advance of the submission of such filings or materials, (iv) afford Nexstar (and/or Nexstar’s designated counsel or advisors) the opportunity to participate as an observer in substantive discussions and meetings (including discussions regarding possible settlement) with the IRS or any court and (v) reasonably consult with Nexstar in connection with the prosecution and defense of the Cubs Tax Dispute. Nexstar’s rights under this paragraph will not be permitted to unduly delay or impede Tribune from complying with any deadline or judicial order imposed with respect to the Cubs Tax Dispute. The “Cubs Tax Dispute” means the controversies with respect to which a petition was filed in the U.S. tax court under the caption Tribune Media Tribune f.k.a. Tribune Company & Affiliates, Petitioner, v. Commissioner of Internal Revenue, Respondent, Docket No. 20940-16, including any appeals or other proceedings relating thereto, whether in the U.S. tax court or any other venue; and

•

(i) use reasonable best efforts to prosecute and defend the Sinclair Proceedings actively and diligently, (ii) keep Nexstar reasonably informed of all substantive developments and events relating to the Sinclair Proceedings (including by promptly forwarding copies to Nexstar of any correspondence or other materials sent to or received from any party to such Sinclair Proceeding or its counsel with respect thereto), (iii) keep Nexstar reasonably informed on a monthly basis regarding any fees and expenses incurred by Tribune in connection with the Sinclair Proceedings and (iv) reasonably consult with Nexstar in connection with the prosecution and defense of the Sinclair Proceedings or any potential settlement of the Sinclair Proceedings; provided, however, that (x) Nexstar’s rights under this paragraph will not be permitted to unduly delay or impede Tribune from complying with any deadline or judicial order imposed with respect to the Sinclair Proceedings and (y) Tribune may restrict the foregoing to the extent that, in its good faith judgment, any communication or sharing of information with Nexstar (and/or Nexstar’s designated counsel or advisors) could threaten Tribune’s attorney-client privilege. Tribune will not settle or offer to settle any Sinclair Proceeding without the prior written consent of Nexstar (such consent not to be unreasonably withheld, conditioned or delayed). “Sinclair Proceedings” means pending litigation captioned Tribune Media Company v. Sinclair Broadcasting Group, Inc., Case No. 2018-0593-JTL (Del. Ch.).

Conduct of Nexstar’s Businesses Pending the Transaction

Prior to the earlier of the effective time and the termination of the merger agreement, except as expressly permitted or contemplated by the merger agreement, Nexstar and Merger Sub have agreed that they will not, and will cause their respective affiliates not to, directly or indirectly without Tribune’s prior written consent, (i) acquire any rights, assets, business or person or merge or consolidate with any other person or enter into any binding share exchange, business combination or similar transaction with another person, (ii) restructure, reorganize or completely or partially liquidate or (iii) make any loan, advance or capital contribution to, or investment in, any other person, in each case, that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

Restrictions on Tribune’s Solicitation of Acquisition Proposals

On November 30, 2018, Tribune was required to (and to cause each of its subsidiaries and direct each of its representatives to) immediately (i) cease any existing discussions or negotiations with any other person with respect to an alternative acquisition proposals, (ii) terminate access for any other person to any data room and (iii) request the return or destruction of any non-public information to any other person in connection with an alternative acquisition proposal. Tribune will use reasonable best efforts to take all actions reasonably necessary to enforce its rights under the provisions of any “standstill” agreement between Tribune and any person (other than Nexstar, its affiliates and their respective representatives), and will not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit an alternative acquisition proposal; provided that the foregoing will not restrict Tribune from permitting a person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Tribune board concludes in good faith, after consultation with Tribune’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

In addition, Tribune has agreed, subject to the terms of the merger agreement, that it will not and will cause its subsidiaries not to and will not authorize or permit any of its officers, directors, employees or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal;

•

participate or continue in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to Tribune and its subsidiaries or afford access to its business, properties, assets, books or records to any person (other than Nexstar, its affiliates and their respective representatives), in connection with any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, any alternative acquisition proposal;

•

approve, endorse or recommend, or make any public statement approving, endorsing or recommending, an alternative acquisition proposal or, subject to the terms of the merger agreement, change the Tribune board’s recommendation;

•	enter into any letter of intent, merger agreement or other similar agreement providing for an alternative acquisition proposal (other than an acceptable confidentiality agreement);

•	submit any alternative acquisition proposal to a vote of the Tribune shareholders; or

•	authorize, commit, resolve or agree to do any of the foregoing.

Notwithstanding the foregoing limitations or anything to the contrary contained in the merger agreement, if Tribune receives a bona fide written alternative acquisition proposal prior to the merger proposal being approved by the Tribune shareholders, which has not resulted from a material breach of Tribune’s non-solicitation obligations under the merger agreement, and the Tribune board determines in good faith, after consultation with Tribune’s outside financial advisors and outside legal counsel, that such alternative acquisition proposal (i) is or would reasonably be expected to lead to a superior proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then Tribune may, in response to such alternative acquisition proposal, furnish non-public information relating to Tribune and its subsidiaries to such person or group (or any of their representatives) making such alternative acquisition proposal and engage in discussions or negotiations with such person or group and their representatives regarding such alternative acquisition proposal, provided that prior to furnishing any non-public information relating to Tribune and its subsidiaries to such person or group or their respective representatives, Tribune enters into an acceptable confidentiality agreement with such person or group, and promptly (but not more than one business day) after furnishing any such non-public information to such person, furnish such non-public information to Nexstar (to the extent such non-public information has not been previously so furnished to Nexstar or its representatives).

Notwithstanding anything to the contrary contained in the merger agreement, Tribune and its subsidiaries and representatives may in any event inform a person or group that has made or, to the knowledge of Tribune, is considering making, an alternative acquisition proposal of the non-solicitation provisions of the merger agreement.

Tribune will promptly (and in any event within one business day) notify Nexstar after receipt of any alternative acquisition proposal, any inquiry or proposal that would reasonably be expected to lead to an alternative acquisition proposal or any inquiry or request for non-public information by any person who has made or would reasonably be expected to make an alternative proposal and provide to Nexstar copies of all material correspondence and written materials sent or provided to Tribune or any of its subsidiaries relating to such alternative acquisition proposal, inquiry or proposal. The notice will indicate:

•	the identity of the person making the proposal, request or offer;

•	the material terms and conditions of any such proposal, request or offer or the nature of the information requested pursuant to such inquiry or request; and

•	the nature of the information requested pursuant to such inquiry or request.

Thereafter, Tribune will keep Nexstar reasonably informed, on a prompt basis (and in any event within one business day), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Nexstar copies of all material correspondence and written materials sent or provided to Tribune or any of its subsidiaries relating to such proposal or offer.

An “alternative acquisition proposal” means any offer, proposal or indication of interest (whether or not in writing) from any person (other than Nexstar and its subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) relating to or involving, whether in a single transaction or series of related transactions:

•

any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of Tribune or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of Tribune or any of its subsidiaries that constitutes or accounts for 15% or more of the consolidated net revenues (plus, to the extent of Tribune’s interest therein, the net revenues of Tribune’s minority investment entities), net income or net assets of Tribune and its subsidiaries, in each case on a consolidated basis;

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Tribune or any of its subsidiaries and a person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the Tribune shareholders immediately preceding such transaction hold less than 85% of the equity interests or voting power in the surviving or resulting entity of such transaction immediately following such transaction; or

•	any combination of the foregoing.

A “superior proposal” for Tribune means an alternative acquisition proposal (except that references in the definition of alternative acquisition proposal to (i) “15% or more” will be replaced by “50% or more” and (ii) “less than 85%” will be replaced with “less than 50%”) which the Tribune board determines in good faith, after consultation with Tribune’s outside financial advisors and outside legal counsel (i) to be more favorable, from a financial point of view, to the Tribune shareholders than the transactions contemplated by the merger agreement after taking into account all factors that the Tribune board deems relevant and (ii) is reasonably expected to be consummated (if accepted) on the terms thereof.

The Tribune board (i) will recommend that the Tribune shareholders vote in favor of the adoption of the merger agreement at the special meeting, (ii) recommend that the Tribune shareholders vote in favor of the adoption of the merger agreement at the special meeting, and (iii) will not (and no committee thereof will) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Nexstar, its recommendation to vote in favor of the adoption of the merger agreement. However, the Tribune board may change its recommendation. See “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99 below.

Change of Recommendation by the Tribune Board

The Tribune board may change its recommendation that the Tribune shareholders adopt the merger agreement or enter into an agreement with respect to a superior proposal, prior to the approval of the transaction by shareholders if:

•

(i) Tribune receives a bona fide acquisition proposal after November 30, 2018 that is not withdrawn prior to the change of recommendation by the Tribune board; or (ii) there has been an event, condition, fact, occurrence, change or development (not related to an alternative acquisition proposal) that was not known to the Tribune board as of November 30, 2018, which event, condition, fact, occurrence, change or development becomes known to the Tribune board prior to obtaining the adoption of the merger agreement by Tribune’s shareholders, which we refer to as an “intervening event”;

•

in the case of an alternative acquisition proposal, the Tribune board concludes in good faith, after consulting with its outside financial advisors and legal counsel, that such alternative acquisition proposal constitutes a superior proposal;

•

the Tribune board concludes in good faith, after consultation with Tribune’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the director’s fiduciary duties under applicable laws;

•

Tribune provides four business days prior notice to Nexstar that it intends to take such action and the reasons for such action, and with respect to an alternative acquisition proposal, the material terms and conditions of such proposal, including a copy of the proposed definitive agreement;

•

to the extent requested by Nexstar during such four business day period, the Tribune board and its representatives negotiate in good faith with Nexstar with respect to any revisions to the merger agreement in response to any superior proposal or intervening event; and

•

the Tribune board concludes, following any such negotiations, in good faith, after consulting with outside legal counsel and outside financial advisors (and after taking into account any legally binding

(if accepted by Tribune) adjustments or modifications of the terms of the merger agreement proposed in writing by Nexstar) that, as applicable:

•	such alternative acquisition proposal continues to be a superior proposal; or

•

such intervening event continues to warrant a change in recommendation, and in each case, the failure to take such action would reasonably be expected to be inconsistent with the Tribune board’s fiduciary duties under applicable law.

After compliance with the foregoing requirements, Tribune will have no further obligations under the foregoing requirements, and the Tribune board will not be required to comply with such obligations with respect to any other superior proposal or intervening event.

In the case of an alternative acquisition proposal that was unsolicited after November 30, 2018 that did not result from a material breach of the provisions described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Restrictions on Tribune’s Solicitation of Acquisition Proposals” beginning on page 97, if Tribune terminates the merger agreement in order to enter into a definitive agreement in connection with a superior proposal, the termination fee described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination Fee” beginning on page 109, will be due.

Additionally, if Nexstar terminates the merger agreement as a result of a change of the Tribune board’s recommendation described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Termination” beginning on page 107, the termination fee described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination Fee” beginning on page 109, will be due.

Nothing contained in the merger agreement will prohibit the Tribune board from taking and disclosing to the Tribune shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act. The foregoing will not permit the Tribune board to effect any change in recommendation except to the extent otherwise permitted by the provisions set forth in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Restrictions on Tribune’s Solicitation of Acquisition Proposals” beginning on page 97. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act will not constitute a change in recommendation.

Employee Benefits

For a period of one year following the closing of the transaction (or, if shorter, the period of employment of the relevant Tribune employee), Nexstar will provide each employee of Tribune and its subsidiaries (other than those represented by labor unions and/or covered by collective bargaining agreements) who becomes an employee of Nexstar and its subsidiaries as of the effective time, which we refer to as a “continuing employee”:

•	base salary or other base cash compensation that is at least the same, in the aggregate, as that provided to such employees immediately prior to the effective time;

•

cash incentive compensation opportunities (including, short-term annual cash incentive compensation opportunities but excluding equity or equity-based incentive opportunities) that are no less favorable than the aggregate total cash incentive compensation opportunities that were provided to such continuing employees immediately prior to the effective time;

•

severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such continuing employees immediately prior to the effective time; and

•	other employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Nexstar or its subsidiaries immediately prior to the effective time.

Prior to the effective time, Tribune and its subsidiaries, to the extent applicable, are required to use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization works council or group of employees of Tribune and its subsidiaries in connection with the execution of the merger agreement and the consummation of the merger. Nexstar and Tribune are required to reasonably cooperate to achieve such material compliance. The compensation and benefits for employees covered by a collective bargaining agreement will be provided in accordance with the terms of such applicable agreement and applicable law.

In addition, Nexstar has agreed, for purposes of eligibility, vesting, level of benefits and benefit accruals (but not for benefit accruals under defined benefit pension plans or post-retirement benefit plans) under the employee benefit plans, programs and arrangements established or maintained by Nexstar and its subsidiaries in which continuing employees may become eligible to participate after the consummation of the merger, which we refer to as the “Nexstar benefit plans”, each continuing employee will be credited with the same amount of service as was credited by Tribune immediately prior to the effective time under similar or comparable benefit plans maintained by Tribune and its subsidiaries in which such continuing employee participated immediately prior to the effective time, which we refer to as the “Tribune benefit plans” (except to the extent such credit would result in a duplication of benefits or compensation). In addition, and without limiting the generality of the foregoing and subject to the terms and conditions of the applicable Nexstar benefit plans, (i) with respect to any Nexstar benefit plans in which the continuing employees may be eligible to participate following the consummation of the merger, each continuing employee will be eligible to participate in such Nexstar benefit plans, without any waiting time, to the extent coverage under such Nexstar benefit plans replaces coverage under a similar or comparable Tribune benefit plan in which such continuing employee was participating immediately before such commencement of participation and (ii) for purposes of each Nexstar benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, Nexstar will, or will cause Tribune and its subsidiaries to, for the applicable plan year in which the consummation of the merger occurs, use reasonable best efforts to (A) cause all pre-existing condition exclusions and actively-at-work requirements of such Nexstar benefit plan to be waived for such continuing employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Tribune benefit plan in which such continuing employee participated immediately prior to the effective time and (B) subject to the terms and conditions of the Nexstar benefit plans, Nexstar will use reasonable best efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the Tribune benefit plan ending on the date such continuing employee’s participation in the corresponding Nexstar benefit plan begins to be taken into account under such Nexstar benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Nexstar benefit plan.

Annual short-term cash bonuses earned in respect of 2018 or any other year that is completed prior to the closing date of the merger will be paid based on actual performance (as determined and calculated in substantially the same manner as with respect to prior performance periods, including adjustments consistent with past practice) to any applicable employee of Tribune and its subsidiaries who is employed on the payment date (or prorated based on actual performance if, on or after July 1 of such year but before such payment date, the applicable employee is terminated by Tribune without “cause” or resigns for “good reason” and payable promptly following the finalization of the audited financial statements for the applicable fiscal year or, if the closing date of the merger occurs before such date, no later than ten business days following the closing date. Annual short-term cash bonuses earned under the Tribune executive incentive plan or the management incentive plan, which we refer to as the “MIP”, in respect of the year that the closing date occurs, if any, will be paid to employees of Tribune and its subsidiaries as soon as practicable following the closing date (but in no event later than 10 business days following the closing date), in amounts calculated on the basis of actual performance through the closing date for the applicable performance period, determined and calculated in substantially the same manner as with respect to prior performance periods (including adjustments consistent with past practice, prorated to reflect the portion of the performance period elapsed through the closing date of the merger, except that the total of all such prorated payments will not exceed the total amount that would be payable under the MIP for such year if the relevant performance criteria were achieved at 100%, and a bonus for the remaining period of the year of the closing date, which may in Nexstar’s discretion, be determined under the MIP or other eligible bonus plan of Nexstar, will be paid promptly following the finalization of the audited financial statements of Tribune for such year based on actual performance (as determined in a similar manner) in accordance with Tribune’s customary past practice. Furthermore, if the employment of any such employee who is eligible for an annual short-term cash bonus under the MIP in the year in which the merger is consummated is terminated following such consummation by Nexstar, Tribune or any of their respective subsidiaries, as applicable, without “cause” or by such employee with “good reason” (as such terms are defined in Tribune’s 2016 Incentive Compensation Plan or an applicable employment agreement) prior to the applicable payment date, the employee will, following execution and delivery of a customary release of claims, be paid a portion of the employee’s annual short-term cash bonus for such year (without duplication of amounts otherwise paid pursuant to the MIP, Tribune’s severance guidelines, an individual employment or severance agreement with any participating employee or otherwise), based on actual performance and prorated to reflect the portion of such performance period that the terminated employee was employed by Nexstar, Tribune or any of their respective subsidiaries, but no more than what would be payable if the relevant performance criteria were achieved at 100%. Any other short-term bonuses in respect of the year in which the closing date occurs paid pursuant to certain specified Tribune benefit plans (including commissions under sales incentive plans) earned through the closing date (or, if earlier a termination without “cause” or termination by the employee with “good reason”) but not paid as of the closing date will be paid promptly following the closing date, prorated to reflect the portion of the performance period elapsed through the closing date and without duplication of amounts otherwise paid pursuant to the MIP, Tribune’s severance guidelines, an individual employment or severance agreement with any participating employee or otherwise.

Other Covenants and Agreements

Special Meeting

As promptly as practicable, Tribune will establish a record date and duly give notice of, convene and hold a duly called special meeting of its shareholders to consider and vote on the merger proposal, and Tribune will use its reasonable best efforts to solicit the adoption of the merger agreement. Once the special meeting has been called and noticed, Tribune will not adjourn or postpone the special meeting without Nexstar’s consent (other than (i) to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to its shareholders in advance of a vote on the adoption of the merger agreement or (ii) if, as of the time for which special meeting is originally scheduled, there are insufficient shares of Tribune Class A common stock and Tribune Class B common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause, the special meeting will only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement will not affect Tribune’s obligation to hold the special meeting)).

Tribune will ensure that the special meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the special meeting are solicited in compliance with applicable law. Unless the merger agreement is terminated, Tribune’s obligation to hold a special meeting of its shareholders will not be affected by the commencement, public proposal, public disclosure or communication to Tribune of any alternative acquisition proposal or recommendation change.

Efforts to Consummate the Transaction

Nexstar and Tribune each agreed to take, or cause to be taken, subject to the other terms of the merger agreement, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•	preparing and filing, in consultation with the other party as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•

obtaining and maintaining (and cooperating with each other to obtain or maintain) all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party, in each case, that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the merger); provided, however, that, no party will be required to pay (and, without the prior written consent of Nexstar (such consent not to be unreasonably withheld, conditioned or delayed), none of Tribune or its subsidiaries shall pay or agree to pay) any fee, penalty or other consideration to any third party (other than any filing fees paid or payable to any governmental authority) for any approval, consent, registration, permit, authorization or other confirmation required for the consummation of the merger.

Except as prohibited by applicable law, Nexstar and Tribune will (i) cooperate and consult with each other in connection with any filing or submission with a governmental authority in connection with the consummation of the merger and in connection with any investigation or other inquiry by or before a governmental authority relating to the transaction, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of (and if in writing, supply to the other party) any substantive communication received by such party from, or given by such party to, the FTC, the DOJ, the FCC or any other similar governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the transactions, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act, the Communications Act and the FCC Rules in discussions with or filings to be submitted to any governmental authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any governmental authority with respect to filings under the HSR Act, the Communications Act and the rules and regulations promulgated by the FCC, which we refer to as the “FCC Rules” and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental authority relating to the transaction under the HSR Act, the Communications Act and the FCC Rules; provided that Nexstar shall be entitled to direct, in consultation with Tribune, and approve (such approval not to be unreasonably withheld) the content of, any filings with or presentations or submissions to any governmental authority relating to the transaction and to take the lead in the strategic planning for any meetings with, and the conducting of negotiations with, governmental authorities relating to the transaction.

Tribune and Nexstar further acknowledged in the merger agreement that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC license with respect to any Tribune station and thereby to facilitate the grant of the FCC approval with respect thereto, each of Tribune, Nexstar and their applicable subsidiaries will be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Tribune station in connection with (i) any pending complaints that such Tribune station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Tribune station with respect to which the FCC may permit Tribune or Nexstar (or any of their respective subsidiaries) to enter into a tolling agreement. If the closing will not have occurred for any reason within the original effective periods of the FCC approval, and neither party will have terminated the merger agreement pursuant to the terms hereof, Tribune and Nexstar will use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC approval to permit consummation of the transactions hereunder. Upon receipt of the FCC approval, Tribune and Nexstar will use their respective reasonable best efforts to maintain in effect the FCC approval to permit consummation of the transactions hereunder. No extension of the FCC approval will limit the right of Tribune and Nexstar to terminate the merger agreement pursuant to the terms hereof.

Unless prohibited by applicable law or by the applicable governmental authority, each of Tribune and Nexstar agreed (i) not to participate in or attend any meeting, or engage in any substantive conversation, with any governmental authority in respect of the merger without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such party is prohibited by applicable law or order or by the applicable governmental authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating party reasonably apprised with respect thereto.

Nexstar has also agreed, subject to the terms of the merger agreement, to use reasonable best efforts to take actions to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions so as to enable the closing to occur as soon as practicable, including (i) the use of reasonable best efforts to avoid the entry of, or the commencement of any proceeding in any forum that could result in, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit closing, including: (A) the proffer and agreement by Nexstar of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Nexstar or any of its subsidiaries (including, after closing, Tribune and its subsidiaries) (collectively, the “station divestitures”) and (B) the proffer and agreement by Nexstar of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) (an “approval action”) and (ii) the use of reasonable best efforts to take, in the event that any permanent or preliminary order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make closing unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit closing, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened order so as to permit the closing of the transactions on a schedule as close as possible to that contemplated by the merger agreement.

In connection with obtaining the HSR approval and the FCC approval, Nexstar agreed to divest one or more television stations in certain DMAs. Those DMAs are: (i) Salt Lake City, UT; (ii) Grand Rapids-Kalamazoo-Battle Creek, MI; (iii) Wilkes Barre-Scranton, PA; (iv) Richmond-Petersburg, VA; (v) Des Moines-Ames, IA; (vi) Norfolk-Portsmouth-Newport News, VA; (vii) Fort Smith-Fayetteville-Springdale-Rogers, AR; (viii) Davenport, IA-Rock Island-Moline, IL; (ix) Memphis, TN; (x) Huntsville-Decatur (Florence), AL; (xi) Indianapolis, IN; and (xii) Hartford-New Haven, CT. Nexstar is required to designate one or more Tribune stations or Nexstar stations for divestiture in each DMA. In addition, in the FCC applications filed on January 7, 2019, Nexstar indicated it would also divest a television station in the Harrisburg, PA DMA. Nexstar has also agreed to designate, at its option, certain additional Tribune stations or Nexstar stations for divestiture and to divest such stations in order to comply with the FCC national cap as required by the FCC in order to obtain approval of and consummate the transactions.

However, the merger agreement does not (i) require Nexstar or Tribune or any of their respective subsidiaries to take, or agree to take, any regulatory action, unless such action will be conditioned upon the consummation of the merger and the transaction contemplated by the merger agreement or (ii) require Nexstar or any of its subsidiaries to agree or propose to take or consent to the taking of any station divestiture or approval action other than the station divestitures described in the prior paragraph and certain specified approval actions or resulting from the failure, if any, to obtain certain specified waivers, if sought, and such other station divestitures, approval actions or any other actions that would not, individually or in the aggregate, result in a material adverse effect on Nexstar and its subsidiaries (including, after the closing, Tribune and its subsidiaries), taken as a whole, as they would exist after giving effect to the merger and the station divestitures described in the prior paragraph and certain specified approval actions or resulting from the failure, if any, to obtain such waivers.

Financing

Nexstar has agreed to, and to cause its affiliates to, use reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the transaction financing at the closing of the transaction on the terms and conditions specified in the debt commitment letter (taking into account the anticipated timing of the marketing period), including using reasonable best efforts to maintain in effect the debt commitment letter and comply with their respective covenants and obligations thereunder, negotiate, and assuming satisfaction of the conditions to closing described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Conditions to the Closing of the Transaction” beginning on page 109, enter into and deliver definitive agreements with respect to the transaction financing on the terms and conditions set forth in the debt commitment letter, enforce their rights under the debt commitment letter and satisfy on a timely basis all conditions to the transaction financing and the definitive agreements related thereto. Nexstar and its affiliates have agreed to use their reasonable best efforts to cause the persons providing the transaction financing to fund the transaction financing at the effective time in the event that such conditions have been satisfied or waived, or upon funding will be satisfied or waived in accordance with the terms of the merger agreement, and the closing would otherwise occur pursuant to the merger agreement.

Nexstar will, upon the request of Tribune, keep Tribune informed on a current basis of the status of the transaction financing (including, among other things, of any breaches by the financing sources, material disputes among the parties to the debt commitment letter and if Nexstar in good faith no longer believes it will be able to obtain all or any portion of the transaction financing needed to consummate the merger at the effective time) material developments with respect thereto and provide Tribune promptly (and in no event later than one business day) copies of any material definitive agreements related to the transaction financing. Nexstar may amend, modify, terminate, assign or agree to waivers under the debt commitment letter without the prior written approval of Tribune, subject to certain exceptions. If the funds under the debt commitment letter become unavailable, Nexstar will, and will cause its affiliates to, as promptly as practicable after such event notify Tribune in writing, use their respective reasonable best efforts to obtain substitute debt financing sufficient to enable Nexstar to consummate the payment of the aggregate consideration for the merger and the other transactions contemplated thereby and use their respective reasonable best efforts to provide a new debt commitment letter and promptly thereafter (and in any event within one business day thereafter), deliver true, complete and correct copies thereof to Tribune.

Nexstar agreed to pay or cause to be paid all fees and other amounts that become due and payable under the debt commitment letter as the same become due and payable.

Nexstar and Merger Sub expressly acknowledged and agreed that neither Nexstar’s nor Merger Sub’s obligations under the merger agreement are conditioned upon obtaining the debt financing or any substitute financing.

Except as expressly provided in the merger agreement, Tribune and its subsidiaries have agreed that they will use their reasonable best efforts to provide to Nexstar customary cooperation in connection with the transaction financing.

Prior to the effective time, as promptly as practicable upon the written request of Nexstar, Tribune agreed to:

•

commence a consent solicitation to amend, eliminate or waive certain sections of the Tribune indenture as specified by Nexstar, with respect to all of the outstanding Tribune notes, including with respect to consent fees (such fees to be paid by Nexstar) that are proposed by Nexstar, provided that Nexstar shall be responsible for the preparation of the consent solicitation documents. Nexstar agreed to consult with Tribune and afford Tribune a reasonable opportunity to review and comment upon the consent solicitation documents (including the supplemental indenture and other related documents in connection with such consent solicitation). Tribune agreed to provide and use its reasonable best efforts to cause its representatives to provide all cooperation reasonably requested by Nexstar in connection with the consent solicitation, including appointing a solicitation agent selected by Nexstar. Promptly following the expiration of a consent solicitation, assuming the requisite consent from the holders of the Tribune notes, Tribune agreed to cause an appropriate supplemental indenture to become effective providing for the amendments contemplated in the consent solicitation documents (provided that the amendments set forth therein will not become operative unless and until the effective time has occurred);

•

commence an offer to purchase, including any “change of control offer” and/or any tender offer as specified by Nexstar the Tribune notes on the terms and conditions, including pricing terms, that are proposed from time to time by Nexstar and reasonably acceptable to Tribune, and Nexstar agreed to assist therewith, and Nexstar agreed to consult with Tribune and afford Tribune a reasonable opportunity to review and comment upon the offer to purchase and related documents and material terms and conditions of the debt tender offer; and/or

•

deliver (i) a notice to each holder of the Tribune notes, in accordance with the applicable provisions of the Tribune indenture, with respect to a change of control offer (as defined in the Tribune indenture) for the repurchase, on and subject to the occurrence of a change of control payment (as defined in the Tribune indenture), to be mutually agreed by Nexstar and Tribune, of all of the Tribune notes then outstanding and otherwise comply with the Tribune indenture with respect to such change of control offer.

Prior to the effective time, as promptly as practicable upon the written request of Nexstar, Tribune also agreed to deliver a notice of redemption pursuant to the applicable sections of the Tribune indenture in accordance with the terms of the Tribune indenture, which may be conditioned upon the occurrence of the effective time; cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the company notes payoff amount) under the Tribune indenture to effect the (i) satisfaction and discharge of the Tribune indenture pursuant to the applicable sections thereof and (ii) release of all obligations in respect of the Tribune notes subject to the payment of the Tribune notes payoff amount; and deliver to Nexstar a schedule setting forth the Tribune notes payoff amount.

Under the merger agreement, Tribune is not obligated to incur any fees or liabilities with respect to the transaction financing prior to the closing for which it is not reimbursed or indemnified by Nexstar.

The provision of debt financing under the debt commitment letter or in any other form is not a condition to the closing of the transaction.

Transaction Litigation

Nexstar and Tribune will each promptly notify the other in writing of any litigation related to the merger agreement, the merger or other transactions contemplated by the merger agreement brought against such party, their subsidiaries and/or any of their respective directors and keep the other party informed on a reasonably current basis with respect to the status thereof. Tribune will (a) give Nexstar the opportunity to participate, at Nexstar’s expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, (b) afford Nexstar a reasonable opportunity to review and comment on filings and responses related thereto, which comments Tribune will consider in good faith acting reasonably and (c) keep Nexstar apprised of, and consult with Nexstar with respect to, proposed strategy and any significant decision related thereto, and Tribune will not settle or offer to settle any such litigation without the prior written consent of Nexstar (not to be unreasonably withheld, conditioned or delayed); provided that Tribune may restrict any of the foregoing to the extent that, in its good faith judgment, failure to do so could result in the loss of attorney-client privilege. Without limiting the parties’ respective obligations under “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Transaction” beginning on page 102, each of the parties will, and will cause their respective subsidiaries to, cooperate in the defense or settlement of any such litigation.

Section 16 Matters

Prior to the effective time, Tribune will use reasonable best efforts to take all steps as may be required to cause any dispositions of Tribune Class A common stock and Tribune Class B common stock (including derivative securities thereof) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tribune to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law.

Delisting and Deregistration of Tribune Common Stock

Nexstar will, with the reasonable cooperation of Tribune, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting of the Tribune Class A common stock from the NYSE and the deregistration of the Tribune Class A common stock and other securities of Tribune under the Exchange Act as promptly as practicable after the effective time.

Notice of Certain Events

Each of Tribune and Nexstar will promptly notify and provide copies to the other of (a) any material written notice from any person alleging that the approval or consent of such person is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, (b) any written notice or other communication from any governmental authority or securities exchange in connection with the merger or the other transactions contemplated by the merger agreement, (c) any proceeding or investigation, commenced or, to its knowledge, threatened against, Tribune or Nexstar or any of their respective subsidiaries, that would be reasonably likely to (i) prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement or (ii) result in the failure of any condition to the merger set forth in the merger agreement to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the merger set forth in the merger agreement to be satisfied; provided that the delivery of any such will not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party under the merger agreement or (y) update any section of the Tribune disclosure letter or the Nexstar disclosure letter.

Termination

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of Nexstar and Tribune;

•	by either Nexstar or Tribune:

•

if the effective time has not occurred on or before November 30, 2019, provided that if, on the initial end date, any of the conditions to the consummation of the merger related to the HSR approval or the FCC approval have not been satisfied, but all other conditions to the consummation of the merger have been satisfied or waived or capable of being satisfied, then the end date will be automatically extended to February 29, 2020. In addition, in the event the marketing period for the debt financing for the transaction has commenced but has not completed by the end date, the end date may be extended (or further extended) by Nexstar on one occasion in its sole discretion by providing written notice thereof to Tribune at least one business day prior to the end date until the date that is four business days after the last scheduled expiration date of the marketing period. Notwithstanding the foregoing, the right to terminate the merger agreement under this paragraph will not be available to a party if the failure of the effective time to occur before the end date was primarily due to such party’s breach of any of its obligations under the merger agreement;

•

if any governmental authority of competent jurisdiction has issued an order permanently prohibiting the consummation of the merger and such order has become final and non-appealable; provided that such right to terminate the merger agreement will not be available to a party if such order was primarily attributable to such party’s breach of the merger agreement; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Tribune shareholders have not approved the merger proposal;

•	by Nexstar:

•

if the Tribune board or any committee thereof (i) withdraws, rescinds, amends, changes, modifies or qualifies, or otherwise proposes publicly to withdraw, rescinds, amend, change, modify or qualify, in a manner adverse to Nexstar, its recommendation that the Tribune shareholders adopt the merger agreement, (ii) fails to make such recommendation in the proxy statement; (iii) adopts, approves or recommends, or otherwise proposes publicly to adopt, approve or recommend, an alternative acquisition proposal, (iv) fails to publicly recommend against an alternative acquisition proposal that has been publicly disclosed within ten business days of Nexstar’s request and fails to reaffirm its recommendation within such period upon such request (provided that such a request may be delivered by Nexstar only once with respect to each alternative acquisition proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto) or (v) takes any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction other than the transactions contemplated by the merger agreement;

•

if Tribune or any of its subsidiaries will have entered into any letter of intent or other similar agreement, other than a confidentiality agreement that contains provisions that in the aggregate are no less favorable to Tribune than those contained in the confidentiality agreement executed by Nexstar (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent Tribune from complying with its obligation to provide any disclosure to Nexstar required pursuant to the merger agreement, which we refer to as an “acceptable confidentiality agreement,” with respect to an alternative acquisition proposal; or

•

if the closing conditions relating to the accuracy of Tribune’s representations and warranties or fulfillment of Tribune’s covenants cannot be satisfied due to a breach by Tribune of its representations and warranties or failure to perform any of its covenants contained in the merger agreement that would give rise to a failure of the applicable condition in the merger agreement to be satisfied, which breach is incapable of being cured by Tribune within 30 days of receipt of written notice of such breach from Nexstar, or if capable of being cured within such period, is not cured by the earlier of such period and the end date; provided that Nexstar will not have the right to terminate the merger agreement if Nexstar or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that Tribune has the right to terminate the merger agreement;

•	by Tribune:

•

if the closing conditions relating to the accuracy of Nexstar’s or Merger Sub’s representations and warranties or fulfillment of Nexstar’s or Merger Sub’s covenants cannot be satisfied due to a breach by Nexstar of its representations and warranties or failure to perform any of its covenants contained in the merger agreement that would give rise to a failure of the applicable condition in the merger agreement to be satisfied, which breach is incapable of being cured by Nexstar within 30 days of receipt of written notice of such breach from Tribune, or if capable of being cured within such period, is not cured by the earlier of such period and the end date; provided that Tribune will not have the right to terminate the merger agreement if Tribune is then in breach of any of its representations, warranties, covenants or agreements such that Tribune has the right to terminate the merger agreement; or

•

if at any time prior to the approval of the merger proposal by the Tribune shareholders, the Tribune board authorizes Tribune to enter into an alternative acquisition agreement with respect to a superior proposal further described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99, substantially concurrent with the termination of the merger agreement, and Tribune pays the termination fee described below in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination Fee” beginning on page 109.

Conditions to the Closing of the Transaction

The merger agreement contains customary closing conditions, including the following conditions that apply to the obligations of both Tribune and Nexstar to consummate the transactions:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Tribune common stock;

•	receipt of the HSR approval and the FCC approval; and

•	the absence of any order or law of any governmental authority that prohibits or makes illegal the consummation of the merger.

In addition to the foregoing conditions, Nexstar’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction or waiver, in accordance with the terms of the merger agreement, of the following conditions:

•

the accuracy of the representations and warranties of Tribune (with certain exceptions for inaccuracies that are de minimis, that are not material or that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Tribune and its subsidiaries, taken as a whole);

•	the performance in all material respects of Tribune with its covenants and agreements in the merger agreement required to be performed at or prior to the consummation of the merger; and

•

since November 30, 2018, there not having been any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate has had or would be reasonably likely to have a material adverse effect on Tribune and its subsidiaries, taken as a whole.

In addition to the foregoing conditions, Tribune’s obligations to consummate the merger are subject to the satisfaction or waiver, in accordance with the terms of the merger agreement, of the following conditions:

•

the accuracy of the representations and warranties of Nexstar and Merger Sub (with certain exceptions for inaccuracies that are de minimis, that are not material or that, individually or in the aggregate, would not prevent or materially delay the consummation of the merger or have an effect on the ability of either Nexstar or Merger Sub to perform its obligations under the merger agreement); and

•	the performance in all material respects of Nexstar with its covenants and agreements in the merger agreement required to be performed at or prior to the closing date.

Termination Fee

Tribune must pay Nexstar a termination fee of $135,000,000 if:

•	Nexstar terminates the merger agreement due to (a) the Tribune board or any committee thereof (i) withdrawing, rescinding, amending, changing, modifying or qualifying, or otherwise proposing publicly to take any of the foregoing actions in a manner adverse to Nexstar, its recommendation that the Tribune shareholders adopt the merger agreement, (ii) failing to make such recommendation in the proxy statement, (iii) adopting, approving or recommending, or otherwise proposing publicly to adopt, approve or recommend, an alternative acquisition proposal, (iv) failing to publicly recommend against an alternative acquisition proposal that has been publicly disclosed within ten business days of Nexstar’s request and failing to reaffirm its recommendation within such period upon such request (provided that such a request may be delivered by Nexstar only once with respect to each alternative acquisition proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto) or (v) taking any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction other than the transactions contemplated by the merger agreement or (b) Tribune or any of its subsidiaries having entered into any agreement, other than an acceptable confidentiality agreement, with respect to an alternative acquisition proposal; or

•

Tribune terminates the merger agreement due to the Tribune board authorizing Tribune to enter into an alternative acquisition agreement with respect to a superior proposal further described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Description of the Merger Agreement—Change of Recommendation by the Tribune Board” beginning on page 99.

Tribune must pay Nexstar a termination fee of $135,000,000 (except that the termination fee of $135,000,000 will be reduced by any previously paid amounts relating to the documented, out-of-pocket expenses of Nexstar in an amount not to exceed $15,000,000 as described below) if:

•

Nexstar or Tribune terminates the merger agreement if the effective time has not occurred prior to the end date of November 30, 2019, subject to an automatic extension to February 29, 2020 in certain circumstances, if the only outstanding unfulfilled conditions relate to HSR approval or FCC approval as described in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination” beginning on page 107 (and an additional extension, at Nexstar’s election, if the marketing period for the debt financing for the transaction has not ended by the end date);

•

Nexstar or Tribune terminates the merger agreement if, after completion of the special meeting (including any adjournment or postponement thereof), the Tribune shareholders have not approved the merger proposal; or

•

Nexstar terminates the merger agreement in respect of a willful breach of Tribune’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within 30 days after Tribune receives written notice from Nexstar of such breach, or if capable of being cured in such 30-day period, is not so cured during the earlier of such 30-day period and the end date; and, in the case of each of the foregoing clauses, an alternative acquisition proposal has been made to Tribune and publicly announced or otherwise disclosed and has not been withdrawn prior to the termination of the merger agreement, the date of the special meeting (in the case of a termination for failure to obtain approval of the merger proposal by the Tribune shareholders) or the date of the applicable breach giving rise to termination, as applicable, and within twelve months after termination of the merger agreement, Tribune enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal. For purposes of this termination fee, references to “85%” and “15%” will be replaced by “50%” in the definition of “alternative acquisition proposal.”

Tribune must pay Nexstar the documented, out-of-pocket costs and expenses of Nexstar in an amount not to exceed $15,000,000 if Nexstar or Tribune terminates the merger agreement because the Tribune shareholders do not approve the transaction.

Expenses

Other than as described above in “Proposal 1: Adoption of the Merger Agreement—The Merger Agreement—Termination” beginning on page 107, whether or not the transaction is consummated, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses, except that Nexstar will be responsible for 100% of the filing fees related to filings made under the HSR Act in connection with the transaction.

Specific Performance

A party to the merger agreement may seek specific performance to require the other party to complete the merger in the event that such party fails to perform its obligations to consummate the merger when required in accordance with the terms of the merger agreement. Each party will be entitled to injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any state or federal court within the State of Delaware.

Amendment

Subject to applicable law, prior to the effective time, the merger agreement may be amended, modified or supplemented at any time by written agreement of Nexstar, Tribune and Merger Sub, whether before or after approval by Tribune shareholders. Following the adoption of the merger agreement by the Tribune shareholders, the merger agreement cannot be amended without shareholder approval, if required under applicable law. However, certain customary provisions, including those regarding governing law, jurisdiction, third-party beneficiaries and non-recourse may not be amended in a manner that is adverse to any debt-financing source without the prior written consent of such debt-financing source.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary discusses the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below, and collectively, the “Holders”). This summary is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, published rulings by the Internal Revenue Service, which we refer to as the “IRS,” and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement, and all of which may change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to different interpretations. No ruling has been received from the IRS, and no opinion of counsel has been rendered, as to the U.S. federal income tax consequences of the merger. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged.

This summary addresses only the consequences of the exchange of shares of Tribune common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be important to a shareholder in light of that Holder’s particular circumstances, or to a Holder subject to special rules, such as:

•	a financial institution, mutual fund or insurance company;

•	a real estate investment trust;

•	a pass-through entity or an investor in a pass-through entity;

•	a tax-exempt organization;

•	a retirement or other tax-deferred account;

•	a dealer, trader or broker in securities;

•	a controlled foreign corporation or passive foreign investment company;

•	a U.S. expatriate;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. Dollar;

•	a Holder who holds Tribune common stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a Holder who acquired Tribune common stock pursuant to the exercise of compensatory options or stock purchase plans or otherwise as compensation;

•	accrual method Holders that prepare an “applicable financial statement” (as defined in Section 451 of the Code); or

•	a Holder that does not vote in favor of the merger and properly demands appraisal of its shares of Tribune common stock under applicable law.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Tribune common stock, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding shares of Tribune common stock should consult its tax advisors regarding the tax consequences of the merger.

This summary of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address any alternative minimum tax, non-income tax or state, local or non-U.S. Tax consequences of the merger, nor does it address any tax consequences arising under the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).

Each Holder should consult its own tax advisor to determine the particular tax consequences of the merger to such shareholder in light of such shareholder’s particular circumstances.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of shares of Tribune common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A U.S. Holder’s receipt of cash in exchange for shares of Tribune common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received by such U.S. Holder in the merger and (2) such U.S. Holder’s adjusted tax basis in the shares of Tribune common stock exchanged in the merger.

Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Tribune common stock immediately prior to the merger is more than one year. In the case of a U.S. Holder who holds shares of Tribune common stock with differing tax bases and/or holding periods, gain or loss must be determined separately for each identifiable block of shares of Tribune common stock (generally, shares purchased at the same price in the same transaction). For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential rates. The deductibility of capital losses is subject to limitations. Each U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the merger.

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of any gain or loss realized by such U.S. Holder.

Non-U.S. Holders

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of Tribune common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax in substantially the same manner as if it were realized by a U.S. person, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; or

•

Tribune is or has been a “United States real property holding corporation” (as such term is defined in Section 897(c) of the Code and which we refer to as a “USRPHC”) at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock, which we refer to as the “relevant period,” and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the outstanding Tribune common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at the rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Tribune believes that it is not, and will not have been at any time during the five-year period preceding the merger, a USRPHC.

Backup Withholding and Information Reporting

A U.S. Holder generally will be subject to information reporting with respect to the proceeds received by such U.S. Holder in the merger. In addition, a U.S. Holder may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) on the proceeds to which such U.S. Holder is entitled in connection with the merger, unless such U.S. Holder provides the appropriate documentation (generally, a properly completed IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption from backup withholding.

The information reporting and backup withholding rules that apply to payments to a U.S. Holder generally will not apply to payments to a Non-U.S. Holder in connection with the merger if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing a properly completed IRS Form W-8BEN or W-8BEN-E) and satisfies certain other requirements or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors regarding these matters.

Backup withholding is not an additional tax. Any amounts withheld from a Holder under the backup withholding rules will generally be allowable as a refund or credit against such Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS and other applicable requirements are satisfied.

The preceding summary is provided for general informational purposes only and is neither tax advice nor a complete analysis or discussion of all potential tax consequences of the merger relevant to shareholders. Each Holder should consult its own tax advisor to determine the particular tax consequences of the merger to such shareholder in light of such Holder’s particular circumstances.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” Tribune is seeking Tribune shareholder approval of a non-binding advisory proposal to approve the compensation of Tribune’s named executive officers that is based on or otherwise relates to the merger as disclosed in “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger” on page 76. The non-binding advisory proposal gives Tribune shareholders the opportunity to express their views on the merger-related compensation of Tribune’s named executive officers.

Accordingly, Tribune is requesting that its shareholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Tribune’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Tribune’s Directors and Executive Officers in the Merger,’ are hereby APPROVED.”

The vote regarding this non-binding advisory proposal on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, Tribune’s shareholders may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote regarding the compensation proposal is advisory only, it will not be binding on either Tribune or, following consummation of the merger, Nexstar. Accordingly, if the merger is approved and consummated, the Tribune named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote at the special meeting.

Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of holders of a majority of the shares of Tribune Class A common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

THE TRIBUNE BOARD UNANIMOUSLY RECOMMENDS THAT TRIBUNE CLASS A COMMON STOCK SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN TRIBUNE AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of Tribune Class A common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Tribune intends to move to adjourn the special meeting in order to enable the Tribune board to solicit additional proxies for approval of the merger proposal.

In the adjournment proposal, Tribune is asking the Tribune Class A common stock shareholders to authorize the holder of any proxy solicited by the Tribune board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Tribune Class A common stock shareholders approve the adjournment proposal, Tribune could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Tribune shareholders who have previously voted.

Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Tribune Class A common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. As such, abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

THE TRIBUNE BOARD UNANIMOUSLY RECOMMENDS THAT TRIBUNE CLASS A COMMON STOCK SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND INFORMATION

The following table sets forth the quarterly high and low intraday prices per share of the Tribune Class A common stock (which is convertible at any time (subject to limitations in Tribune’s certificate of incorporation) into Tribune Class B common stock), which trades on the NYSE under the symbol “TRCO,” and the Tribune Class B common stock (which is convertible at any time (subject to limitations in Tribune’s certificate of incorporation) into Tribune Class A common stock), quoted on the OTC Pink market under the symbol “TRBAB” for the periods shown as reported by the NYSE and OTC Pink market, as applicable, and the cash dividends declared per share for the periods indicated:

	Class A Common Stock		Class B Common Stock*		Dividend Declared
	High	Low	High	Low
Fiscal Year Ending December 31, 2019
Quarter ending March 31, 2019 (through February 4, 2019)	$46.09	$45.15	N/A	N/A	—
Fiscal Year Ended December 31, 2018
Quarter ended December 31, 2018	$45.49	$36.66	N/A	N/A	$0.25
Quarter ended September 30, 2018	$39.01	$31.61	$35.61	$35.61	$0.25
Quarter ended June 30, 2018	$40.97	$34.81	N/A	N/A	$0.25
Quarter ended March 31, 2018	$43.71	$39.98	N/A	N/A	$0.25
Fiscal Year Ended December 31, 2017
Quarter ended December 31, 2017	$42.68	$40.10	$40.61	$40.61	$0.25
Quarter ended September 30, 2017	$42.39	$39.59	$41.75	$40.21	$0.25
Quarter ended June 30, 2017	$43.04	$36.18	$42.00	$38.75	$0.25
Quarter ended March 31, 2017	$40.00	$27.75	N/A	N/A	$0.25

*

The prices above for Tribune Class B common stock for all periods are as reported by the OTC and may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. No trading data was reported with respect to the Tribune Class B common stock in the first quarter of 2017, the first, second and fourth quarter of 2018 or the first quarter of 2019.

On February 3, 2017, Tribune paid a special cash dividend of $5.77 per share to holders of record of Tribune Class A common stock, Tribune Class B common stock and warrants at the close of business on January 13, 2017. Pursuant to the merger agreement, prior to the consummation of the merger, Tribune is not permitted to declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or other securities, except for payment of quarterly cash dividends not to exceed $0.25 per share and consistent with record and payment dates during the year preceding the merger agreement.

The closing price of the Tribune Class A common stock on the NYSE on November 30, 2018, the last trading day prior to announcement of the merger, was $40.26 per share. On February 4, 2019, the latest practicable trading day before the date of this proxy statement, the closing price of the Tribune Class A common stock on the NYSE was $46.00 per share. You are encouraged to obtain current market quotations for the Tribune common stock. No assurance can be given concerning the market price for Tribune common stock before the date on which the merger will be consummated. The market price for Tribune common stock may fluctuate between the date of this proxy statement and the date on which the merger is consummated.

Following the merger, there will be no further market for shares of Tribune common stock and we anticipate that the Tribune Class A common stock and Tribune Class B common stock will be delisted from the NYSE and the OTC Pink market, respectively, and the Tribune Class A common stock will be deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of the Tribune common stock beneficially owned as of January 3, 2019, by those known to us to beneficially own more than 5% of the Tribune common stock and warrants, by our directors, director nominees and named executive officers individually and by our directors, director nominees and executive officers as a group.

The percentage of shares outstanding provided in the table is based on 87,736,274 shares of Tribune Class A common stock and 5,557 shares of Tribune Class B common stock outstanding as of January 3, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. For purposes of calculating the total percentage beneficially owned only, we have assumed the exercise of all outstanding warrants by all holders of warrants into shares of Tribune Class A common stock. As of January 3, 2019, there were 30,551 warrants outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is 685 Third Avenue, 31st Floor, New York, New York 10017.

Name and Address of Owner	Class of Common Stock	Number of Shares Beneficially Owned(9)	Percentage of Class Beneficially Owned	Total Percentage Beneficially Owned**
Principal shareholders:
Oaktree Tribune, L.P.(1)	Class A	7,145,447	8.1%	8.1%
The Vanguard Group(2)	Class A	6,645,430	7.6%	7.6%
Magnetar Financial LLC(3)	Class A	4,881,561	5.6%	5.6%
GAMCO Investors, Inc.(4)	Class A	4,793,089	5.5%	5.5%
PRIMECAP Management Company(5)	Class A	4,747,990	5.4%	5.4%
Pentwater Capital Management LP(6)	Class A	4,450,113	5.1%	5.1%
Named executive officers and directors:
Craig A. Jacobson	Class A	43,185	*	*
Peter M. Kern(7)	Class A	4,628	*	*
Ross Levinsohn	Class A	27,192	*	*
Peter E. Murphy(7)	Class A	28,893	*	*
Laura R. Walker	Class A	20,133	*	*
Chandler Bigelow(7)	Class A	262,319	*	*
Lawrence Wert(7)	Class A	292,318	*	*
Edward P. Lazarus(7)(8)	Class A	235,298	*	*
All current directors and executive officers as a group (8 persons)(7)	Class A	678,673	*	*

*	Represents less than one percent

**	For purposes of calculating this percentage only, we have assumed the exercise of all warrants by all holders of warrants into shares of Tribune Class A common stock.
(1)

According to the Schedule 13G/A filed by Oaktree Capital Management, L.P., as of December 31, 2017, Oaktree Tribune, L.P. beneficially owned 7,145,447 shares of Tribune Class A common stock. Oaktree Capital Management, L.P. reported sole voting power and sole dispositive power with respect to 7,145,447 shares. The general partner of Oaktree Tribune, L.P. is Oaktree AIF Investments, L.P. (“AIF Investments”). The general partner of AIF Investments is Oaktree AIF Holdings, Inc. (“AIF Holdings”). The holder of all of the voting shares of AIF Holdings is Oaktree Capital Group Holdings, L.P. (“OCGH”). The general partner of OCGH is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). Includes 43,709 shares of Tribune Class A common stock held by OCM FIE, LLC, an Oaktree affiliated entity, granted to OCM FIE, LLC in consideration for the service of Bruce A. Karsh on the Tribune board. The address of Oaktree Tribune, L.P. is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(2)

According to the Schedule 13G/A filed by The Vanguard Group, as of December 31, 2017, The Vanguard Group beneficially owned 6,645,430 shares of Tribune Class A common stock. The Vanguard Group reported sole voting power with respect to 40,359 shares and sole dispositive power with respect to 6,591,187 shares. The Vanguard Group reported shared dispositive power with respect to 54,243 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

According to the Schedule 13D filed by Magnetar Financial LLC, as of December 26, 2018, Magnetar Financial LLC beneficially owned 4,881,561 shares of Tribune Class A common stock. Magnetar Financial LLC and its affiliates reported sole voting power and sole dispositive power with respect to 4,881,561 shares. The address of Magnetar Financial LLC is 1603 Orrington Ave., Evanston, IL 60201.

(4)

According to the Schedule 13D filed by GAMCO Investors, Inc., as of October 10, 2018, GAMCO Investors, Inc. beneficially owned 4,793,089 shares of Tribune Class A common stock. GAMCO Investors, Inc. and its affiliates reported sole voting power with respect to 4,793,089 shares and sole dispositive power with respect to 4,626,389 shares. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

(5)

According to the Schedule 13G/A filed by PRIMECAP Management Company, as of December 31, 2017, PRIMECAP Management Company beneficially owned 4,747,990 shares of Tribune Class A common stock. PRIMECAP Management Company reported sole voting power with respect to 2,953,000 shares and sole dispositive power with respect to 4,747,990 shares. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(6)

According to the Schedule 13G filed by Pentwater Capital Management LP, as of December 31, 2017, Pentwater Capital Management LP beneficially owned 4,450,113 shares of Tribune Class A common stock. Pentwater Capital Management LP reported sole voting power and sole dispositive power with respect to 4,450,113 shares. The address of Pentwater Capital Management LP is 614 Davis Street, Evanston, IL 60201.

(7)

For each of the executive officers, includes Tribune stock options which are currently exercisable or which will become exercisable within 60 days of the determination date. For Mr. Kern and Mr. Murphy, includes shares underlying Tribune DSUs.

(8)

Based on information available to Tribune as of the date of this filing. Mr. Lazarus is no longer an employee of Tribune Media Company. The mailing address for Mr. Lazarus is c/o Tribune Media Company, 685 Third Avenue, 31st Floor, New York, New York 10017.

(9)	The amounts represented in this column are rounded to the nearest whole number.

APPRAISAL RIGHTS

General

If you continuously hold one or more shares of Tribune common stock through the effective time of the merger, and did not vote in favor of or consent in writing to the proposal to adopt the merger agreement, you are entitled to appraisal rights under the DGCL and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the consummation of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL, if the merger is consummated and if certain other conditions and statutory requirements described therein are met. Any such shareholder awarded “fair value” for their shares by the Delaware Court of Chancery would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration (subject, in the case of interest payments, to any voluntary cash payments made by Tribune pursuant to subsection (h) of Section 262 of the DGCL, as described in more detail below).

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “shareholder” are to the record holder of the shares of Tribune common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise any rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when the merger is submitted for approval at a meeting of shareholders as in the case of the adoption of the merger agreement, Tribune, not less than 20 days prior to the meeting, must notify each shareholder who was a shareholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice by Tribune, and the copy of applicable statutory provisions is attached to this proxy statement as Annex D. A holder of Tribune common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A shareholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

How to Exercise and Perfect Your Appraisal Rights

If you wish to exercise your rights to seek an appraisal of your shares, you must do ALL of the following:

•

you must not vote in favor of the merger proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger proposal, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger proposal or abstain from voting your shares;

•

you must deliver to Tribune a written demand for appraisal before the vote on the merger proposal at the special meeting and all demands for appraisal must be made by you, or in your name, fully and correctly, as your name appears, with respect to shares evidenced by certificates, on your stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform Tribune of your identity and your intention to demand appraisal of your shares of Tribune common stock;

•

you must continuously hold the shares from the date of making the demand through the effective time of the merger. You will lose your appraisal rights if you transfer the shares before the effective time; and

•

you, another shareholder seeking appraisal, or Nexstar must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. Nexstar is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the shareholders to initiate all necessary action to exercise their appraisal rights in respect of shares of Tribune common stock within the time prescribed in Section 262 of the DGCL.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shareholders if, immediately before the merger, the shares of Tribune common stock were listed on a national securities exchange unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Tribune common stock or (2) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Because Tribune is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately before the merger, at least one of the ownership thresholds must be met in order for shareholders to be entitled to seek appraisal.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the merger proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

Only a holder of record of shares of Tribune common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder’s name. A written demand for appraisal must be executed by or on behalf of the shareholder of record, fully and correctly, as the shareholder’s name appears on the stock certificates (or in the stock ledger). The demand for appraisal must reasonably inform Tribune of the identity of the shareholder and that the shareholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Tribune. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Tribune common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Tribune common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Tribune common stock as to which appraisal is sought. Where no number of shares of Tribune common stock is expressly mentioned, the demand will be presumed to cover all shares of Tribune common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Tribune common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Tribune common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Tribune Media Company

685 Third Avenue, 31st Floor

New York, NY 10017

Attn: Corporate Secretary

Nexstar’s Actions after Consummation of the Merger

If the merger is consummated, Nexstar will give written notice of the effective time within ten days after the effective time to shareholders who did not vote in favor of the adoption of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, if a dissenting shareholder has not commenced an appraisal proceeding or joined that proceeding as a named party, such dissenting shareholder will have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement. Within 120 days after the effective time, but not later, either the shareholder who has complied with the requirements of Section 262 of the DGCL or Nexstar may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on Nexstar in the case of a petition filed by the dissenting shareholder, demanding a determination of the value of the shares of Tribune common stock held by all dissenting shareholders. Nexstar is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from Nexstar, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Tribune has received demands for appraisal, and the aggregate number of holders of those dissenting shares. Nexstar must mail this statement to you within the later of ten days of receipt of the request from the dissenting shareholder or ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf, and, with respect to such stock, a demand has been properly made and not effectively withdrawn, you may, in your own name, file an appraisal petition or request from Nexstar the statement described in this paragraph.

If a petition for appraisal is duly filed by a record holder of Tribune common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to Nexstar, Nexstar will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Nexstar. Upon the filing of any such petition, the Delaware Court of Chancery may order the Register in Chancery to provide notice of the time and place fixed for the hearing on the petition by registered or certified mail to Nexstar and all of the shareholders shown on the verified list. Such notice will also be published in one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The forms of notice by mail and publication will be approved by the Delaware Court of Chancery and the costs of these notices are borne by Nexstar. The Delaware Court of Chancery will then determine which shareholders are entitled to appraisal rights and may require the shareholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any shareholder who fails to comply with this direction from the proceedings. The Delaware Court of Chancery will also dismiss proceedings as to all shareholders if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Tribune common stock owned by such shareholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Tribune common stock at the effective time held by dissenting shareholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. However, Nexstar has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each shareholder entitled to appraisal. If Tribune makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by Nexstar in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the shareholders entitled to receive the same, upon surrender by such shareholders of their stock certificates and book-entry shares.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the merger consideration to any shareholder exercising appraisal rights and reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Tribune common stock is less than the merger consideration.

If no party files a petition for appraisal rights within 120 days after the effective time, then you will lose the right to appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any required withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances.

Each dissenting shareholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective time of the merger, vote the shares of Tribune common stock for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to Tribune shareholders as of a record date prior to the effective time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to Nexstar, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Nexstar, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any shareholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such shareholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective time of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, or if neither of the ownership thresholds is met, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are considering exercising your appraisal rights under the DGCL, you should consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

DEADLINE FOR TRIBUNE SHAREHOLDER PROPOSALS

Tribune will hold an annual meeting in 2019 only if the merger has not already been consummated by, or shortly after, the time at which Tribune’s 2019 annual meeting would normally take place. If the annual meeting of Tribune’s shareholders is held, any eligible Tribune shareholder may present proposals for action at a future meeting or submit nominations for election of directors only if such Tribune shareholder complies with the requirements of the proxy rules established by the SEC and Tribune’s bylaws, as applicable. In order for a Tribune shareholder proposal or nomination for director to be considered for inclusion in Tribune’s proxy statement and form of proxy relating to its annual meeting of Tribune shareholders to be held in 2019, the proposal or nomination must have been received by Tribune’s principal executive offices at 515 North State Street, Chicago, Illinois 60654 by no later than December 20, 2018.

In case the merger is not consummated, eligible Tribune shareholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2019 (but not include it in Tribune’s proxy materials) must provide written notice of such proposal to Tribune’s Corporate Secretary at its principal executive offices between January 30, 2019 and March 1, 2019 and comply with the other provisions of Tribune’s bylaws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Tribune to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except as set forth below. The documents that are incorporated by reference contain important information about Tribune, and you should read this document together with any other documents incorporated by reference in this document.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Tribune (File No. 001-08572):

•	Tribune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018;

•	Tribune’s Definitive Proxy Statement for its 2018 Annual Meeting of Shareholders filed with the SEC on April 19, 2018;

•

Tribune’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, filed with the SEC on May 10, 2018, June 30, 2018, filed with the SEC on August 9, 2018, and September 30, 2018, filed with the SEC on November 9, 2018;

•

Tribune’s Current Reports on Form 8-K filed with the SEC on January 23, 2018, January 29, 2018, February 16, 2018, May 30, 2018, August 14, 2018, October 25, 2018, December 3, 2018, December 4, 2018, December 7, 2018, December 21, 2018 and January 25, 2019; and

•	any description of Tribune’s capital stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, Tribune is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting, provided, however, that Tribune is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Tribune files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials Tribune files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 128 of this document.

Tribune has not authorized anyone to give any information or make any representation about the transaction that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

HOUSEHOLDING

Tribune understands that, if two or more beneficial owners of Tribune common stock share the same address, the brokerage firm or other intermediary through which these shares are held may, unless contrary instructions are received from any such beneficial owner, deliver a single copy of the proxy statement and related proxy soliciting materials for all beneficial owners at that address. This procedure is called “householding.” Beneficial owners of Tribune common stock who receive multiple copies of the proxy statement and other proxy soliciting materials and would prefer “householding” should contact their broker. Beneficial owners subject to “householding” who would prefer to receive separate copies of the proxy soliciting materials for each beneficial owner at their address should contact their broker and revoke their consent to “householding.” Alternatively, beneficial owners may request a separate set of the proxy soliciting materials from Tribune in writing sent to Tribune Media Company, 685 Third Avenue, 31st Floor, New York, New York 10017, Attn: Corporate Secretary, (312) 222-3394.

Tribune and its transfer agent do not engage in “householding” for registered holders of Tribune common stock.

WHERE YOU CAN FIND MORE INFORMATION

Tribune files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain these documents on Tribune’s website at www.tribunemedia.com in the “SEC Filings” section. By referring to Tribune’s websites and the SEC’s website, Tribune does not incorporate any such website or its contents into this proxy statement. The shares of Tribune Class A common stock are listed on the NYSE under the trading symbol “TRCO” and the shares of Tribune Class B common stock are quoted on the OTC Pink market under the trading symbol “TRBAB.”

Tribune has engaged Innisfree as its proxy solicitor in connection with its special meeting. Any questions about the merger, requests for additional copies of documents or assistance voting your Tribune common stock may be directed to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by telephone at (888) 750-5834.

You may obtain any of the documents Tribune files with the SEC, by requesting them in writing or by telephone from us at the following address:

Tribune Media Company

685 Third Avenue, 31st Floor

New York, NY 10017

Attn: Corporate Secretary

If you would like to request documents from Tribune, please do so by March 1, 2019, to receive them before the special meeting. If you request any documents from Tribune, Tribune will mail them to you by first class mail, or another equally prompt method, within one business day after it receives your request.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TRIBUNE MEDIA COMPANY,

NEXSTAR MEDIA GROUP, INC.

and

TITAN MERGER SUB, INC.

Dated as of November 30, 2018

A-i

A-ii

Exhibit A	Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 30, 2018, among Tribune Media Company, a Delaware corporation (the “Company”), Nexstar Media Group, Inc., a Delaware corporation (“Parent”), and Titan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Company, Parent and Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Class A common stock, par value $0.001 per share, of the Company (“Class A Stock”) and each share of Class B common stock, par value $0.001 per share, of the Company (“Class B Stock”, and together with the Class A Stock, the “Company Stock”) shall be converted into the right to receive $46.50 in cash, plus, if applicable, the Additional Per Share Consideration, without interest and less any required withholding taxes (such amount, or any higher amount per share of Company Stock paid in accordance with this Agreement, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement and perform its obligations hereunder, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, (d) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement and (e) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof (the “Company Board Recommendation”);

WHEREAS, the Parent Board has unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (b) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (c) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and resolved to recommend to Parent, its sole stockholder, to adopt this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.3.

“Additional Per Share Consideration” means, if the Closing Date occurs after August 31, 2019, an amount in cash equal to (a) (i) $0.009863 multiplied by (ii) the number of calendar days elapsed after August 31, 2019 to and including the Closing Date, minus (b) the amount of any dividends declared by the Company after August 31, 2019 with a record date prior to the Closing Date; provided that the Additional Per Share Consideration shall not be less than zero.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) relating to or involving, whether in a single transaction or series of related transactions: (a) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitutes or accounts for 15% or more of the consolidated net revenues (plus, to the extent of the Company’s interest therein, the net revenues of the Minority Investment Entities), net income or net assets of the Company and its Subsidiaries, in each case on a consolidated basis; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests or voting power in the surviving or resulting entity of such transaction immediately following such transaction; or (c) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (a) withdrawing, rescinding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, rescind, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (b) failing to make the Company Board Recommendation in the Proxy Statement, (c) adopting, approving or recommending, or otherwise proposing publicly to adopt, approve or recommend, any Company Acquisition Proposal, (d) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten (10) Business Days of the request of Parent and to reaffirm the Company Board Recommendation within such ten (10) Business Day period upon such request (provided that such a request may be delivered by Parent only once with respect to each Company Acquisition Proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto) or (e) taking any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction other than the transactions contemplated hereby.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“Company Credit Agreement” means the Credit Agreement, dated as of December 27, 2013, among the Company and the parties thereto, as such agreement may from time to time be amended, supplemented or otherwise modified, and all pledge, security and other agreements and documents related thereto.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with, and upon the execution of, this Agreement.

“Company DSU” means all awards of deferred stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Equity Plans” means the Tribune Company 2013 Equity Incentive Plan, the Tribune Media Company 2016 Incentive Compensation Plan and the Tribune Media Company 2016 Incentive Compensation Plan for Non-Employee Directors.

“Company Indebtedness” means, collectively, debt outstanding under (a) the Company Credit Agreement and (b) the Company Indenture.

“Company Indenture” means the Indenture, dated June 24, 2015, between the Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as supplemented by the First Supplemental Indenture, dated June 24, 2015, between the Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., the Second Supplemental Indenture, dated September 8, 2015, between Tribune Media Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., the Third Supplemental Indenture, dated October 8, 2015, between Tribune Media Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. and the Fourth Supplemental Indenture, dated June 22, 2017, between Tribune Media Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.

“Company Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, and Minority Investment Entities (to the extent of the Company’s and its Subsidiaries’ interest therein), taken as a whole, excluding any effect, change, condition, state of fact, development, occurrence or event to the extent resulting from or arising out of

(a) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries or Minority Investment Entities conduct business or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (b) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries or Minority Investment Entities operates, (c) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (d) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (e) any failure by the Company or its Subsidiaries or Minority Investment Entities to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such failure may be considered), (f) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the business of the Company or any of its Subsidiaries or Minority Investment Entities, (g) the taking of any action by the Company expressly required by, or the Company’s failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of Parent or Merger Sub, (h) any change in the market price or trading volume of the Company’s securities (provided that the underlying effect, change, condition, state of fact, development, occurrence or event giving rise to or contributing to such change may be considered), (i) other than with respect to the representations and warranties set forth in Section 3.3, Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries or Minority Investment Entities, or the termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ or Minority Investment Entities’ relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC and (j) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (a), (b), (c), (d) and (f), any effect, change, condition, state of fact, development, occurrence or event may be considered to the extent it disproportionately affects the Company and its Subsidiaries and Minority Investment Entities relative to the other participants in the industries in which the Company and its Subsidiaries and Minority Investment Entities operate.

“Company Notes” means the 5.875% Senior Notes of the Company due July 15, 2022 issued under the Company Indenture.

“Company Notes Payoff Amount” means the Company Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the Company Notes Principal Amount, plus any redemption amount contemplated under the Company Indenture with respect to the Company Notes Principal Amount and due as of the date of redemption, in an amount sufficient to pay and discharge the entire indebtedness of the Company Notes.

“Company Notes Principal Amount” means $1,100,000,000 or such lesser aggregate principal amount of the Company Notes outstanding, together with any accrued but unpaid interest thereon, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Company Programming Service” means any programming service of any Company Station or the Company’s WGN America cable service distributed or authorized for distribution by the Company or any of its

Subsidiaries, including any programming service of any Company Station or the Company’s WGN America cable service distributed or authorized for distribution by the Company or any of its Subsidiaries on an on-demand or other basis.

“Company PSU” means all awards of performance stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSU” means all awards of restricted stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Sharing Company” means any entity with which the Company or any of its Subsidiaries has a Sharing Agreement.

“Company Station” means the television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations (a) owned by the Company and its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter or (b) licensed to a third party and subject to a Sharing Agreement with the Company or its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter as a station subject to a Sharing Agreement.

“Company Station Licenses” means the main station license issued by the FCC with respect to each of the Company Stations.

“Company Stock Options” means all options to purchase shares of Company Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Warrants” means warrants to purchase the Company Stock which are governed by the Warrant Agreement.

“Competition Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act of 1914, as amended, the Robinson-Patman Act of 1936, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of October 12, 2016 by and between the Company and Parent, as amended or supplemented, including the applicable clean team agreements.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“Cubs Tax Dispute” means the controversies with respect to which a petition was filed in the U.S. Tax Court under the caption Tribune Media Company f.k.a. Tribune Company & Affiliates, Petitioner, v. Commissioner of Internal Revenue, Respondent, Docket No. 20940-16, including for the avoidance of doubt any appeals or other Proceedings relating thereto, whether in the U.S. Tax Court or any other venue.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the U.S. Federal Communications Commission.

“FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Company Stations, or otherwise granted to or held by Company, any Company Sharing Company or any of their respective Subsidiaries.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing, including the parties to the Commitment Letter or any related engagement letter in respect of the Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates and their and their Affiliates’ respective current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any federal, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization (including stock exchanges).

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship (collectively, “Copyrights”); (c) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (d) registrations and applications for each of the foregoing; (e) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (f) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal) that is not known to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to, or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (a) with respect to the Company, the actual knowledge of each individual listed in Section 1.1(b) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge of each of individual listed in Section 1.1(b) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or Order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means fifteen (15) consecutive Business Days after the date on which the Company Stockholder Approval has been received (a) commencing on the date that Parent shall have received the Required Financial Information; provided that, if the Company shall in good faith reasonably believe it has provided the Required Financial Information for the purpose of this definition, it may deliver to Parent a written notice to that effect (stating when it believes it has completed such delivery), in which case the Company shall be deemed to have complied with its obligation to provide the Required Financial Information on the date of delivery of such notice for the purpose of this definition, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered; provided, that the Company shall be deemed to have completed such delivery upon the delivery of the items specified in such notice), and (b) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1(c) (with respect to any Order only) and Section 8.2 (other than those conditions that by their very nature can only be satisfied at Closing) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, however, that (i) the Marketing Period shall end on any earlier date on which the Financing is consummated and Parent shall have obtained all of the proceeds contemplated thereby, (ii) for purposes of determining the Marketing Period, (A) if such fifteen (15) consecutive Business Day period has not been completed on or prior to December 21, 2018, then such period shall be deemed to have not commenced prior to January 2, 2019, (B) July 5, 2019 shall not constitute a Business Day for purposes of such fifteen (15) consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such period), (C) if such fifteen (15) consecutive Business Day period has not been completed on or prior to August 16, 2019, then such period shall be deemed to have not commenced prior to September 3, 2019, (D) November 27, 2019 and November 29, 2019 shall not constitute Business Days for purposes of such fifteen (15) consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such period) and (E) if such fifteen (15) consecutive Business Day period has not been completed on or prior to December 20, 2019, then such period shall be deemed to have not commenced prior to January 6, 2020 and (iii) the Marketing Period shall not be deemed to have commenced if, at any time following the date hereof, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Required Financial Information, in which case, the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such year-end audited financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm or (B) any financial information included in the Required Financial Information shall have been restated or the Company shall have publicly announced, or the board of directors of the Company or any of its Affiliates shall have determined, that a restatement of any historical financial information included in the Required Financial Information is required, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended to reflect such restatement or the Company has determined that no restatement shall be required in accordance with GAAP.

“Minority Investment Entity” means each of the entities set forth on Section 1.1(c) of the Company Disclosure Letter.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, would prevent, or materially delay, the consummation of the Merger or the ability of either Parent or Merger Sub to perform its obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet and that would not be individually or in the aggregate materially adverse, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) all matters disclosed as a “Permitted Lien” in Section 1.1(a) of the Company Disclosure Letter, (f) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (g) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to the Company prior to the date hereof, (h) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (i) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of real property for the purposes for which it is used by such Person, (j) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not secure indebtedness and (k) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used by such Person.

“Permitted Waiver” has the meaning set forth in Section 7.1(h) of the Parent Disclosure Letter.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Required Financial Information” means (a) the audited consolidated balance sheets and related audited consolidated statements of income, shareholders’ equity and cash flows of the Company as of and for the three most recently completed fiscal years which would be required for use in a registration statement pursuant to Section 3-12 of Regulation S-X for the following fifteen (15) consecutive Business Days, (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of and for each fiscal quarter completed after the most recently completed fiscal year for which audited financial statements have been delivered pursuant to clause (a) above which would be required for use in a registration statement pursuant to Section 3-12 of Regulation S-X for the following fifteen (15) consecutive Business Days and (c) financial data and other financial information of the Company and its consolidated Subsidiaries that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A and/or Regulation S promulgated under the Securities Act, and of the type, form and substance reasonably necessary for an investment bank to receive customary comfort (including “negative assurance” comfort) (which, in the case of clauses (a) through (c) above, is understood not to include “segment reporting,” consolidating and other financial statements and data that would be required by Rules 3-05, 3-09, 3-10 and 3-16 of Regulation S-X and Item 10, Item 402, Item 404 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information regarding executive compensation and related party disclosure or other information customarily excluded from a Rule 144A/Regulation S offering memorandum), in the case of each case of clauses (a) through (c), which would be sufficiently current for Parent to price and complete a customary offering under Rule 144A and/or Regulation S for the following fifteen (15) consecutive Business Day period (or, if longer, for the Marketing Period).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Agreement” means a local marketing, joint sales, shared services or similar Contract.

“Sinclair Proceedings” means pending litigation captioned Tribune Media Company v. Sinclair Broadcasting Group, Inc., Case No. 2018-0593-JTL (Del. Ch.).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Company Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel (a) to be more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by this Agreement after taking into account all factors that the Company Board deems relevant and (b) is reasonably expected to be consummated (if accepted) on the terms thereof.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Company Event” shall be deemed to have occurred if (a) Company Adverse Recommendation Change shall have occurred or (b) the Company or any of its Subsidiaries shall have entered into any Alternative Company Acquisition Agreement.

“Warrant Agreement” means the Warrant Agreement between the Company, Computershare, Inc. and Computershare Trust Company, N.A., dated as of December 31, 2012.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such action or omission is, or would reasonably be expected to be or result in, a breach of such representation, warranty, agreement or covenant.

Section 1.2    Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

409A Authorities	Section 3.17(h)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 7.3(a)
Appraisal Shares	Section 2.7
Approval Action	Section 7.1(h)
Book-Entry Shares	Section 2.5(c)
Capex Amount	Section 4.9(d)
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Class A Stock	Recitals
Class B Stock	Recitals
Closing	Section 2.2
Collective Bargaining Agreement	Section 3.18(a)
Commitment Letter	Section 4.9(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 6.3(a)
Company Internal Controls Disclosures	28
Company Material Contract	Section 3.20(a)
Company Plan	Section 3.17(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(c)
Company Related Party Transaction	Section 3.27
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2
Company Stockholders’ Meeting	Section 7.2(a)(iv)
Company Subsidiary Securities	Section 3.6(b)

Company Termination Fee	Section 9.3(a)(i)
Consent Solicitation	Section 7.12(g)(i)
Consent Solicitation Documents	Section 7.12(g)(i)
Continuing Employees	Section 6.4(a)
Copyrights	Section 1.1
D&O and ERISA Insurance	Section 6.3(c)
Debt Financing Parties	Section 7.12(a)
Debt Tender Offer	Section 7.12(g)(ii)
Debt Tender Offer Documents	Section 7.12(g)(ii)
DGCL	Recitals
Disclosure Letter	Section 10.5
Effective Time	Section 2.3
Employee Plan	Section 3.17(a)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2
Financing Conditions	Section 4.9(a)
Guggenheim	Section 3.23
Incentive Auction & Repack	Section 5.1(o)
Initial End Date	Section 9.1(b)(i)
Marks	Section 1.1
Merger	Recitals
Merger Amounts	Section 4.9(d)
Merger Consideration	Recitals
Merger Sub	Preamble
MIP	Section 6.4(d)
Moelis	Section 3.23
Multiemployer Plan	Section 3.17(e)
New Benefit Plans	Section 6.4(b)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Warrant	Section 7.11(a)
Party or Parties	Preamble
Patents	Section 1.1
Paying Agent	Section 2.8(a)
Payment Fund	Section 2.8(a)
Premium Cap	Section 6.3(c)
Proxy Statement	Section 7.2(a)(i)
Real Property Leases	Section 3.14(a)
Registered Intellectual Property	Section 3.15(a)
Representatives	Section 7.6(a)
Rule 14e-1	Section 7.12(g)(ii)
Second End Date	Section 9.1(b)(i)
Sharing Station Acquisition	7.1(b)
Solvent	Section 4.8
Station Divestitures	Section 7.1(h)
Substitute Debt Financing	Section 7.12(b)
Supplemental Indenture	Section 7.12(g)(i)
Surviving Corporation	Section 2.1
TIA	Section 7.12(g)(ii)
Trade Secrets	Section 1.1

Section 1.3    Other Definitional and Interpretative Provisions.

(a)    Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part of, this Agreement, as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger, the Station Divestitures and the Sharing Station Acquisitions. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include any documents filed with or furnished to the SEC at least one (1) Business Day prior to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)    Company Sharing Company. Each representation made by the Company hereunder regarding any Company Sharing Company shall be deemed to be made to the Knowledge of the Company whether or not so specified. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall have no duty or obligation hereunder, or in the transactions contemplated hereby, to cause any Company Sharing Company to take any action or to forego from taking any action, except to the extent that the Company or any of its Subsidiaries have a right to cause such Company Sharing Company to take such action or forego from taking such action under any Contracts to which the Company or any of its Subsidiaries is a party.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2    Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided, that if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall occur instead on the earlier of (a) the second (2nd) Business Day immediately following the day that the Marketing Period expires and (b) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company.

Section 2.3    Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with, and containing the information as is required by, the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4    Surviving Corporation Matters.

(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to the name set forth in the form of certificate of incorporation as set forth on Exhibit A hereto, until further amended in accordance with the provisions thereof and applicable Law.

(c)    From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation; and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.5    Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a)    All shares of Company Stock that are owned, directly or indirectly, by Parent, any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub), the Company or any of its wholly-owned Subsidiaries (including shares held as treasury stock or otherwise) immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)    Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a), and (ii) subject to the provisions of Section 2.7) shall at the Effective Time automatically be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c)    As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.7) the right to receive (i) the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 2.8 and (ii) any unpaid dividends declared in accordance with this Agreement in respect of such Company Stock with a record date prior to the Closing Date.

(d)    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of common stock of the Surviving Corporation.

Section 2.6    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, subdivision, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7    Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.8    Exchange of Company Stock.

(a)    Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). Prior to or as of the Effective Time, Parent shall provide or shall cause to be provided to the Paying Agent cash in an aggregate amount necessary to pay the Merger Consideration for all shares converted into the right to receive the Merger Consideration in accordance with the terms hereof (such cash, the “Payment Fund”). The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.5 out of the Payment Fund. Except as provided in Section 2.8(g), the Payment Fund shall not be used for any other purpose.

(b)    Exchange Procedures.

(i)    Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)    The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)    Any portion of the Payment Fund that remains undistributed to the former holders of Company Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration (subject to any applicable abandoned property, escheat or similar Law).

(e)    None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof pursuant to Section 2.8(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g)    The Paying Agent shall invest the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.9    Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10    Treatment of Company Equity Awards.

(a)    Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof be cancelled and cease at the Effective Time to represent an option with respect to shares of Company Stock, and shall only entitle the holder of such Company Stock Option to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Company Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. For the avoidance of doubt, any Company Stock Option that has an exercise price per share of common stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)    Company RSUs. Except as set forth in Section 2.10(b) of the Company Disclosure Letter, as of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall automatically become immediately vested, and each Company RSU shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Company Stock and shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Company Stock then underlying such Company RSUs multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(c)    Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall automatically become immediately vested with performance conditions for each open performance period as of the Closing deemed achieved at “target” level of performance (as set forth in the applicable award agreement), and each Company PSU shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Company Stock and shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the resulting vested number of shares of Company Stock then underlying each such Company PSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(d)    Company DSUs. Each Company DSU that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Company Stock then underlying such Company DSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum at the Effective Time in a manner consistent with the requirements of Section 409A of the Code.

(e)    Certain Actions. Prior to the Effective Time, the Company and Parent shall take all actions necessary to effectuate the treatment of the Company Stock Options, Company RSUs, Company PSUs and Company DSUs as provided in this Section 2.10.

Section 2.11    Treatment of Company Warrants. At the Effective Time, each unexercised Company Warrant outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into a Parent Warrant in accordance with Section 7.11.

Section 2.12    Withholding. Parent, the Company and the Surviving Corporation (and any agent acting on behalf of any of them, including the Paying Agent), as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a)    Except as disclosed in the Company SEC Documents publicly filed after January 1, 2016 and at least one (1) Business Day prior to the date of this Agreement; provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” or “qualitative and quantitative disclosure about market risk” or any other disclaimer or other general statements, to the extent they are cautionary, predictive or forward looking in nature, that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement, it being agreed that this clause (a) shall not be applicable to Section 3.2, Section 3.5, or Section 3.10(a) and (b) subject to Section 10.5 and except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.2    Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”). As of the date of this Agreement, the Company Board, at a meeting duly called and held, has duly and unanimously adopted resolutions that have not been withdrawn or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement and perform its obligations hereunder, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to make the Company Board Recommendation.

Section 3.3    Governmental Authorization. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4    Non-Contravention. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company or any of its Subsidiaries is party or which is binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5    Capitalization.

(a)    The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Class A Stock, 1,000,000,000 shares of Class B Stock and 40,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on November 30, 2018, (i) there were (A) 101,804,052 shares of Class A Stock issued and 87,701,867 shares of Class A Stock outstanding, (B) 5,557 shares of Class B Stock issued and outstanding, (C) no shares of Company Preferred Stock issued or outstanding, (D) Company Stock Options to purchase an aggregate of 2,064,867 shares of Company Stock with a weighted average exercise of $32.76 (calculated excluding any Company Stock Options subject to an exercise price equal to greater than $46.50), all of which were issued under a Company Equity Plan, (E) Company RSUs with respect to an aggregate of 1,113,455 shares of Company Stock, all of which were issued under a Company Equity Plan, (F) Company PSUs, assuming the satisfaction of all applicable performance conditions at maximum performance, with respect to an aggregate of 340,793 shares of Company Stock all of which were issued under a Company Equity Plan, (G) Company DSUs with respect to an aggregate of 24,439 shares of Company Stock, all of which were issued under a Company Equity Plan, and (H) Company Warrants with respect to an aggregate of 30,551 shares of Company Stock and (ii) 2,742,140 shares of Company Stock were available for issuance of future awards under the Company Equity Plans and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement.

(b)    Except (x) as set forth in Section 3.5(a), (y) for any Company Stock Options, Company RSUs, Company PSUs and Company DSUs that are granted under the Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs, Company PSUs and Company DSUs, in each case, that were outstanding on the date hereof or subsequently granted following such date if such grant would not be prohibited if made after the date hereof under the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in the Company, or securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)    There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any stockholder agreement, voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with all applicable securities Laws. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d)    Each Company Stock Option, Company RSU, Company PSU and Company DSU was granted in all material respects in accordance with the terms of the applicable Company Equity Plan. No shares of Company Stock are owned by any Subsidiary of the Company.

Section 3.6    Subsidiaries.

(a)    Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity, is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary or Minority Investment Entity, as applicable, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary and, to the Knowledge of the Company, each such Minority Investment Entity is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC), in each case, as in effect on the date of this Agreement.

(b)    All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity are owned by the Company (and with respect to each Minority Investment Entity, to the extent of the Company’s interest therein), directly or indirectly, free and clear of any Lien (and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business or the exercise by the Surviving Corporation of ownership rights with respect to a Minority Investment Entity). Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) subscriptions, options, warrants or other rights or agreements, commitments or understandings to purchase, acquire or otherwise receive from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue or sell, any shares of capital stock or other voting securities of or other ownership interests in the Company’s Subsidiaries, or any securities convertible into or exchangeable or exercisable for such subscriptions, options, warrants or other rights or agreements, commitments or understandings or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and documents required to be filed or furnished, as the case may be, by the Company since January 1, 2016 (collectively, the “Company SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance in all material respects with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2016, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting and (iii) any material claim or allegation regarding any of the foregoing (any such disclosures, the “Company Internal Controls Disclosures”). The Company has made available to Parent copies of any Company Internal Controls Disclosures. Since January 1, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor the Company’s independent auditor has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries, or their respective internal accounting controls.

Section 3.8    Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated

Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. From December 31, 2017 to the date of this Agreement, there has not been any material change in the accounting methods used by the Company. None of the Company or its Subsidiaries is a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) not otherwise disclosed in its consolidated financial statements included in the Company SEC Documents where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s consolidated financial statements. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.9    Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10    Absence of Certain Changes.

(a)    From December 31, 2017 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2017 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clause (a), (b), (e), (f), (g), (l), (m), (n), (o), (p) or (q) of Section 5.1 or clause (t) of Section 5.1 to the extent related to such foregoing clauses of Section  5.1.

Section 3.11    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2017, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12    Compliance with Laws and Court Orders; Governmental Authorizations.

(a)    Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2016, in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries, and to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are, and have been since January 1, 2016, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (iii) since January 1, 2016, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

(c)    The Company or one of its Subsidiaries, as the case may be, are the holders of the Company Station Licenses, which constitute all of the FCC Licenses material to the operation of the Company Stations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) operate, and since January 1, 2016 have operated, each Company Station in compliance with the Communications Act and the FCC Rules and the applicable Company Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Company Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Company Station and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Company Station Licenses or construction permits issued to modify the Company Station Licenses to the extent required to be completed as of the date hereof.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Company Stations, other than proceedings affecting broadcast stations generally, and (ii) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(f)    There is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Company Station License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries with respect to the Company Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Company Station Licenses.

(g)    The Company Station Licenses have been issued for the terms expiring as indicated on Section 3.12(g) of the Company Disclosure Letter and the Company Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Company Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.12(g) of the Company Disclosure Letter. Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Company or for any of the Company Stations.

Section 3.13    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries before any Governmental Authority or (c) Order against the Company or any of its Subsidiaries.

Section 3.14    Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real properties (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of the material leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases”).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Owned Real Property, (i) the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) there are no (A) unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire such Owned Real Property or any portion thereof or a direct or indirect interest therein or (B) other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease such Owned Real Property, which, in each case, is in favor of any party other than the Company or any of its Subsidiaries, (iii) policies of title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or any of its Subsidiaries and (iv) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has valid leasehold title to each real property subject to a Real Property Lease, sufficient to allow each of the Company and its Subsidiaries to conduct their business as currently conducted, (ii) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute real property or Intellectual Property (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens).

Section 3.15    Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date hereof, the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and are material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”) and the Registered Intellectual Property is subsisting and to the Knowledge of the Company, where registered, valid and enforceable. The Owned Intellectual Property is owned by the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens. The Company and its Subsidiaries own or have the right to use the Intellectual Property necessary for or material to the conduct of their business.

(b)    Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate, and neither the Company nor any of its Subsidiaries has infringed, violated or misappropriated since January 1, 2016, any Intellectual Property of any other Person, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (ii) there is no pending or, to the Knowledge of the Company, threatened Proceeding against the Company and its Subsidiaries alleging any such infringement, violation or misappropriation, and (iii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries in any manner that would have a material effect on such business.

(c)    Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain the (i) Registered Intellectual Property (other than applications) and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(d)    All IT Systems material to the business of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of the Company, none of the IT Systems contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e)    Since January 1, 2016, the Company and its Subsidiaries (i) have not had a unplanned outage, security or other failure, unauthorized access or use, or other adverse integrity or security event affecting any of the IT Systems or (ii) have not had any Knowledge of any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of clauses (i) and (ii), which caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure of personally identifiable information that had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16    Taxes.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are true, complete and correct in all respects, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) the Company and each of its Subsidiaries have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (v) no Taxes with respect to the Company or any of its Subsidiaries are under audit or examination by any Taxing Authority, (vi) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open (vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens and (viii) no claim has been made in writing by a tax authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction that has not been resolved.

(b)    During the two (2) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)    Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d)    Neither the Company nor any of its Subsidiaries (i) is or has been during the past three (3) years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii)(A) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by Contract or (B) has waived any statute of limitations with respect to U.S. federal income or U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or U.S. state income Tax assessment or deficiency.

(e)    Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years.

(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

Section 3.17    Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Employee Plan that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former director, officer, employee or individual consultant (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent material liability or obligation, but excluding Multiemployer Plans (the “Company Plan”). For purposes of this Agreement, “Employee Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including, but not limited to, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, welfare, employee discount or free product, vacation, sick pay or paid time off agreements, arrangements, programs, plans or policies, and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether written or unwritten.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been maintained, funded, administered and operated in accordance with its terms and in compliance with the requirements of applicable Law and (ii) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur or to be subject to any material Tax or other penalty under Section 4980B, 4980D or 4980H of the Code.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and (iii) to the Knowledge of the Company, no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e)    Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). Section 3.17(e) of the Company Disclosure Letter lists each Company Plan that is a plan subject to Title IV of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Plan is in “at risk status” as defined in Section 430(i) of the Code, (ii) no Company Plan has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (iii) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder.

(f)    Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no Company Plan provides post-employment or post-termination health or welfare benefits for any current or former employees or other service providers (or any dependent thereof) of the Company or any of its Subsidiaries, other than as required under Section 4980B of the Code or other applicable Law for which the covered Person pays the full cost of coverage.

(g)    Except as set forth in Section 3.17(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation

(including severance) due to any current or former director, officer, individual consultant or employee of the Company or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness with respect to any current or former employee, director or officer, or individual consultant of the Company or any of its Subsidiaries, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s or any of its Subsidiaries’ rights to administer, amend or terminate any Company Plan or (iii) result in the acceleration or receipt of any payment or benefit (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h)    Except as set forth in Section 3.17(h) of the Company Disclosure Letter, each Company Plan or other plan, program, policy or arrangement that constitutes a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i), to the extent then in effect, (i) was operated in material compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in material compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009 and (iii) has been in material documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.

Section 3.18    Employees; Labor Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or other material Contract with any labor union or labor organization (each, a “Collective Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.18(a) of the Company Disclosure Letter, (ii) since January 1, 2016, no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are, and since January 1, 2016 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by the Company or any of its Subsidiaries and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred since January 1, 2016. Since January 1, 2016, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since January 1, 2016 there has been, no unfair labor practice complaint or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former Employee or independent contractor of the Company or any of its Subsidiaries that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

(c)    Since January 1, 2016, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures that did not comply in all material respects with all notice and payment obligations under the Worker Adjustment and Retraining and Notification Act of 1988, 29 U.S.C § 2 101, et. seq., as amended, or any similar foreign, state or local law.

Section 3.19    Environmental Matters.

(a) Except as disclosed in Section 3.19(a) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since January 1, 2016, have been, in compliance with all applicable Environmental Laws and Environmental Permits, (ii) since January 1, 2016 (or any time with respect to unresolved matters), no notice of violation or other notice has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law, the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law and (iv) neither the Company nor any of its Subsidiaries has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, or owned or operated any real property contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, the Company or any of its Subsidiaries.

Section 3.20    Material Contracts.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which the Company, any Company Sharing Company (to the extent applicable) or any of their respective Subsidiaries is a party, or by which any of their respective properties or assets is bound:

(i)    each Contract that, (A) limits or restricts the Company, any Company Sharing Company or any of their Subsidiaries from competing in any line of business or with any Person in any geographic region, (B) contains exclusivity obligations or restrictions binding on the Company, any Company Sharing Company or any of their respective Subsidiaries, (C) requires the Company, any Company Sharing Company or any of their respective Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) provides for rights of first refusal or offer or any similar requirement or right in favor of any third party in respect of a Minority Investment Entity, and, in the case of each of clauses (A) through (D), that is material to the Company and its Subsidiaries, taken as a whole;

(ii)    each Contract that is a joint venture, partnership, limited liability company or similar agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii)    each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $10 million individually;

(iv)    each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $5 million;

(v)    each Contract that is an acquisition agreement or a divestiture agreement or agreement for the sale, lease or license of any business or properties or assets of or by the Company (by merger, purchase or sale of assets or stock) entered into since January 1, 2016 pursuant to which (A) the Company has any outstanding obligation to pay after the date of this Agreement consideration in excess of $5 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5 million, excluding, in each case, (x) any Contract relating to Program Rights and (y) acquisitions or dispositions of supplies, inventory or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi)    each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5 million in the aggregate;

(vii)    any Contract relating to Program Rights under which it would reasonably be expected that the Company and its Subsidiaries would make annual payments in excess of $5 million per year;

(viii)    any network affiliation Contract (or similar Contract) with ABC, CBS, Fox, NBC, CW or MyNetworkTV;

(ix)    any Contract relating to cable or satellite transmission or retransmission with MVPDs that reported more than 50,000 paid subscribers to the Company, any Company Sharing Company or any of their respective Subsidiaries for September 2018 with respect to either (A) the Company’s WGN America cable service or (B) at least one Company Station;

(x)    any Contract that is a Sharing Agreement and any related option agreement (other than those among the Company and its Subsidiaries);

(xi)    any Contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two (2) or more separately owned television stations;

(xii)    any Contract governing a Company Related Party Transaction;

(xiii)    any material Contract with a Governmental Authority (other than as disclosed on Section 3.12 of the Company Disclosure Letter);

(xiv)    any material collective bargaining agreement or other material Contract with any labor organization;

(xv)    any Contract not terminable at will by the Company or its Subsidiary for the employment of any executive officer or individual employee at the vice president level or above on a full-time, part-time or consulting basis with base compensation in excess of $350,000;

(xvi)    any Contract (other than those for Program Rights) pursuant to which the Company or any of its Subsidiaries has sold or traded commercial air time in consideration for property or services with a value in excess of $500,000 in lieu of or in addition to cash;

(xvii)    each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xviii)    any Contract not otherwise disclosed in Section 3.20 of the Company Disclosure Letter (other than those for Program Rights) under which it was reasonably expected that the Company and its Subsidiaries would make annual payments of $3 million or more during a calendar year, except for those Contracts that can be cancelled by the Company without cause on less than 90 days’ notice.

Each Contract of the type described in clauses (i) through (xviii) is referred to herein as a “Company Material Contract”.

(b)    Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.21    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company are in full force and effect. All premiums due thereunder have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to have, individually or in the agreement, a Company Material Adverse Effect.

Section 3.22    MVPD Matters. Section 3.22 of the Company Disclosure Letter contains, as of the date hereof, a list of all Company Station retransmission consent agreements with MVPDs that reported more than 50,000 paid subscribers to the Company, any Company Sharing Company or any of their respective Subsidiaries for September 2018 with respect to at least one Company Station. To the Knowledge of the Company, the Company, the Company Sharing Company or their applicable respective Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 50,000 paid U.S. pay television subscribers in any of the Company Stations’ Markets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2016 and until the date hereof, (a) no such MVPD has provided written notice to the Company, any Company Sharing Company, any Subsidiary of the Company or any Subsidiary of a Company Sharing Company of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, sought any form of relief from carriage of a Company Station from the FCC, (b) neither the Company, any Company Sharing Company nor any of their respective Subsidiaries has received any written notice from any such MVPD of such MVPD’s intention to delete a Company Station from carriage and (c) neither the Company, any Company Sharing Company nor any of their respective Subsidiaries has received written notice of a petition seeking FCC modification of any Market in which a Company Station is located.

Section 3.23    Finders’ Fee, etc. Except for Moelis & Company LLC (“Moelis”) and Guggenheim Securities, LLC (“Guggenheim”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and the agreements with respect to such engagements have previously been made available to Parent.

Section 3.24    Opinions of Financial Advisors. The Company Board has received (a) the opinion of Moelis to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock in the Merger is fair, from a financial point of view to such holders (other than certain excluded holders) and (b) the opinion of Guggenheim to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock (other than Parent and its Affiliates). The Company will, following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.

Section 3.25    Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.7, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.26    Company Programming Service. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Person with more than 25,000 subscribers, in the aggregate, to delete a Company Programming Service from carriage or to change the Company Programming Service’s tier placement.

Section 3.27    Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among the Company and its wholly owned Subsidiaries, or that relate solely to director or officer compensation and/or benefits, no officer or director of the Company or any of its Subsidiaries (a) is a party to any Contract, transaction or other arrangement with the Company or any of its Subsidiaries or has any interest in any property or asset of the Company or any of its Subsidiaries or (b) to the Knowledge of the Company, beneficially owns a controlling interest in an entity engaged in a transaction of the type described in clause (a) above, in the case of clause (a) and (b), that have not been disclosed in the Company SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Company Related Party Transaction”).

Section 3.28    Certain Business Practices. Since January 1, 2016, none of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.29    No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing. The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes. In entering into this Agreement, except as expressly provided herein, the Company has relied solely upon its independent investigation and analysis of Parent and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1    Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has delivered or made available to the Company true, correct and complete copies of the organizational documents of Parent and Merger Sub as in effect on the date of this Agreement.

Section 4.2    Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, each of the Parent Board and the board of directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby. The Parent Board, at a meeting duly called and held, has duly and unanimously adopted resolutions that have not been withdrawn or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein.

Section 4.3    Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub and the performance of their obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4    Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub and the performance of their obligations hereunder do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5    Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried, and prior to the Effective Time will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.6    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority or (c) Order against Parent or any of its Subsidiaries or any of their respective properties.

Section 4.7    Share Ownership. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.8    Solvency. Parent and Merger Sub are not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 8.1 and Section 8.2 have been satisfied or waived, (b) the accuracy of the representations and warranties of the Company set forth in Article III and (c) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9    Financing.

(a)    On or prior to the date of this Agreement, Parent has delivered to the Company true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (with only the fee amount, economic flex and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the Commitment Letter or reduce the aggregate principal amount of the Financing)), dated as of the date of this Agreement, by and among the Financing Sources named therein and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Financing Sources named therein has agreed, severally but not jointly, to lend the amounts set forth therein, for the purpose of, among other things, paying the aggregate Merger Consideration. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”).

(b)    As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the Knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto, other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Commitment Letter as of the date of this Agreement to the extent permitted by Section 7.12 and mandatory reductions expressly contemplated thereby. As of the date of this Agreement, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Parent on the Closing Date.

(c)    As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter. As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements (other than customary fee credit letters and engagement letters) affecting the availability of the full amount of the Financing to which Parent or any of its Affiliates is a party, other than those set forth in the Commitment Letter and the fee letters related to the Commitment Letter delivered to the Company pursuant to Section 4.9(a). Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(d)    Assuming that (i) the parties to the Commitment Letter (other than Parent or Merger Sub) perform their obligations in accordance with the terms of the Commitment Letter and (ii) the satisfaction or waiver of the condition set forth in Section 8.2(a) hereof, Parent will have at and as of the Closing Date sufficient available funds to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letter and the transactions contemplated hereby and thereby, including the payment of the Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger and the transactions contemplated thereby (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.10    Information Supplied. The information relating to Parent and its Subsidiaries to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent for use therein.

Section 4.11    No Additional Representations; Limitation on Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Merger Sub nor any other Person makes any express or implied representation or warranty whatsoever. Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1    Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practices and use commercially reasonable efforts to cause each of the Company Sharing Companies and their respective Subsidiaries to conduct its business in the ordinary course of business consistent with past practices, (ii) use commercially reasonable efforts to maintain the Company Station Licenses and the rights of it, the Company Sharing Companies and their respective Subsidiaries thereunder, (iii) use commercially reasonable efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties, and (iv) use commercially reasonable efforts to preserve its relationships with its employees in accordance with the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b)    (i) other than (x) dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company or (y) quarterly dividends made by Company in an amount not to exceed $0.25 per share per quarter (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) adjust, split, reverse split, recapitalize, subdivide, consolidate, combine or reclassify any of its capital stock or other Company Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of the Company or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between the Company and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company, (B) redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Company Stock and to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or Company Warrants or the vesting or settlement of Company RSUs, Company PSUs and Company DSUs, that are outstanding on the date of this Agreement or subsequently granted to the extent permitted by the terms of this Agreement, in each case in accordance with the applicable terms thereof, and (C) acquisitions of shares of Class A Stock as a result of the conversion of shares of Class B Stock into shares of Class A Stock or shares of Class B Stock as a result of the conversion of shares of Class A Stock into shares of Class B Stock;

(c)    (i) issue, deliver, pledge or sell, or otherwise encumber by any Lien (other than a Permitted Lien) or authorize the issuance, delivery, sale or encumbrance by any Lien (other than a Permitted Lien) of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of Company Stock upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs, Company PSUs and Company DSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement, (B) annual equity awards of Company RSUs and other director compensation made in the ordinary course of business consistent with past practices and, in each case, in compliance with Section 5.1(c)(i)(B) of the Company Disclosure Letter, (C) if required by an employment agreement or offer letter with an Employee that is then in effect and listed in Section 3.17(a) of the Company Disclosure Letter, (D) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company and (E) issuances pursuant to the conversion of shares of Class A Stock into shares of Class B Stock or shares of Class B Stock into shares of Class A Stock or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise); provided, in each case, that the Company shall not make any issuances to the extent that such issuances, would cause the Company or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules;

(d)    make, authorize or commit to any capital expenditures in excess of $65 million in the aggregate during any calendar year (the “Capex Amount”); provided that, with respect to expenditures incurred in connection with repacking of Company Stations mandated by the FCC and for which reimbursement is reasonably expected, such reimbursable amounts shall be excluded from the Capex Amount;

(e)    make any acquisition (whether by merger, consolidation or acquisition of equity interests or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $5 million in the aggregate (excluding, for the avoidance of doubt, any amounts permitted pursuant to clause (h)), other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of assets in the ordinary course of business (for the avoidance of doubt, “ordinary course of business” shall include acquisitions of programing and broadcast rights but shall not include acquisitions of broadcast television stations);

(f)    sell, assign, license, lease, transfer, abandon or create any Lien (other than any Permitted Lien) on, or otherwise dispose of, any assets of the Company and its Subsidiaries, other than (i) such sales, assignments, licenses, leases, transfers, abandonments, Liens or other dispositions that are in the ordinary course of business and are not material to the business of the Company and its Subsidiaries, taken as a whole, (ii) as listed on Section 5.1(f) of the Company Disclosure Letter or (iii) in order to comply with, and in accordance with, Section 7.1;

(g)    incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and borrowings in the ordinary course under the Company’s existing revolving credit facility;

(h)    make any loans, advances or capital contributions to, or investments in, any Person in excess of $5 million in the aggregate, other than to or in the Company or its wholly-owned Subsidiaries and ordinary course advancements and reimbursements to Employees;

(i)    other than (x) in the ordinary course of business consistent with past practices (including renewals consistent with the terms thereof), (y) for those Contracts that can be cancelled by the Company without cause (and without penalty) on less than 90 days’ notice or (z) as permitted by Section 5.1(j), (i) amend or modify in any material respect or terminate (excluding (A) terminations or renewals upon expiration of the term thereof in accordance with the terms thereof and (B) renewals for a term of one (1) year or less) any Company Material Contract, (ii) enter into any Contract that would constitute a Company Material Contract if in effect on the date hereof (excluding Contracts with a term of one (1) year or less) or (iii) waive, release or assign any material rights, claims or benefits, or grant any material consent, under any Company Material Contract; provided, that in no event shall the Company take any action covered by this Section 5.1(i) with respect to any Company Material Contract (A) relating to cable or satellite transmission or retransmission MVPDs to the extent not permitted under Section 5.1(i) of the Company Disclosure Letter, (B) that is or would be a network affiliation agreement; or (C) that relates to the receiving or obtaining of Program Rights;

(j)    other than as required by applicable Law or the existing terms of any Company Plan or a Collective Bargaining Agreement in effect on the date hereof: (i) grant or increase any severance or termination pay to any current or former independent contractor, employee, officer or director of the Company or any of its Subsidiaries above the severance or termination pay that would be due under the Company’s severance plans in effect as of the date hereof; (ii) (x) enter into or amend any employment, severance or termination agreement with any current or former independent contractor, employee, officer or director, or (y) hire any employee, except, in each case, in connection with any of the following actions in this clause (ii) (and with respect to hiring new employees as permitted by clauses (A) and (B) below) to the extent taken in the ordinary course of business consistent with past practice (and otherwise subject to the other restrictions in this Section 5.1(j), except as set forth in Section 5.1(j) of the Company Disclosure Letter); (A) the hiring of any on-air talent, producer, news director or general manager with annual base compensation equal to or less than $350,000; (B) the hiring of any employee or officer with an annual base compensation equal to or less than $250,000 in order to fill a vacant position; (C) any promotion or increase in duties and responsibilities of an employee or officer commensurate with a promotion or an increase in duties and responsibilities; or (D) any contract renewal upon the expiration of an employment agreement or offer letter for employees who are not executive officers; provided that such renewal or extension contains substantially similar terms as those in the employment agreement or offer letter of other employees in such positions or similar positions as have been provided by the Company and are made in the ordinary course of business consistent with past practice; (iii) establish, adopt, terminate or amend any (A) other Company Plan (including any plan, agreement or arrangement that would be a Company Plan if in effect on the date hereof) or (B) except as a result of good-faith negotiations with a labor union or labor organization in the ordinary course of business consistent with past practice, Collective Bargaining Agreement; (iv) take any action to accelerate the vesting or payment, or fund or secure the payment, of compensation (including any equity-based compensation) or benefits under a Company Plan or otherwise; (v) loan or advance any money or any other property to any current or former director, officer, employee or independent contractor of the Company or any Subsidiary; (vi) grant or increase any change-in-control or retention bonus to any current or former director, officer, independent contractor or employee, except as described in Section 5.1(j) of the Company Disclosure Letter; or (vii) grant any other increase in compensation, bonus or other payments or benefits payable to any current or former independent contractor, officer, employee or director of the Company or any of its Subsidiaries, except for (x) merit and annual salary increases as set forth in Section 5.1(j) of the Company Disclosure Letter, and (y) short-term annual bonus payments permitted by, and in accordance with the terms of, Section 6.4;

(k)    materially change the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(l)    (i) materially change any method of Tax accounting, (ii) make or change any material election with respect to Taxes, (iii) amend any federal income Tax Return in a manner that would materially increase the Taxes of the Company and its Subsidiaries, (iv) settle, or offer, propose or agree to settle, any claim or deficiency in respect of Taxes in excess of $1 million (exclusive of any interest or penalties), excluding for these purposes any agreement or settlement relating to a Tax item to the extent that such agreement or settlement does not exceed the reserves for such Tax item as reflected on the Company Balance Sheet, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (vi) surrender any right to a material refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of income Taxes except in the ordinary course of business consistent with past practice or (viii) fail to timely pay any material Tax or file any material Tax Return when due;

(m)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(n)    settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries in excess of $5 million per Proceeding (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or otherwise discharge, settle or satisfy any Proceeding which discharge, settlement or satisfaction would materially limit or restrict the operation of the business of the Company and its Subsidiaries, taken as a whole;

(o)    modify or accede to the modification of any of the Company Station Licenses if doing so is reasonably likely to be materially adverse to the interests of Parent and its Subsidiaries after giving effect to the Merger in the operation of television broadcast stations or fail to provide Parent with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Company Station Licenses reasonably in advance of filing with the FCC, except, in each case, as required by Law or as required in connection with the broadcast incentive auction, reassignment and repack conducted by the FCC pursuant to Section 4603 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112- 96, §6403, 126 Stat. 156, 225-230 (2012)) (the “Incentive Auction & Repack”);

(p)    apply to the FCC for any construction permit that would restrict in any material respect the Company Stations’ operations or make any material change in the assets of the Company Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Company Stations’ signals within their respective service areas as of the date hereof, except, in each case as required by Law or as required in connection with the Incentive Auction & Repack;

(q)    fail to timely make any retransmission consent election with any MVPDs that reported more than 50,000 paid subscribers to the Company or any of its Subsidiaries for September 2018 located in or serving the Company Stations’ Markets;

(r)    implement any employee layoff that would require notice or pay in lieu of notice under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder prior to the Closing, without regard to any action taken after Closing;

(s)    fail to take any action required to repack or modify any Company Station as required by the Incentive Auction & Repack; or

(t)    agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2    Cubs Tax Dispute. Notwithstanding anything to the contrary contained herein, the Company shall (a) use reasonable best efforts to conduct the Cubs Tax Dispute actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to the Cubs Tax Dispute (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from the IRS with respect thereto), (c) provide Parent (and/or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of the Company in connection with the Cubs Tax Dispute, reasonably in advance of the submission of such filings or materials, (d) afford Parent (and/or Parent’s designated counsel or advisors) the opportunity to participate as an observer in substantive discussions and meetings (including discussions regarding possible settlement) with the IRS or any court and (e) reasonably consult with Parent in connection with the prosecution and defense of the Cubs Tax Dispute; provided, however, that Parent’s rights under this Section 5.2 shall not be permitted to unduly delay or impede the Company from complying with any deadline or judicial order imposed with respect to the Cubs Tax Dispute.

Section 5.3    Sinclair Proceedings. Notwithstanding anything to the contrary contained herein, the Company shall (a) use reasonable best efforts to prosecute and defend the Sinclair Proceedings actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to the Sinclair Proceedings (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from any party to such Sinclair Proceeding or its counsel with respect thereto), (c) keep Parent reasonably informed on a monthly basis regarding any fees and expenses incurred by the Company in connection with the Sinclair Proceedings and (d) reasonably consult with Parent in connection with the prosecution and defense of the Sinclair Proceedings or any potential settlement of the Sinclair Proceedings; provided, however, that (x) Parent’s rights under this Section 5.3 shall not be permitted to unduly delay or impede the Company from complying with any deadline or judicial order imposed with respect to the Sinclair Proceedings and (y) the Company may restrict the foregoing to the extent that, in its good faith judgment, any communication or sharing of information with Parent (and/or Parent’s designated counsel or advisors) could threaten the Company’s attorney-client privilege. The Company shall not settle or offer to settle any Sinclair Proceeding without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1    Conduct of Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, (a) acquire any rights, assets, business or Person or merging or consolidating with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person,

(b) restructure, reorganize or completely or partially liquidate or (c) make any loan, advance or capital contribution to, or investment in, any other Person, in each case, that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

Section 6.2    Parent Vote; Obligations of Merger Sub.

(a)    Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting the Merger Agreement in accordance with the DGCL.

(b)    Parent will take all actions necessary to (i) cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement and (ii) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.3    Director and Officer Indemnification.

(a)    For a period of not less than six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, to the fullest extent permitted by Law and as provided in their respective certificates of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.3, the provisions of this Section 6.3 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto. No Company Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim in respect of which indemnification has been sought by such Company Indemnified Party hereunder without the prior written consent of Parent not to be unreasonably withheld or delayed.

(b)    For a period of not less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses no less favorable to the Company Indemnified Parties than in effect as of immediately prior to the Effective Time, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(c)    Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ and fiduciary (ERISA) insurance policies (the “D&O and ERISA Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O and ERISA Insurance (from carriers with the same or better credit rating as the Company’s D&O and ERISA Insurance carriers) for such six (6) year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O and ERISA Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O and ERISA Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the amount per annum the Company pays for its 2019 full fiscal year renewal, whether or not the 2019 policies remain in place for a full fiscal year or are terminated at the consummation of the Merger (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Parent shall or shall cause the Surviving Corporation to purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, prepaid “tail policies” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O and ERISA Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O and ERISA Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.3(c); provided that the aggregate premium for such policies shall not exceed the Premium Cap; provided, further, that if the amount of aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, the Company may procure and maintain for such six (6) year period the most advantageous policies available for an aggregate premium equal to the Premium Cap. In the event the Company elects to purchase such “tail policies,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policies” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d)    In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.3.

(e)    The provisions of this Section 6.3 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.4    Employee Matters.

(a)    For a period beginning on the Closing Date and continuing thereafter for twelve (12) months or if shorter, the period of employment following the Closing Date of the relevant Employee, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Employee (excluding any Employees represented by labor unions and/or covered by the Collective Bargaining Agreements) as of immediately prior to the Effective Time who continues employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing (the “Continuing Employees”), with (i) base salary or other base cash compensation that are at least the same as, in the aggregate, the base salary or other base cash compensation that were provided to such Continuing Employee immediately prior to the Effective Time, (ii) cash incentive compensation opportunities (including short-term annual cash incentive compensation but excluding equity or equity based-compensation) that are no less favorable in the aggregate than the aggregate total cash incentive compensation opportunities provided to the Continuing Employee (but excluding equity or equity-based compensation opportunities) immediately prior to the Effective Time, (iii) severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such Continuing Employee immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to those employee benefits that are then provided to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing and subject to the requirements of Section 6.4(d), (x) Parent shall cause to be maintained through December 31 of the year in which the Closing Date occurs those annual (or other short-term) cash incentive award programs covering the Continuing Employees substantially in the form as in effect immediately prior to the Effective Time, and (y) from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the accrued and vested obligations of the Surviving Corporation and its Subsidiaries as of the Effective Time under the Company Plans. The compensation and benefits for Continuing Employees who are covered by a Collective Bargaining Agreement shall be provided in accordance with the applicable Collective Bargaining Agreement as amended, extended or terminated from time to time in accordance with its terms and applicable Law.

(b)    Prior to the Closing, the Company and its Subsidiaries, as applicable, shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the execution of this Agreement and the consummation of the Merger. Each of Parent and the Company agree to reasonably cooperate with each other in order to comply with such obligations.

(c)    For purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accruals under defined benefit pension plans or post-retirement benefit plans) under the employee benefit plans, programs and arrangements established or maintained by Parent and its Subsidiaries (including the Surviving Corporation) in which Continuing Employees may become eligible to participate in after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except to the extent such credit would result in a duplication of benefits or compensation). In addition, and without limiting the generality of the foregoing and subject to the terms and conditions of the applicable New Benefit Plans, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was participating immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, for the applicable plan year in which the Closing occurs, use reasonable best efforts to (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) subject to the terms and conditions of the New Benefit Plans, Parent shall use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(d)    Annual short-term cash bonuses earned in respect of 2018 or any other year that is completed prior to the Closing Date shall be paid based on actual performance (as determined and calculated in substantially the same manner as with respect to prior performance periods, including adjustments consistent with past practice) to any applicable employee of the Company and its Subsidiaries who is employed on the payment date (or prorated based on actual performance if, on or after July 1 of such year but before such payment date, the applicable employee is terminated by the Company without Cause or resigns for Good Reason (as such terms are defined in the Company’s 2016 Incentive Compensation Plan or an applicable employment agreement)) and payable promptly following the finalization of the audited financial statements for the applicable fiscal year or, if the Closing Date occurs before such date, no later than ten (10) Business Days following the Closing Date.    Annual short-term cash bonuses earned under the Tribune Media Company Executive Incentive Plan or the Management Incentive Plan (collectively, the “MIP”) in respect of the year that the Closing Date occurs, if any, shall be paid to employees of the Company and its Subsidiaries as soon as practicable following the Closing Date (but in no event later than 10 Business Days following the Closing Date), in amounts calculated on the basis of actual performance through the Closing Date for the applicable performance period, determined and calculated in substantially the same manner as with respect to prior performance periods (including adjustments consistent with past practice), prorated to reflect the portion of the performance period elapsed through the Closing Date, except that the total of all such prorated payments shall not exceed the total amount that would be payable under the MIP for such year if the relevant performance criteria were achieved at 100%, and a bonus for the remaining period of the year of the Closing Date, which may in Parent’s discretion, be determined under the MIP or bonus plan of Parent that complies with this Section 6.4, shall be paid promptly following the finalization of the audited financial statements of the Company for such year based on actual performance (as determined in a similar manner) in accordance with the Company’s customary past practice. Furthermore, if the employment of any such employee who is eligible for an annual short-term cash bonus under the MIP in the year of Closing is terminated following the Closing by Parent, the Company or any of their respective Subsidiaries, as applicable, without Cause or by such employee with Good Reason (as such terms are defined in the Company’s 2016 Incentive Compensation Plan or an applicable employment agreement) prior to the applicable payment date, the employee shall, following execution and delivery of a customary release of claims, be paid a portion of the employee’s annual short-term cash bonus for such year (without duplication of amounts otherwise paid pursuant to the MIP, the Company’s severance guidelines, an individual employment or severance agreement with any participating employee or otherwise), based on actual performance and prorated to reflect the portion of such performance period that the terminated employee was employed by Parent, the Company or any of their respective Subsidiaries, but no more than what would be payable if the relevant performance criteria were achieved at 100%. Any other short-term bonuses in respect of the year in which the Closing Date occurs paid pursuant to the Company Plans set forth on Section 6.4(d) of the Company Disclosure Letter (including comissions under sale incentive plans) earned through the Closing Date (or, if earlier a termination without Cause or termination by the employee with Good Reason) but not paid as of the Closing Date shall be paid promptly following the Closing Date, prorated to reflect the portion of the performance period elapsed through the Closing Date and without duplication of amounts otherwise paid pursuant to the MIP, the Company’s severance guidelines, an individual employment or severance agreement with any participating employee or otherwise. In all cases covered by this Section 6.4(d), the Company shall accrue such bonuses on its financial statements for each relevant period and shall make customary adjustments in the amount of such accruals in accordance with GAAP.

(e)    The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the Parties hereto. Nothing contained in this Section 6.4 shall (i) constitute or be deemed to constitute establishment of or an amendment to or termination of any Company Plan or other compensation or benefit plan, policy, program, Contract or arrangement, (ii) obligate Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment or service of (or provide any term or condition of employment or service to) any particular Employee or other Person or (iii) prevent Parent or any of its Subsidiaries (including the Surviving Corporation) from amending, modifying or terminating any Company Plan, Parent Plan, New Benefit Plan or other benefit or compensation plan, policy, program, Contract or arrangement, to the extent such amendment, modification, or termination is permitted by the terms of the applicable plan, policy, program, Contract, or arrangement.

(f)    As soon as practicable, but in no event later than twenty (20) days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that possibly would not be deductible under Section 280G of the Code.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1    Efforts.

(a)    Subject to the terms and conditions of this Agreement, including Section 7.1(i), each of the Company and Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, including (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining (and cooperating with each other to obtain or maintain) all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the Station Divestitures) (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII); provided, however, that, no party shall be required to pay (and, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or its Subsidiaries shall pay or agree to pay) any fee, penalty or other consideration to any third party (other than any filing fees paid or payable to any Governmental Authority) for any approval, consent, registration, permit, authorization or other confirmation required for the consummation of the transactions contemplated by this Agreement; provided, further, that the Parties agree and acknowledge that, except as provided in Section 8.1(b), receipt of any such any approval, consent, registration, permit, authorization or other confirmation is not a condition to Closing.

(b)    To the extent mutually agreed by the Parties, the Company shall and shall cause its Subsidiaries to, assign the options under option agreements with the Company Sharing Companies and their equityholders to one or more of Parent’s Affiliates or other designees of Parent, and take such other actions reasonably agreed by the Parties to cause one or more of the Company Stations licensed to a Company Sharing Company and subject to a Sharing Agreement with the Company or its Subsidiaries to be acquired by one or more of Parent’s Affiliates or other designees, as applicable (each such assignment and/or acquisition, a “Sharing Station Acquisition”). Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Representatives to, cooperate in good faith with each other and their respective Representatives and supply each other and their respective Representatives with information, and enter into such agreements and documents, necessary or appropriate to facilitate each Sharing Station Acquisition. Notwithstanding anything to the contrary contained in this Section 7.1(b), none of the Company nor any of its Subsidiaries shall be obligated to consummate a Sharing Station Acquisition, unless such Sharing Station Acquisition is contingent upon the Closing.

(c)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable (i) appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; provided that the filing by each of Parent and the Company of a Notification and Report Form pursuant to the HSR Act with respect to the Merger shall be made within ten (10) Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company, and (iii) the FCC Applications with respect to the transactions contemplated by this Agreement; provided that the FCC Applications with respect to the Merger shall be made within ten (10) Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company. Each of the Company and Parent shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as practicable. The Company and Parent shall each request early termination of the waiting period with respect to the Merger, the Station Divestitures and any Sharing Station Acquisitions, if applicable, under the HSR Act. Parent shall pay 100% of the filing fees payable under the HSR Act, irrespective of whether the transactions contemplated by this Agreement are consummated.

(d)    Except as prohibited by applicable Law or Order, each of Parent and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act, the Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act, the Communications Act and the FCC Rules and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act, the Communications Act and the FCC Rules; provided that Parent shall be entitled to direct, in consultation with the Company, and approve (such approval not to be unreasonably withheld) the content of, any filings with or presentations or submissions to any Governmental Authority relating to this Agreement or the transactions contemplated hereby and to take the lead in the strategic planning for any meetings with, and the conducting of negotiations with, Governmental Authorities relating to this Agreement or the transactions contemplated hereby.

(e)    The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC License with respect to any Company Station and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement.

(f)    If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, the Company and Parent shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of the Company and Parent to terminate this Agreement pursuant to the terms hereof.

(g)    Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(h)    Subject to Section 7.1(i), Parent shall use reasonable best efforts to take actions to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as practicable, including (i) the use of reasonable best efforts to avoid the entry of, or the commencement of any Proceeding in any forum that could result in, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Parent or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (the actions referred to in this clause (A), collectively, the “Station Divestitures”) and (B) the proffer and agreement by Parent of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) (each an “Approval Action”), including, in the case of clauses (A) and (B), the Station Divestitures and Approval Actions listed on Section 7.1(h) of the Parent Disclosure Letter, and (ii) the use of reasonable best efforts to take, in the event that any permanent or preliminary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement (including the Station Divestitures) in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including the Station Divestitures), any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. In furtherance of the foregoing, Parent shall take the actions described in Section 7.1(h) of the Parent Disclosure Letter in accordance with the terms thereof.

(i)    Notwithstanding anything herein to the contrary, nothing set forth in this Section 7.1 or otherwise in this Agreement shall:

(i)    require, or be construed to require the Company, Parent or any of their respective Subsidiaries to take, or agree to take, any Station Divestiture or Approval Action, unless such Station Divestiture or Approval Action shall be conditioned upon the consummation of the Merger; or

(ii)    require, or be construed to require Parent or any of its Subsidiaries to agree or propose to take or consent to the taking of any Station Divestitures, Approval Actions or any other actions contemplated by this Section 7.1 other than (x) the Station Divestitures and Approval Actions listed on Section 7.1(h) of the Parent Disclosure Letter or resulting from the failure, if any, to obtain a Permitted Waiver and (y) such other Station Divestitures, Approval Actions or any other actions contemplated by this Section 7.1 that would not, individually or in the aggregate, result in a material adverse effect on Parent and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, as they would exist after giving effect to the Merger and to the Station Divestitures and Approval Actions described on Section 7.1(h) of the Parent Disclosure Letter or resulting from the failure, if any, to obtain a Permitted Waiver.

Section 7.2    Preparation of SEC Documents; Stockholders’ Meetings.

(a)    Proxy Statement.

(i)    As promptly as practicable following the date hereof, and in any event within thirty (30) days following the date of this Agreement, the Company shall, with reasonable assistance from Parent, prepare, and the Company shall file with the SEC, a proxy statement of the Company in connection with seeking the Company Stockholder Approval (as amended or supplemented from time to time, the “Proxy Statement”). The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Parent shall furnish all information concerning it as may reasonably be requested by the Company in connection with such actions and the preparation of the Proxy Statement. The Company (A) will cause the Proxy Statement to be mailed to stockholders of the Company as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and (B) shall promptly (and in no event later than the fifth (5th) Business Day following the date of the Agreement) commence a “broker search” in accordance with Rule 14a-13 of the Exchange Act.

(ii)    All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the stockholders of the Company in connection with the Merger shall be subject to the prior review and comment by the other party, which comments the Company or Parent, as applicable, shall consider in good faith, acting reasonably.

(iii)    The Company shall (A) as promptly as practicable notify Parent of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or for additional information with respect thereto and (B) supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(iv)    Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)    If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

(b)    The Company shall establish a record date and duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of seeking the Company Stockholder Approval and shall, subject to Section 7.3, (i) recommend to its stockholders the adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid). The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 7.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.1(d)(ii).

(c)    Except to the extent expressly permitted by Section 7.3(e), (i) the Company Board shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the stockholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its board of directors that stockholders of the Company vote in favor of the adoption of this Agreement.

Section 7.3    No Solicitation by the Company.

(a)    From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Section 7.3, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit and use reasonable best efforts to cause any of its officers, directors, employees or Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or continue in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries or afford access to its business, properties, assets, books or records to any Person (other than Parent, its Affiliates and their respective representatives), in connection with any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, (iii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, a Company Acquisition Proposal or, subject to Section 7.3(e), effect a Company Adverse Recommendation Change, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Company Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (vi) authorize, commit, resolve or agree to do any of the foregoing.

(b)    Notwithstanding the limitations set forth in Section 7.3(a) or anything to the contrary contained in this Agreement, if, prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide written Company Acquisition Proposal, which has not resulted from a material breach of this Section 7.3, that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a Superior Company

Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than one (1) Business Day) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event inform a Person or group that has made or, to the Knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 7.3.

(c)    The Company shall promptly (and in any event within one (1) Business Day) notify Parent in writing after receipt of any Company Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such Company Acquisition Proposal or such inquiry or proposal. Such notice shall indicate the identity of the Person making the proposal, request or offer, the material terms and conditions of any such proposal, request or offer or the nature of the information requested pursuant to such inquiry or request. Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such proposal, request or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such proposal, request or offer.

(d)    The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal. The Company shall use reasonable best efforts to take all actions reasonably necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent, its Affiliates and their respective Representatives), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such Person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)    Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal that was unsolicited after the date of this Agreement and that did not result from a material breach of this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the fee required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Company Proposal) if: (i)(A) a Company Acquisition Proposal is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; and (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f)    Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, including a copy of any proposed definitive agreement; (ii) during the four (4) Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Intervening Event, as applicable; and (iii) at the end of the four (4) Business Day period described in the foregoing clause (ii), the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws. After compliance with the foregoing sentence, the Company shall have no further obligations under the foregoing sentence, and the Company Board shall not be required to comply with such obligations with respect to any other Superior Company Proposal or Intervening Event.

(g)    Nothing contained in this Section 7.3 shall prohibit the Company Board from taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.3(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.3. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Company Adverse Recommendation Change.

Section 7.4    Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release. Thereafter, so long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal or Company Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement or the transactions contemplated hereby or (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.4.

Section 7.5    Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice pursuant to this Section 7.5 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.6    Access to Information.

(a)    From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period the Company shall (and shall cause its Subsidiaries to) furnish to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel (including for the purposes of Parent obtaining an insurance policy relating to the Cubs Tax Dispute if requested in connection therewith) as Parent may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries. The Company shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    With respect to the information disclosed pursuant to Section 7.6(a), Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.7    Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule  16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section  7.8    Stock Exchange De-listing of Company Stock; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Class A Stock from the NYSE and the deregistration of the Class A Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9    Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, (b) afford Parent a reasonable opportunity to review and comment on filings and responses related thereto, which comments the Company shall consider in good faith acting reasonably and (c) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto, and the Company shall not settle or offer to settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided that the Company may restrict the foregoing to the extent that, in its good faith judgment, failure to do so could result in the loss of attorney-client privilege. Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section  7.9.

Section 7.10    Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.

Section 7.11    Company Warrants.

(a)    At the Effective Time, each outstanding Company Warrant shall be assumed by Parent and the Surviving Corporation in accordance with the terms of the Warrant Agreement, and each Company Warrant so assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company Warrant immediately prior to the Effective Time, except that such Company Warrant shall cease to represent a warrant to purchase Class A Stock or Class B Stock and will be converted into a warrant (the “Parent Warrant”) exercisable for the Merger Consideration which the Class A Stock or Class B Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger.

(b)    In furtherance of the foregoing, prior to the Effective Time and in accordance with the Warrant Agreement, (i) the Parties shall use reasonable best efforts to deliver to Computershare Trust Company, N.A. the officer’s certificate and opinion of counsel contemplated by Section 6.3 of the Warrant Agreement and (ii) Parent and the Surviving Corporation shall execute and deliver to the Company an assumption agreement as necessary to comply with Section 6.3 of the Warrant Agreement.

Section 7.12    Financing and Financing Cooperation.

(a)    Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing or any Substitute Debt Financing on the terms and conditions specified in the Commitment Letter (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.2), taking into account the anticipated timing of the Marketing Period, including using its reasonable best efforts to (i)(A) maintain in effect the Commitment Letter and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.2 hereof have been satisfied, enter into and deliver definitive agreements with respect to the Financing reflecting the terms and conditions contained in the Commitment Letter, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Commitment Letter and (ii) satisfy on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s (or its Subsidiaries’) control. In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.2, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Debt Financing Parties”) to fund the Financing at the Effective Time.

(b)    Parent shall, upon the request of the Company, keep the Company informed on a current basis of the status of the Financing and material developments with respect thereto and provide the Company promptly (and in no event later than one (1) Business Day) with copies of any material definitive agreements related to the Financing. Without limiting the foregoing, Parent shall promptly (and in no event later than one (1) Business Day) after obtaining Knowledge thereof, give the Company written notice (i) of any breach or default by Parent, its Affiliates, any Debt Financing Party or any other party to the Commitment Letter or any definitive document related to the Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) of any threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Commitment Letter or the Financing, (iii) of any material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing (other than ordinary course of business negotiations) or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Financing necessary to consummate the Merger. Parent may amend, modify, terminate, assign or agree to any waiver under the Commitment Letter without the prior written approval of the Company; provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Commitment Letter which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) other than any termination or reduction of the commitments in respect of any bridge facility pursuant to the express terms of the Commitment Letter as in effect on the date hereof, (B) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing or (C) otherwise expand, amend, modify or waive any provision of the Commitment Letter or the Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Financing (or satisfaction of the conditions to the Financing) at the Effective Time, (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided, further, that the Commitment Letter may be amended, supplemented or otherwise modified to add additional Financing Sources who are not parties to the Commitment Letter as of the date hereof. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 7.12(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “ Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. Parent shall promptly (and in any event no later than one (1) Business Day) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Commitment Letter. If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event, to (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute debt financing sufficient to enable Parent to consummate the payment of the aggregate Merger Consideration pursuant to the Merger and the other transactions contemplated hereby and thereby (including payment of the other Merger Amounts) in accordance with the terms hereof (the “Substitute Debt Financing”) on terms and conditions that are not less favorable (taken as a whole) to Parent than the terms and conditions (taken as a whole) set forth in the Commitment Letter and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one (1) Business Day), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (redacted in a similar manner as described in Section 4.9 hereof) and related definitive financing documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement.

(c)    Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter.

(d)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Debt Financing or any other financing.

(e)    The Company and its Subsidiaries shall use their reasonable best efforts to, and to cause their Representatives to use reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in arranging the Financing, including using reasonable best efforts in:

(i)    assisting in preparation for and participation in (including causing senior management of appropriate seniority and expertise to participate in), upon reasonable advance notice and at reasonable times, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of Parent and public ratings in respect of any debt issued or incurred as part of the Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

(ii)    assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda, customary offering documents, lender presentations and other customary disclosure and similar marketing documents for any of the Financing, including the execution and delivery of customary authorization and representation letters in connection with the disclosure and marketing materials relating to the Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that (to the extent accurate) the public-side version does not include material non-public information about the Company and its Subsidiaries or their respective securities and (B) customary materials for rating agency presentations for the Financing;

(iii)    delivering to Parent and its potential financing sources as promptly as reasonably practicable the Required Financial Information and other financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) to the extent identified in paragraphs 7, 8 and 10 of Exhibit D to the Debt Commitment Letter in connection with the preparation of customary disclosure and marketing materials, as applicable, and assisting Parent in preparing (A) pro forma balance sheets and related notes as of the most recently completed period for which financial statements are required to have been delivered pursuant to clauses (a) and (b) of the definition of “Required Financial Information” and for any subsequent period reasonably requested by Parent and (B) pro forma income statements and related notes for (x) the most recently completed fiscal year, (y) unless the most recent financial statements required to have been delivered by the Company were pursuant to clause (a) of the definition of “Required Financial Information,” for the most recently completed interim period for which financial statements are required to have been delivered pursuant to clause (b) of the definition of “Required Financial Information” and for any subsequent period reasonably requested by Parent and (z) for the twelve (12) month period ending on the last day of any interim period for which assistance was provided pursuant to clause (B)(y) above and any other pro forma financial information required by Regulation S-X in connection with the Financing; provided that none of the Company, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the Parent and its Subsidiaries or the proposed debt and equity capitalization that is required for such pro forma financial information and delivering to Parent and its potential financing sources the financial statements identified in paragraph 12 of Exhibit D to the Debt Commitment Letter;

(iv)    causing its independent registered public accounting firm (x) to cooperate with Parent in connection with the Financing, including by providing customary “comfort letters” (including “negative assurance” comfort) and (y) to provide customary assistance with the due diligence activities of Parent and its Financing Sources and the preparation of any pro forma financial statements to be included in the documents referred to in clause (iii) above, and customary consents to the use of audit reports in any disclosure and marketing materials relating to the Financing and related government filings;

(v)    arranging for the prepayment or repayment of all Indebtedness of the Company identified by Parent and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), in each case, by providing to Parent at least three (3) Business Days prior to Closing customary pay-off letters (in substantially final form and with executed copies thereof to follow concurrently with the Closing), UCC-3 financing statements, filings with the United States Patent and Trademark and/or Copyright Office, and other similar and related ancillary agreements as are necessary in connection with the Financing (it being understood that no such documentation shall become effective until the Effective Time except for any prepayment and termination notices to the extent required to become effective in advance of the Closing pursuant to the applicable definitive documentation of such Indebtedness);

(vi)    executing and delivering as of, but not effective before, the Effective Time, and subject in each case to the terms of the Commitment Letter, customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, supplemental indentures, guarantees, customary officer’s certificates, instruments, filings, security agreements and other matters ancillary to, or required in connection with, the Financing (including delivering stock certificates for certificated securities with transfer powers executed in blank) of the Company and its domestic Subsidiaries to the extent required on the Closing Date by the terms of the Commitment Letter;

(vii)    at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to the Company and its Subsidiaries to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date; and

(viii)    filing all reports on Form 10-K and Form 10-Q and Form 8-K, in each case, to the extent required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act;

provided that (x) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty of the Company in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party and (y) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters). Notwithstanding anything contained in this Agreement to the contrary, the condition set forth in Section 8.2(b), as applied to the Company’s obligations under this Section 7.12(e), shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s material breach of its obligations under this Section 7.12(e).

(f)    The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). In addition, the Company agrees to use reasonable best efforts to supplement the written information (other than information of a general economic or industry specific nature) concerning the Company and its Subsidiaries provided pursuant to this Section 7.12 to the extent that any such information, to the Knowledge of the Company, contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect as promptly as reasonably practicable after gaining Knowledge thereof.

(g)    Between the date of this Agreement and the Effective Time, as soon as promptly as practicable after receipt of any written request by Parent to do so, the Company shall use reasonable best efforts to:

(i)    commence a consent solicitation to amend, eliminate or waive certain sections of the Company Indenture as specified by Parent (a “Consent Solicitation”), with respect to all of the outstanding Company Notes on such terms and conditions, including with respect to consent fees (such fees to be paid by Parent), that are proposed by Parent; provided that Parent shall be responsible for the preparation of the Consent Solicitation Documents and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”). The Company shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Consent Solicitation including appointing a solicitation agent selected by Parent (with any compensation for such agent to be paid by Parent). Promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Company Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Company Indenture contemplated in the Consent Solicitation Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)    commence an offer to purchase, including any “Change of Control Offer” and/or any tender offer as specified by Parent, with respect to all of the outstanding Company Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent and reasonably acceptable to the Company (“Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall be responsible for preparation of the Debt Tender Offer Documents and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and the material terms and conditions of the Debt Tender Offer. The terms and conditions specified by Parent for the Debt Tender Offer shall be in compliance with the Company Indenture, the Company Credit Agreement or any applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that the proposed amendments set forth in any

Debt Tender Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including appointing a dealer manager selected by Parent (with any compensation to such dealer manager to be paid by Parent). The Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law;

(iii)    deliver a notice to each holder of the Company Notes, in accordance with Section 3.9(b) of the Company Indenture, with respect to a Change of Control Offer (as defined in the Company Indenture) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Company Indenture), to be mutually agreed by Parent and the Company, of all of the Company Notes then outstanding and otherwise comply with the Company Indenture with respect to such Change of Control Offer; and

(iv)    (i) deliver a notice of redemption pursuant to Section 5.3 of the Company Indenture in accordance with the terms of the Company Indenture (including Section 6 of the First Supplement thereto), which may be conditioned upon the occurrence of the Effective Time; (ii) cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the Company Notes Payoff Amount) under the Company Indenture to effect the (A) satisfaction and discharge of the Company Indenture pursuant to Article VIII thereof and (B) release of all obligations in respect of the Company Notes subject to the payment of the Company Notes Payoff Amount; and (iii) deliver to Parent a schedule setting forth the Company Notes Payoff Amount.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the mutual consent of Parent and the Company):

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)    Regulatory Approval. (i) Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.

(c)    Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

Section 8.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent):

(a)    Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.5(a) and (b) shall be true and correct in all respects at and as of the Closing as if made at and as of the

Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) other than in each case for de minimis inaccuracies, (ii) contained in Section 3.10(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.1(a), Section 3.2, Section 3.5(c), Section 3.23 and Section 3.25 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (iv) except for the representation and warranties described in the foregoing clauses (i) through (iii), contained in Article III shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, condition, state of fact, development, occurrence or event that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(d)    Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3    Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company):

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 4.1 and Section 4.2 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (ii) except for the representation and warranties described in the foregoing clause (i), contained in Article IV shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c)    Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Effective Time shall not have occurred on or before November 30, 2019 (the “Initial End Date”); provided that (A) if on the Initial End Date any of the conditions set forth in Section 8.1(b) or Section 8.1(c) (but for the purposes of Section 8.1(c), only for any Order related to the approvals described in Section 8.1(b)) shall not have been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial End Date shall be automatically extended to February 29, 2020 (the “Second End Date”) and (B) in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (or further extended) by Parent on one occasion in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to the End Date until four (4) Business Days after the last-scheduled expiration date of the Marketing Period. As used in this Agreement, the term “End Date ” shall mean the Initial End Date, unless extended pursuant to the foregoing sentence, in which case, the term “End Date” shall mean the Second End Date, in each case, as may be extended pursuant to the proviso in the previous sentence. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii)    if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to a Party if such Order was primarily attributable to such Party’s breach of this Agreement; or

(iii)    if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained.

(c)    by Parent:

(i)    if a Triggering Company Event shall have occurred; or

(ii)    if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the thirty (30) day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i).

(d)    by the Company:

(i)    if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the thirty (30) day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such thirty (30) day period, shall not have been cured by the earlier of the end of such thirty (30) day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii); or

(ii)    if at any time prior to the receipt of the Company Stockholder Approval (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Superior Company Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.3, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Superior Company Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 9.3(a)(i).

Section 9.2    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 9.3(c) and Section 10.12, nothing in this Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 9.3    Termination Fees; Expenses.

(a)    Company Termination Fee.

(i)    In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $135 million (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(ii)    In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect of a Willful Breach by the Company of a covenant or agreement contained in this Agreement, and in each case at any time after the date of this Agreement prior to such termination (A) a Company Acquisition Proposal has been made to the Company and publicly announced or otherwise disclosed and has not been withdrawn prior to the termination of this Agreement (or (I) prior to the Company Stockholders’ Meeting in the case of a termination pursuant to Section 9.1(b)(iii) or (II) prior to the applicable breach giving rise to the termination right in the case of a termination pursuant to Section 9.1(c)(ii)) and (B) within twelve (12) months after such termination, the Company (x) enters into an agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (y) consummates a Company Acquisition Proposal, then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee, less the amount of any Parent Expenses previously paid by the Company, concurrently with the consummation of such transaction arising from such Company Acquisition Proposal (and in any event, within two (2) Business Days following such consummation); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(a)(ii), references to “15%” and “85%” shall be replaced by “50%”.

(b)    If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the documented out of pocket costs and expenses, including any commitment fees under the Commitment Letter and the fees and expenses of counsel, accountants, investment bankers, Financing Sources, experts and consultants, incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $15,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).

(c)    The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee and Parent Expenses are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 9.3, then the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent (5%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee be payable more than once.

(d)    Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12, in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

Miscellaneous

Section 10.1    No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable. Notwithstanding anything set forth above, this Section 10.2, Section 10.3, Section 10.8, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section, and any related definitions insofar as they affect such Sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any Financing Source party to the Commitment Letter without the prior written consent of such Financing Source.

Section 10.3    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3. Notwithstanding anything set forth above, Section 10.2, this Section 10.3, Section 10.8, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any such Section) shall not be waived in a manner that is adverse to the interests of any Financing Source party to the Commitment Letter without the prior written consent of such Financing Source.

Section 10.4    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, including, for the avoidance of doubt, in connection with the filing by the Parties of the FCC Applications.

Section 10.5    Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement. The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission), by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub, to:

Nexstar Media Group, Inc.

545 E. John Carpenter Freeway

Suite 700

Irving, Texas 75062

Attention:	Perry A. Sook and Elizabeth Ryder
Facsimile:	(972) 373-8888
E-mail:	psook@nexstar.tv and eryder@nexstar.tv

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Armand Della Monica
Sarkis Jebejian
Ravi Agarwal
Facsimile:	(212) 446-4900
Email:	armand.dellamonica@kirkland.com
sarkis.jebejian@kirkland.com
ravi.agarwal@kirkland.com

if to the Company, to:

Tribune Media Company

685 Third Avenue, 31st Floor

New York, NY 10017

Attention:	Edward Lazarus, General Counsel
Facsimile:	(646) 563-8275
Email:	elazarus@tribunemedia.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Paul S. Bird
Jonathan E. Levitsky
Facsimile:	(212) 909-6836
Email:	psbird@debevoise.com
jelevitsky@debevoise.com

Section 10.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to and do not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives. Notwithstanding anything to the contrary set forth above, the Financing Sources shall be a third-party beneficiary of Section 10.2, Section 10.3, this Section 10.8, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14.

Section 10.9    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11    Governing Law.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Financing, the Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.12    Enforcement; Exclusive Jurisdiction.

(a)    The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b)    In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c)    Notwithstanding anything herein to the contrary, each of the Parties acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Financing Source arising out of, or relating to, the transactions contemplated by this Agreement (including the Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.

Section 10.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

Section 10.14    No Recourse. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Subject to the rights of Parent under the Commitment Letter under the terms thereof, and notwithstanding anything to the contrary herein, Parent agrees on behalf of itself and its Affiliates that the Financing Sources shall not have any liability or obligation to Parent or any of its Affiliates (whether under contract or tort, in equity or otherwise) relating to this Agreement or any of the transactions contemplated herein (including the Financing).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRIBUNE MEDIA COMPANY

By:	/s/ Peter M. Kern
Name: Peter M. Kern Title: Chief Executive Officer

[Signature Page to Merger Agreement]

NEXSTAR MEDIA GROUP, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter Title: Executive Vice President & Chief Financial Officer

TITAN MERGER SUB, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter Title: Executive Vice President & Chief Financial Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

TRIBUNE MEDIA COMPANY

FIRST: The name of the Corporation is Tribune Media Company (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is [●] shares of Common Stock, par value $[●] per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)    The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors of the Corporation (the “Board of Directors”) and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b)    The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)    All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d)    The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e)    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended or any other law of the State of Delaware is adopted or amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, or such other law of the State of Delaware. Any repeal or modification of the foregoing provisions of this Section 5(e) by the stockholders of the Corporation or adoption of any provision of this Certificate of Incorporation inconsistent with this Section 5(e) shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal, modification or adoption of any inconsistent provision.

SIXTH: Subject Section 5(e) and Section 7, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

SEVENTH:

(a)    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, trustee, manager, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 7(c), the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by or on behalf of such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors. The Corporation hereby agrees: (i) that it is the indemnitor of first resort (i.e., in the event any Indemnified Person has the right to receive indemnification from one or more sponsors, affiliates or third parties, the Corporation’s obligations to such Indemnified Person are primary); (ii) that it shall be required to pay the full amount of expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with any Proceeding in advance of its final disposition as required by the terms of this Certificate of Incorporation, without regard to (A) any rights such Indemnified Person may have, or the exercise of any such rights by such Indemnified Person, against any other sponsors, affiliates or third parties or (B) any advance or payment made by such sponsors, affiliates or third parties on behalf of such Indemnified Person with respect to any claim for which such Indemnified Person is entitled to indemnification from the Corporation; and (iii) that it irrevocably waives, relinquishes and releases such sponsors or affiliates from any and all claims against such sponsors or affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(b)    The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in connection with any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 7 or otherwise.

(c)    If a claim for indemnification or advancement of expenses under this Section 7 is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation (and any undertaking required under Section 7(b)), the Indemnified Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action, the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)    The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, against all liability and loss suffered and expenses

(including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person described therein in connection with a Proceeding initiated by or on behalf of such person if the Proceeding was not authorized in advance by the Board of Directors.

(e)    The Corporation may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

(f)    The rights conferred on any person by this Section 7 shall not be exclusive of any other rights which such person may have under the certificate of incorporation of the Corporation prior to the effectiveness of this Certificate of Incorporation or have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(g)    Except as provided in Section 7(a), the Corporation’s obligation under the provisions of this Section 7, if any, to indemnify any person who was or is serving at its request as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, shall be reduced by any amount such person collects as indemnification from such other corporation or such partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type; provided that no Indemnified Person shall have the obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnified Person prior to the Corporation’s satisfaction of its obligations under the provisions of this Section 7.

(h)    The Board of Directors may, to the full extent permitted by law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Corporation’s expense, insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and agents under the provisions of this Section 7; and (ii) to indemnify or insure directors, officers, employees and agents against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Section 7.

(i)    Any repeal or modification of the foregoing provisions of this Section 8, or adoption of any provision of this Certificate of Incorporation inconsistent with this Section 7, shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal, modification or adoption of any inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

Annex B

1999 AVENUE OF THE STARS 19th FLOOR LOS ANGELES, CA 90067 T 310.443.2300 F 310.443.8700

November 30, 2018

Board of Directors

Tribune Media Company

435 North Michigan Avenue

Chicago, Illinois 60611

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.001 per share (the “Class B Common Stock”, and, together with the Class A Common Stock, “Company Common Stock”), of Tribune Media Company (the “Company”), other than the Acquiror (as defined below), Acquisition Sub (as defined below), the Company, holders of shares of Company Common Stock who have demanded appraisal for such shares, and the respective affiliates of any of the foregoing (collectively, “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Acquisition Sub and Nexstar Media Group, Inc. (the “Acquiror”). As more fully described in the Agreement, Titan Merger Sub, Inc., a subsidiary of the Acquiror (“Acquisition Sub”), will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive $46.50 in cash (the “Consideration”) and, if the closing of the Transaction shall not have occurred by August 31, 2019, the Additional Per Share Consideration (as defined in the Agreement) as to which we express no opinion.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts; (ii) reviewed certain non-public information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (including (a) the Company’s preliminary financial forecast for the year ending December 31, 2019 (the “Company One-Year Preliminary Financial Forecast”) and (b) an estimated financial forecast for the years ending December 31, 2020 through December 31, 2022 based on a Wall Street equity research report regarding the Company as adjusted by the Company’s senior management (together with the Company One-Year Preliminary Financial Forecast, the “Company Street-Derived Financial Forecast”)); (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) considered the results by or on behalf of the Company, including by us at the Company’s direction, of solicitations of indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed a draft, dated November 30, 2018, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification (and have not undertaken any independent verification) of any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including with respect to any litigation. We have been advised by the Company’s senior management, and we have assumed, that the Company Street-Derived Financial Forecast represents a reasonable basis upon which to evaluate the financial prospects of the Company, is consistent with the best currently available estimates for the Company’s long-range financial performance and falls within the range of the Company’s senior management’s view as to the expected future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, including with respect to any litigation, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters, including with respect to any litigation. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). We have assumed, with your consent, that the Class A Common Stock and the Class B Common Stock are identical, and, our opinion, therefore, does not take into account any differences between such classes of stock as set forth in the Company’s organizational documents or otherwise. We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any respect material to our analysis from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror and their respective affiliates. We have provided investment banking and other services to the Company and the Acquiror unrelated to the Transaction and currently and in the future may provide such services to the Acquiror and its affiliates and have received and may receive compensation for such services. In the past two years prior to the date hereof, we, among other things, (i) have acted as financial advisor to the Company in connection with its review of strategic alternatives, including the Agreement and Plan of Merger, dated as of May 8, 2017, between the Company and Sinclair Broadcast Group, Inc., which was terminated in August 2018, (ii) have acted as financial advisor to the Company in connection with the sale of its digital and data business operations, which was completed in January 2017 and (iii) have acted as financial advisor to the Acquiror unrelated to the Transaction in July 2018, but for which we received no fees and no transaction occurred.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

Annex C

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

November 30, 2018

The Board of Directors

Tribune Media Company

685 Third Avenue, 31st Floor

New York, NY 10017

Members of the Board:

We understand that Tribune Media Company (“Tribune”), Nexstar Media Group, Inc. (“Nexstar”) and Titan Merger Sub, Inc., a wholly owned subsidiary of Nexstar (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of November 30, 2018 (the “Agreement”), pursuant to which Merger Sub will be merged with and into Tribune, with Tribune surviving the merger as the surviving corporation (the “Merger”). In connection with the Merger, each share of Class A common stock, par value $0.001 per share, of Tribune (“Tribune Class A Stock”) and each share of Class B common stock, par value $0.001 per share, of Tribune (together with the Tribune Class A Stock, the “Tribune Stock”) (other than shares of Tribune Stock owned, directly or indirectly, by Nexstar, any direct or indirect wholly owned subsidiary of Nexstar, Tribune or any wholly owned subsidiary of Tribune) will be converted into the right to receive $46.50 per share in cash, without interest and less any required withholding taxes (such amount, the “Merger Consideration”), and, if the closing of the Merger shall not have occurred by August 31, 2019, the Additional Per Share Consideration (as defined in the Agreement and as to which we express no opinion). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Tribune Stock (excluding Nexstar and its affiliates).

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of November 30, 2018;

•	Reviewed certain publicly available business and financial information regarding Tribune;

•

Reviewed certain non-public business and financial information regarding Tribune’s businesses and prospects (including (i) Tribune’s preliminary financial forecast for the year ending December 31, 2019 (the “Tribune One-Year Preliminary Financial Forecast”) and (ii) an estimated financial forecast for the years ending December 31, 2020 through December 31, 2022 based on a Wall Street equity research report regarding Tribune as adjusted by Tribune’s senior management (together with the Tribune One-Year Preliminary Financial Forecast, the “Tribune Street-Derived Financial Forecast”)), all as approved for our use by Tribune’s senior management;

•

Discussed with Tribune’s senior management their strategic and financial rationale for the Merger as well as their views of Tribune’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the broadcast television and cable networks sectors;

•	Reviewed the historical prices, trading multiples and trading activity of the Tribune Class A Stock;

•

Compared the financial performance of Tribune and the trading multiples and trading activity of the Tribune Class A Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Tribune;

The Board of Directors

Tribune Media Company

November 30, 2018

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed discounted cash flow analyses based on the Tribune Street-Derived Financial Forecast; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information) provided by or discussed with Tribune or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Tribune’s senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information) incomplete, inaccurate or misleading.

•

As Tribune’s Board of Directors is aware, aside from the Tribune One-Year Preliminary Financial Forecast, Tribune has not formalized and, accordingly, has not furnished us with any internally generated stand-alone financial forecasts/projections regarding Tribune for use in connection with our analyses and opinion. Accordingly, at the direction of Tribune’s Board of Directors and senior management, we have based our forward-looking analyses regarding Tribune on the Tribune Street-Derived Financial Forecast. We express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the selection of the specific Wall Street equity research analyst report from which the Tribune Street-Derived Financial Forecast was derived. We have been advised by Tribune’s senior management, and we have assumed, that the Tribune Street-Derived Financial Forecast represents a reasonable basis upon which to evaluate the financial prospects of Tribune, is consistent with the best currently available estimates for Tribune’s long-range financial performance and falls within the range of Tribune’s senior management’s view as to the expected future performance of Tribune.

•

With respect to any other estimates and any other forward-looking information provided by or discussed with Tribune, we have been advised by Tribune’s senior management, and we have assumed, that such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Tribune’s senior management as to the expected future performance of Tribune.

•

In addition, with respect to (i) the Tribune Street-Derived Financial Forecast, any other estimates and any other forward-looking information, we have assumed that the Tribune Street-Derived Financial Forecast, such other estimates and such other forward-looking information have been reviewed by

The Board of Directors

Tribune Media Company

November 30, 2018

Tribune’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with our analyses and opinion and (ii) any financial forecasts/projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

As Tribune’s Board of Directors is aware, we previously rendered an opinion, dated as of May 7, 2017, as to the fairness, from a financial point of view, of the merger consideration contemplated by that certain Agreement and Plan of Merger dated as of May 8, 2017 between Tribune and Sinclair Broadcast Group, Inc. (“Sinclair”), which agreement was subsequently terminated by Tribune in August 2018. That opinion was based on, among other things, various financial analyses that were predicated on certain then-current internally generated stand-alone financial projections for Tribune for the years ending December 31, 2017 through December 31, 2021. In connection with rendering our opinion herein, we have been advised by Tribune’s Board of Directors and senior management to rely on the Tribune Street-Derived Financial Forecast for purposes of our analyses and this opinion.

During the course of our engagement, we were asked by Tribune’s Board of Directors to solicit indications of interest from various potential strategic and private equity acquirors regarding a potential transaction with Tribune, and we have considered the results of both our recent solicitation and our previous solicitation in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Tribune or any other entity or the solvency or fair value of Tribune or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Tribune and its other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Tribune or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Tribune, Nexstar and Merger Sub will comply with all terms of the Agreement and (iii) the representations and warranties of Tribune, Nexstar and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Tribune or the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Tribune Stock or other securities or financial instruments of or relating to Tribune may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Tribune in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon delivery of our opinion and will be credited against the fee payable upon

The Board of Directors

Tribune Media Company

November 30, 2018

consummation of the Merger. In addition, Tribune has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As Tribune is aware, during the past two years Guggenheim Securities, LLC (“Guggenheim Securities”) (i) has previously been engaged and currently is engaged by Tribune to provide financial advisory services in connection with Tribune’s review of strategic and financial alternatives and various potential transactions related thereto (including the Merger) and (ii) served as Tribune’s financial advisor in connection with its aborted merger with Sinclair and its sale of various companies collectively known as the Gracenote Companies to Nielsen Holding and Finance B.V. (which transaction closed in January 2017). In each of the foregoing cases we received agreed fees. During the past two years, Guggenheim Securities has not been engaged by, provided any investment banking or financial advisory services to or received any investment banking or financial advisory fees from Nexstar. Guggenheim Securities may seek to provide Tribune, Nexstar and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services we would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Tribune, Nexstar, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities and its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Tribune, Nexstar, other participants in the Merger and their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities and its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Tribune, Nexstar, other participants in the Merger and their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Tribune, Nexstar, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Tribune’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Tribune Stock in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Tribune’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Tribune Stock as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address (i) Tribune’s underlying business or financial decision to

The Board of Directors

Tribune Media Company

November 30, 2018

pursue the Merger, (ii) the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Tribune, (iii) the financing of the Merger by Nexstar, (iv) Tribune’s lawsuit against Sinclair in connection with their aborted merger or Sinclair’s counterclaims against Tribune with respect thereto or (v) the effects of any other transaction in which Tribune might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the holders of Tribune Stock (excluding Nexstar and its affiliates) to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger, (ii) any term, aspect or implication of Nexstar’s debt commitment letter or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Tribune. Our opinion (i) does not address the individual circumstances of specific holders of Tribune’s securities (including stock options and warrants) with respect to rights or aspects which may distinguish such holders or Tribune’s securities (including stock options and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants) or (iii) does not in any way address proportionate allocation or relative fairness. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Tribune’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Tribune Stock (excluding Nexstar and its affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1,000,000, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TRIBUNE MEDIA COMPANY 515 NORTH STATE STREET CHICAGO, IL 60654 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E54288-S79692	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLASS A SHAREHOLDERS TRIBUNE MEDIA COMPANY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.				For	Against	Abstain

    1.  Adoption of the Merger Agreement: To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of November 30, 2018 (as amended from time to time, the “Merger Agreement”), by and among Tribune Media Company (“Tribune”), Nexstar Media Group, Inc. and Titan Merger Sub, Inc.

				☐	☐	☐

    2.  Advisory Vote Regarding Merger Related Named Executive Officer Compensation: To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Tribune’s named executive officers in connection with the consummation of the merger contemplated by the Merger Agreement.

				☐	☐	☐

    3.  Approval of Special Meeting: To consider and vote on a proposal to adjourn the Tribune special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the Merger Agreement.

				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E54289-S79692

CLASS A PROXY

TRIBUNE MEDIA COMPANY

Special Meeting of Shareholders

March 12, 2019 8:30 a.m.

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jessica Kirsch, as proxy, with the power to appoint her substitute, and hereby authorize(s) her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of TRIBUNE MEDIA COMPANY that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at the Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017 on Tuesday, March 12, 2019 at 8:30 a.m. local time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

TRIBUNE MEDIA COMPANY 515 NORTH STATE STREET CHICAGO, IL 60654 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E54290-S79692	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLASS B SHAREHOLDERS TRIBUNE MEDIA COMPANY

The Board of Directors recommends you vote FOR proposal 1.				For	Against	Abstain

    1.  Adoption of the Merger Agreement: To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of November 30, 2018 (as amended from time to time, the “Merger Agreement”), by and among Tribune Media Company (“Tribune”), Nexstar Media Group, Inc. and Titan Merger Sub, Inc.

				☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E54291-S79692

CLASS B PROXY

TRIBUNE MEDIA COMPANY

Special Meeting of Shareholders

March 12, 2019 8:30 a.m.

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jessica Kirsch, as proxy, with the power to appoint her substitute, and hereby authorize(s) her to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of TRIBUNE MEDIA COMPANY that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at the Westin New York Grand Central Hotel, located at 212 East 42nd Street, New York, NY 10017 on Tuesday, March 12, 2019 at 8:30 a.m. local time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side